EXHIBIT 99.3

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------x
In re:                            :    Chapter 11
                                  :
CITYSCAPE FINANCIAL CORP.,        :    Case Nos. 98-B-22569 (ASH)
and CITYSCAPE CORP.,              :    and 98-B-22570 (ASH)
                                  :    Jointly Administered
                  Debtors.        :
----------------------------------x




                DEBTORS' FIRST AMENDED JOINT DISCLOSURE STATEMENT
                            PURSUANT TO SECTION 1125
                             OF THE BANKRUPTCY CODE




Dated:  April 27, 1999


                                LATHAM & WATKINS

                                       885 Third Avenue
                                       New York, New York  10022
                                       (212) 906-1200
                                       Robert J. Rosenberg (RJR 9585)
                                       A. Brent Truitt (ABT 3799)
                                       Rachael Fink (RF 3321)

                                       Attorneys for Cityscape Financial Corp.
                                       and Cityscape Corp.
                                       Debtors and Debtors-in-Possession

IMPORTANT: THIS DISCLOSURE STATEMENT CONTAINS INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE DEBTORS' PROPOSED FIRST AMENDED JOINT PLAN OF REORGANIZATION. PLEASE READ THIS DOCUMENT WITH CARE.

                                TABLE OF CONTENTS

                                                                           PAGE

I. INTRODUCTION..............................................................1

II. PLAN SUMMARY AND KEY CONSIDERATIONS......................................2
        A. Plan Summary......................................................3
        B. Recommendation....................................................7
        C. Certain Risk Factors..............................................7
        D. Voting Instructions...............................................8

III. GENERAL INFORMATION....................................................11
        A. The Debtors......................................................11
        B. Events Leading to the Chapter 11 Filing..........................11
        C. Prepetition Legal Proceedings....................................14
        D. Significant Events During the Chapter 11 Cases...................17

IV. THE PLAN OF REORGANIZATION..............................................23
        A. Overview of the Plan.............................................23
        B. Treatment of Claims and Interests Under the Plan.................27
        C. Waiver of Conditions to Confirmation and Effective Date..........38
        D. The Reorganized Company..........................................39
        E. Issuance of New Common Stock.....................................41
        F. Distributions Under the Plan.....................................42
        G. General Information Concerning the Plan..........................48

V. CONFIRMATION AND CONSUMMATION PROCEDURES.................................55
        A. Solicitation of Acceptances......................................55
        B. Confirmation Hearing.............................................56
        C. Confirmation.....................................................57
        D. Consummation.....................................................61
        E. Conditions to Effective Date.....................................61

VI. CERTAIN RISK FACTORS....................................................61
        A. Risks Relating to the Projections................................61
        B. Assumptions Regarding Value of Cityscape's and CSC's Assets......62
        C. Business and Competition.........................................62
        D. Nature of Mortgages..............................................62
        E. Environmental Risks..............................................63
        F. Certain Other Legal Considerations Regarding Loans...............64
        G. Sale of CSC-UK...................................................64
        H. Certain Federal Income Tax Considerations; Reduction and
              Limitation of Corporate Tax Benefits..........................64
        I. Certain Risks of Non-Confirmation................................65
        J. Government Regulations...........................................65
        K. Restrictions on Resale of New Common Stock of the Reorganized
              Company.......................................................66
        L. Lack of Trading Market; Volatility...............................66
        M. Possible Dilution of New Common Stock............................66
        N. Assumption Regarding Business of the Reorganized Company.........66

VII. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..............................67

VIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.............73

        A. Alternative Chapter 11 Plans.....................................73
        B. Liquidation Under Chapter 7......................................73

IX. CONCLUSION AND RECOMMENDATION...........................................74


                                    EXHIBITS

                                                                          PAGE

Exhibit A   First Amended Joint Plan of Reorganization of Cityscape
               Financial Corp. and Cityscape Corp. Under Chapter 11
               of the Bankruptcy Code......................................A-1

Exhibit B   Examiner Report Pursuant to Order of October 20, 1998..........B-1

Exhibit C   Unaudited Proforma Consolidated Balance Sheet and Projected
               Financial Information.......................................C-1

Exhibit D   Liquidation Analysis...........................................D-1

                                       I.
                                  INTRODUCTION

      On October 6, 1998, Cityscape Financial Corp. ("Cityscape") and Cityscape Corp. ("CSC" together with Cityscape, the "Debtors") filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Debtors hereby submit this First Amended Joint Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code (the "Disclosure Statement") in connection with their solicitation of acceptances of their First Amended Joint Plan of Reorganization (the "Plan"), a copy of which is annexed hereto as Exhibit A. The purpose of this Disclosure Statement, in accordance with the requirements of Section 1125 of the Bankruptcy Code, is to provide "adequate information" concerning the Plan, of a kind and in sufficient detail to enable a hypothetical, reasonable investor, typical of holders of the classes of claims or interests being solicited, to make an informed judgment whether to accept or reject the Plan. This Disclosure Statement should be read in conjunction with the Plan and the other exhibits to this Disclosure Statement and to the Plan.

      The Plan is being distributed, with Ballots, to holders of Claims in Classes 4, 4a, 5, 5a, 6 and 6a, the Classes of Claims that are Impaired and entitled to vote under the Plan, in order to solicit their acceptance of the Plan. Holders of Claims in Classes 1, 2a ET SEQ. and 3 are deemed to have accepted the Plan because their respective Claims are not Impaired, and such Holders are therefore not entitled to vote on the Plan. Accordingly, the votes of Holders of Claims in such Classes are not being solicited. For a description of the Classes of Claims and Interests and their treatment under the Plan, SEE
Section IV, "THE PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan."

      The Debtors are seeking the acceptance of the Plan by Holders of Claims in Classes 4, 4a, 5, 5a, 6 and 6a. The Debtors have prepared this Disclosure Statement in connection with their solicitation of acceptances of the Plan. The Bankruptcy Court has entered an order dated April 27, 1999 approving this Disclosure Statement as containing information of a kind and in sufficient detail to enable a hypothetical, reasonable investor, typical of each of the holders of Classes of Claims being solicited, to make an informed judgment whether to accept the Plan. Such approval by the Bankruptcy Court does not constitute a recommendation of the Plan by the Bankruptcy Court.

      Section 1129(a) of the Bankruptcy Code allows the Bankruptcy Court to confirm a plan if certain conditions have been met and if each class of claims and interests that is impaired under the plan has voted to accept the plan. Under Section 1126(c) of the Bankruptcy Code, a class of claims has accepted a plan if such plan has been accepted by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the allowed claims of such class held by creditors that have voted to accept or reject such plan, excluding holders whose acceptances or rejections were found not to be in good faith. Under Section 1126(d) of the Bankruptcy Code, a class of equity interests has accepted a plan if such plan has been accepted by holders of such interests that hold at least two-thirds in amount of the allowed interests of such class held by holders of such interests that have voted to accept or reject such plan, excluding holders whose acceptances or rejections were found not to be in good faith.

      Under the Bankruptcy Code, only those Claims, the holders of which vote to accept or reject the Plan, will be counted for purposes of determining acceptance or rejection by any Impaired Class of Claims. Therefore, the Plan could be approved by any Impaired Class of Claims with the affirmative vote of significantly less than two-thirds in total dollar amount and one-half in total number of such Claims. However, even if the Holders of all Claims in Classes Impaired and entitled to vote under the Plan accept or are deemed to have accepted the Plan, the Plan is subject to certain requirements under the Bankruptcy Code and might not be confirmed by the Bankruptcy Court. Any voting class that fails to accept the Plan will be deemed to have rejected the Plan.

      Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan notwithstanding the non-acceptance of such plan by one or more of the classes of claims or interests impaired thereunder if (i) at least one impaired class of claims accepts the plan (such acceptance to be determined without giving effect to any acceptances of "insiders," as such term is defined in Section 101 of the Bankruptcy Code) and (ii) the Bankruptcy Court finds that, with respect to the non-accepting class or classes, the plan does not discriminate unfairly and is fair and equitable. The Debtors reserve the right to seek confirmation of the Plan under Section 1129(b) of the Bankruptcy Code if any class of Claims entitled to vote on the Plan votes to reject the Plan.

      The Debtors are soliciting votes for the acceptance of the Plan from the Holders of Claims in Classes 4, 4a, 5, 5a, 6 and 6a. The Debtors believe that the Plan provides the best possible result for all Holders of Claims. The Debtors believe further that, under the Plan, Holders of Claims will receive a greater recovery than such Holders would receive if the Debtors' chapter 11 cases were converted to cases under chapter 7 of the Bankruptcy Code or if the Debtors' assets were sold incident to a chapter 11 plan.

      All capitalized terms contained in this Disclosure Statement shall, unless otherwise defined herein, have the meanings ascribed to such capitalized terms in the Plan.

                              IMPORTANT INFORMATION

      TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED BY 5:00 P.M. NEW YORK CITY TIME, ON JUNE 1 1999. BALLOTS SHOULD BE MAILED OR DELIVERED TO: CITYSCAPE FINANCIAL CORP. AND CITYSCAPE CORP., C/O BONDHOLDER COMMUNICATIONS GROUP, 30 BROAD STREET, 46TH FLOOR, NEW YORK, NEW YORK 10004, ATTN.: JOHN FARR.

      THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RESULT FOR ALL HOLDERS OF CLAIMS AND INTERESTS.

      THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OF OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

      THIS DISCLOSURE STATEMENT IS PROVIDED FOR USE SOLELY BY HOLDERS OF CLAIMS AND INTERESTS, AND THEIR ADVISORS, IN CONNECTION WITH THEIR DETERMINATION TO ACCEPT OR REJECT THE PLAN.

      NONE OF THE NEW COMMON STOCK TO BE ISSUED ON THE EFFECTIVE DATE HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      HOLDERS OF CLAIMS AND INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD, THEREFORE, CONSULT WITH HIS, HER OR ITS OWN LEGAL, BUSINESS, FINANCIAL AND/OR TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

THE SUMMARY OF THE PLAN CONTAINED HEREIN DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE PROVISIONS OF THE PLAN, WHICH IS ATTACHED HERETO AS EXHIBIT A.

                                      II.
                      PLAN SUMMARY AND KEY CONSIDERATIONS.

      The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Disclosure Statement, to the Plan and to the exhibits to this Disclosure Statement and to the Plan. This summary does not purport to be complete and should not be relied upon for voting purposes. A more complete description of the Plan is provided in Section IV, "THE PLAN OF REORGANIZATION."

      All Holders of Claims whose votes are being solicited are hereby advised and encouraged to read this Disclosure Statement, the Plan and the exhibits to this Disclosure Statement and to the Plan in their entirety before voting to accept or reject the Plan.

A.    PLAN SUMMARY

      As described more fully below, the Plan provides for substantive consolidation of the assets of Cityscape and CSC and for distributions to creditors as summarized below. Estimated recoveries are based upon (i) principal of and accrued and unpaid interest on Old Senior Notes and Old Subordinated Debentures as of the Petition Date, and (ii) an estimated, aggregate amount of Allowed Claims in Classes 5 and 5a of $10,000,000.

                                                                                                   ESTIMATED
CLASS             DESCRIPTION                                                   TREATMENT          RECOVERY
-----  ------------------------------------    --------------------------------------------------  ----------
 N/A   Administrative Claims (Unclassified)    Each Holder will be paid Cash equal to the full        100%
                                               amount of its Claim on, or as soon as practicable
                                               after, the later of the Effective Date and the day
                                               on which such Claim becomes an Allowed Claim,
                                               unless (i) the Holder and the Debtors or the
                                               Reorganized Company agree to other treatment, or
                                               (ii) an order of the Bankruptcy Court provides for
                                               other terms.
-----  ------------------------------------    --------------------------------------------------  ----------
 N/A   Priority Tax Claims (Unclassified)      Each Holder will receive, at the sole option of        100%
                                               the Reorganized Company (i) Cash equal to the
                                               unpaid portion of such Holder's Claim, or (ii)
                                               equal quarterly cash payments in an aggregate
                                               amount equal to such Claim, together with interest
                                               at a fixed annual rate to be determined by the
                                               Bankruptcy Court or otherwise agreed to by the
                                               Holder and the Reorganized Company over a period
                                               through the sixth anniversary of the date of
                                               assessment of such Claim, or upon other terms
                                               approved by the Bankruptcy Court.
-----  ------------------------------------    --------------------------------------------------  ----------
  1    Bank Claims                             UNIMPAIRED. To the extent there are any Allowed        100%
                                               Bank Claims as of the Effective Date, each Holder
                                               of an Allowed Bank Claim will be paid in full in
                                               Cash on the Effective Date. Class 1 is Unimpaired
                                               and, accordingly, is not entitled to vote on the
                                               Plan.
-----  ------------------------------------    --------------------------------------------------  ----------
2a ET  Other Secured Claims (other than        UNIMPAIRED. Either (i) the Claim will be left          100%
 SEQ.  Secured Claims in Class 1)              unaltered, (ii) any default with respect thereto
                                               (other than a default of a kind specified in
                                               Section 365(b)(2) of the Bankruptcy Code) will be
                                               cured, the maturity thereof will be reinstated and
                                               the Holder thereof will be compensated for any
                                               damages, or (iii) the Claim will receive such
                                               other treatment to which the Holder consents.
                                               Class 2a ET SEQ. is Unimpaired and, accordingly,
                                               is not entitled to vote on the Plan.
-----  ------------------------------------    --------------------------------------------------  ----------

                                                                                                   ESTIMATED
CLASS             DESCRIPTION                                                   TREATMENT          RECOVERY
-----  ------------------------------------    --------------------------------------------------  ----------
  3    Priority Claims                         UNIMPAIRED. Each Holder will receive cash equal to     100%
                                               the amount of such Claim, or such other treatment,
                                               as determined by the Bankruptcy Court, required to
                                               render such Claim Unimpaired. Class 3 is
                                               Unimpaired and, accordingly, is not entitled to
                                               vote on the Plan.
-----  ------------------------------------    --------------------------------------------------  ----------
4 and  Senior Note Claims and Small Senior     IMPAIRED. Each Holder of an Allowed Class 4 Claim      22.1%
  4a    Note Claims                            will receive a Pro Rata portion of 7,346,708
                                               shares of New Common Stock (i.e., one share of New
                                               Common Stock for every $45.26 in principal of and
                                               accrued interest on such Holder's Old Senior
                                               Notes). Each Holder of a Class 4a Claim (I.E.,
                                               Claims represented by Old Senior Notes of a
                                               principal amount of $5,000 or less) will receive
                                               Cash in an amount equal to (i) $10.00, multiplied
                                               by (ii) the number of shares of New Common Stock
                                               that such Holder would have been entitled to
                                               receive as a Holder of an Allowed Class 4 Claim;
                                               PROVIDED, HOWEVER, that any Holder of a Class 4a
                                               Claim may elect on a Ballot or otherwise in
                                               writing to receive the treatment afforded by Class
                                               4 (I.E., New Common Stock) rather than Class 4a
                                               (I.E., Cash). Class 4 and Class 4a are Impaired
                                               and, accordingly, Holders of such Claims will be
                                               entitled to vote on the Plan.
-----  ------------------------------------    --------------------------------------------------  ----------
5 and  General Unsecured Claims and Small      IMPAIRED. Each Holder of an Allowed Class 5 Claim      16.6%
 5a    Unsecured Claims                        will receive on account of such Allowed Claim one
                                               share of New Common Stock for every $60.32 of such
                                               Holder's Allowed Claim. Each Holder of an Allowed
                                               Class 5a Claim (I.E., General Unsecured Claims of
                                               $8,000 or less) will receive Cash in an amount
                                               equal to (i) $10.00, multiplied by (ii) the number
                                               of shares of New Common Stock that such Holder
                                               would have been entitled to receive as a Holder of
                                               an Allowed Class 5 Claim; PROVIDED, HOWEVER, that
                                               any Holder of a Class 5a Claim may elect on a
                                               Ballot or otherwise in writing to receive the
                                               treatment afforded by Class 5 (I.E., New Common
                                               Stock) rather than Class 5a (I.E., Cash). Class 5
                                               and Class 5a are Impaired and, accordingly,
                                               Holders of such Claims will be entitled to vote on
                                               the Plan.
-----  ------------------------------------    --------------------------------------------------  ----------

                                                                                                   ESTIMATED
CLASS             DESCRIPTION                                                   TREATMENT          RECOVERY
-----  ------------------------------------    --------------------------------------------------  ----------
6 and  Subordinated Debenture Claims and       IMPAIRED. Each Holder of an Allowed Class 6 Claim      3.2%
 6a    Small Subordinated Debenture Claims     will receive a Pro Rata portion of 431,702 shares
                                               of New Common Stock (I.E., one share of New Common
                                               Stock for every $316.56 in principal of and
                                               accrued interest on such Holder's Old Subordinated
                                               Debentures); PROVIDED, HOWEVER, that if Class 6
                                               and Class 6a do not accept the Plan, no New Common
                                               Stock (or any other property) will be distributed
                                               to Holders of Allowed Class 6 Claims and any New
                                               Common Stock that would have been distributed to
                                               the Holders of Class 6 Claims will be distributed
                                               Pro Rata to the Holders of Class 4 Claims. Each
                                               Holder of an Allowed Class 6a Claim (I.E., Claims
                                               represented by Old Subordinated Debentures of a
                                               principal amount of $50,000 or less) will receive
                                               Cash in an amount equal to (i) $10.00, multiplied
                                               by (ii) the number of shares of New Common Stock
                                               that such Holder would have been entitled to
                                               receive as a Holder of an Allowed Class 6 Claim;
                                               PROVIDED, HOWEVER, that (i) any Holder of a Class
                                               6a Claim may elect on a Ballot or otherwise in
                                               writing to receive the treatment afforded by Class
                                               6 (I.E., New Common Stock) rather than Class 6a
                                               (I.E., Cash), and (ii) if Class 6 and Class 6a do
                                               not accept the Plan, no Cash (or any other
                                               property) will be distributed to Holders of
                                               Allowed Class 6a Claims. Class 6 and Class 6a are
                                               Impaired and, accordingly, Holders of such Claims
                                               will be entitled to vote on the Plan.
-----  ------------------------------------    --------------------------------------------------  ----------
  7    Old Debt Securities Claims              IMPAIRED. Holders will not receive or retain any        0%
                                               interest or property under the Plan and are,
                                               therefore, deemed to have rejected the Plan.
                                               Accordingly, Class 7 will not be entitled to vote
                                               on the Plan.
-----  ------------------------------------    --------------------------------------------------  ----------
  8    Interests of Holders of Old Series A    IMPAIRED. Holders will not receive or retain any        0%
       Preferred Stock                         interest or property under the Plan and are,
                                               therefore, deemed to have rejected the Plan.
                                               Accordingly, Class 8 will not be entitled to vote
                                               on the Plan.
-----  ------------------------------------    --------------------------------------------------  ----------
  9    Old Series A Preferred Stock            IMPAIRED. Holders will not receive or retain any        0%
       Securities Claims                       interest or property under the Plan and are,
                                               therefore, deemed to have rejected the Plan.
                                               Accordingly, Class 9 will not be entitled to vote
                                               on the Plan.
-----  ------------------------------------    --------------------------------------------------  ----------

                                                                                                   ESTIMATED
CLASS             DESCRIPTION                                                   TREATMENT          RECOVERY
-----  ------------------------------------    --------------------------------------------------  ----------
 10    Interests of Holders of Old Series B    IMPAIRED. Holders will not receive or retain any        0%
       Preferred Stock                         interest or property under the Plan and are,
                                               therefore, deemed to have rejected the Plan.
                                               Accordingly, Class 10 will not be entitled to vote
                                               on the Plan.
-----  ------------------------------------    --------------------------------------------------  ----------
 11    Old Series B Preferred Stock            IMPAIRED. Holders will not receive or retain any        0%
       Securities Claims                       interest or property under the Plan and are,
                                               therefore, deemed to have rejected the Plan.
                                               Accordingly, Class 11 will not be entitled to vote
                                               on the Plan.
-----  ------------------------------------    --------------------------------------------------  ----------
 12    Interests of Holders of Old             IMPAIRED. Holders will not receive or retain any        0%
       Cityscape Common Stock                  interest or property under the Plan and are,
                                               therefore, deemed to have rejected the Plan.
                                               Accordingly, Class 12 will not be entitled to vote
                                               on the Plan.
-----  ------------------------------------    --------------------------------------------------  ----------
 13    Interests of Holders of Old Stock       IMPAIRED. Holders will not receive or retain any        0%
       Rights in Cityscape and all Claims      interest or property under the Plan and are,
       Arising Out of Such Old Stock Rights    therefore, deemed to have rejected the Plan.
                                               Accordingly, Class 13 will not be entitled to vote
                                               on the Plan.
-----  ------------------------------------    --------------------------------------------------  ----------
 14    Old Cityscape Common Stock and          IMPAIRED. Holders will not receive or retain any        0%
       Old Warrant Securities Claims           interest or property under the Plan and are,
                                               therefore, deemed to have rejected the Plan.
                                               Accordingly, Class 14 will not be entitled to vote
                                               on the Plan.
-----  ------------------------------------    --------------------------------------------------  ----------

   OTHER TERMS OF THE PLAN

      The Plan provides for certain releases by the Debtors of claims against various parties (including the Debtors' officers and directors) which claims relate in any way to Cityscape, CSC, the Company's trust indentures, the CIT Facility (defined below), the Greenwich Facility (defined below), the DIP Facilities (defined below), the Debtors, the Reorganization Cases, the Plan or the Disclosure Statement. The Plan also provides for releases of such claims by Holders of Class 4, 4a, 6 and 6a Claims provided that such Classes vote to accept the Plan.

      It is anticipated that the Board of Directors of Reorganized Cityscape will consist of one to ten members. The Debtors have been advised by the Unofficial Senior Noteholders' Committee that the members of the Board of Directors will include D. Richard Thompson, Mark Lasry and Mark A. Neporent. Mr. Thompson is a principal of Moulton (defined below) which is currently providing consulting services to the Debtors, and a principal of Aegis Mortgage Corporation, a mortgage banking firm headquartered in Houston, Texas. Mr. Lasry is executive vice president at New York-based Amroc Investments. Mr. Neporent is a former partner of the law firm of Schulte Roth & Zabel LLP ("Schulte Roth") and is currently the Chief Operating Officer of Cerberus Capital Management, L.P. Schulte Roth has represented and continues to represent, Cerberus Partners, L.P., a member of the Unofficial Senior Noteholders' Committee, in various matters. The Debtors have been advised that Mr. Thompson has performed services on behalf of Cerberus Partners, L.P. pursuant to a contractual relationship between the parties. It is anticipated that the Board of Directors of Reorganized CSC will consist of no less than one member. The Debtors have been advised by the Unofficial Senior Noteholders' Committee that the members will be the same as the members of Reorganized Cityscape's Board of Directors.

      The Debtors presently intend to seek to consummate the Plan and to cause the Effective Date to occur on or about May 31, 1999. There can be no assurance, however, as to when the Effective Date actually will occur. Procedures for the distribution of securities pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by Holders and that could affect the amount of distributions ultimately received by such Holders, are described in Section IV.F, "THE PLAN OF REORGANIZATION -- Distributions Under the Plan."

      Except as set forth in this paragraph, none of the Directors, executive officers or affiliates of the Debtors or holders of 5% or more of the Old Cityscape Common Stock, to the knowledge of the Company, hold any Old Senior Notes, Old Subordinated Debentures or Old Cityscape Preferred Stock.

      In making investment decisions, Holders of Claims in Classes 4, 4a, 5, 5a, 6 and 6a must rely on their own examination of the Debtors and the terms of the reorganization, including the merits and risks involved. Each Holder in a Solicited Class should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning this Disclosure Statement, the Plan and the transactions contemplated hereby and thereby.

B.    RECOMMENDATION

      THE DEBTORS AND THE UNOFFICIAL COMMITTEES STRONGLY RECOMMEND THAT EACH ENTITY ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

      The Debtors and the Unofficial Committees believe that:

      1. the Plan provides the best possible result for the Holders of Claims and Interests;

      2. with respect to each Impaired Class of Claims and Interests, the distributions under the Plan are the same as or greater than the amounts that would be received if the Debtors were liquidated under chapter 7 of the Bankruptcy Code; and

      3. acceptance of the Plan is in the best interests of the Holders of Claims and Interests.

C.    CERTAIN RISK FACTORS

      Prior to deciding whether to vote in favor of the Plan, Holders of Claims in the Solicited Classes should consider carefully all of the information contained in this Disclosure Statement, especially the factors mentioned in the following paragraph and more fully described in Section VI, "CERTAIN RISK FACTORS."

      Holders should consider that: (i) the projections contained herein (in Exhibit C) are forward-looking and, as such, are inherently uncertain and, although considered reasonable by management as of the date hereof, are subject to significant risks that could cause actual results to differ materially from those projected; (ii) upon consummation of the Plan and the transactions contemplated thereby, the financial conditions and operating results of the Reorganized Company may not be comparable to that reflected in the Debtors' historical financial statements; (iii) the Debtors' loan origination, purchasing and sale operations, if and when recommenced, and servicing operations, if continued, are subject to substantial competition from a variety of national, regional and local companies, some of which have substantially greater financial resources than the Debtors; (ix) the Debtors' loan origination, purchasing and sale operations, if and when recommenced, and servicing operations, if continued, are subject to changes in interest rates, national, regional and local economic conditions and demographic trends; (v) there is no existing market for the New Common Stock and no assurance that one will develop following the reorganization; (vi) the Debtors are highly regulated in each state in which they do business and there can be no assurance that they will be allowed to continue to do business in all such states; (vii) there are various factors that could adversely affect the value of the properties securing the mortgages held by the Debtors or held by the securitization trusts in which the Debtors hold residual interests including various environmental risks; (viii) the sale of the UK operations (described below) did not include the assumption of all liabilities and, therefore, there may be claims asserted against the Debtors in the future arising out of the former UK operations; and (ix) the value of distributions to Holders of Allowed Class 4, 4a, 5, 5a, 6 and 6a Claims estimated herein could be diluted if more than $10,000,000 Class 5 and 5a Claims are ultimately Allowed by the Bankruptcy Court.

D.    VOTING INSTRUCTIONS

      The Debtors are seeking the acceptance of the Plan by holders of Senior Note Claims (Class 4), General Unsecured Claims (Class 5) and Subordinated Debenture Claims (Class 6).

      A Ballot (Senior Note Claims -- pink ballot; General Unsecured Claims -- green ballot; Subordinated Debenture Claims -- blue ballot; Master Ballot -- yellow ballot), to be used to accept or reject the Plan has been enclosed with all copies of this Disclosure Statement mailed to Holders of Claims whose Claims are Impaired by provisions of the Plan and who are entitled to vote on the Plan. Accordingly, this Disclosure Statement (and the exhibits hereto), together with the accompanying Ballot and the related materials delivered together herewith, are being furnished to Holders of Senior Note Claims, General Unsecured Claims and Subordinated Debenture Claims and may not be relied upon or used for any purpose other than to determine whether or not to vote to accept or reject the Plan. Notwithstanding the foregoing, any Claim that is the subject of an objection filed on or before the Voting Deadline (defined below), which Claim has not been determined or estimated for voting purposes by the Bankruptcy Court shall be disallowed, for voting purposes, except to the extent and in the manner that the Debtors indicate in their objection the Claim should be allowed for voting or other purposes.

      Ballots with respect to the Plan will be accepted by the Debtors until 5:00 p.m., New York City Time, on June 1, 1999 (the "Voting Deadline"). Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court pursuant to Bankruptcy Rule 3018, Ballots that are received after the Voting Deadline will not be accepted or used by the Debtors in connection with the Debtors' request for confirmation of the Plan.

      The Debtors have retained Bondholder Communications Group as their voting and tabulation agent in connection with the Plan (the "Voting Agent").

      Consistent with the provisions of Rule 3018 of the Bankruptcy Rules, the Debtors have fixed the Voting Record Date (the close of business, New York City Time, on April 27, 1999) as the time and date for the determination of Holders of record of Claims in Classes 4, 4a, 6 and 6a who are entitled to vote on the Plan. If the Holder of record of any Claim is not also the beneficial owner of such Claim or Interest, the vote to accept or reject the Plan must be cast by the beneficial owner of such Claim of Interest.

      For purposes of voting by Classes 4, 4a, 6 and 6a to accept or reject the Plan, the term "Holder" means a beneficial owner of Old Senior Notes or Old Subordinated Debentures on the Record Date. A "beneficial owner" is the person who enjoys the benefits of ownership of the securities (I.E., has a pecuniary interest in the securities) even though title of the securities may be in another name. The term "Holder" with respect to other Claims and Interests means the person who holds such Claim or Interest in such Person's capacity as the holder of such Claim or Interest. ONLY BENEFICIAL OWNERS (OR THEIR AUTHORIZED SIGNATORIES) OF THE OLD SENIOR NOTES AND THE OLD SUBORDINATED DEBENTURES (COLLECTIVELY, THE "VOTING SECURITIES") AND HOLDERS OF CLASS 5 AND CLASS 5A CLAIMS AS OF THE PETITION DATE (OR TRANSFEREES THEREOF) ARE ELIGIBLE TO VOTE ON THE PLAN.

      All votes to accept or reject the Plan must be cast by using a Ballot. Votes which are cast in any manner other than by using a Ballot will not be counted.

      PROCEDURES FOR CLASSES 4, 4A, 6 AND 6A:

      For purposes of voting to accept or reject the Plan, if you hold Voting Securities in physical certificated form that are registered in your own name, you can vote on the Plan by completing the information requested on the ballot, signing, dating, and indicating your vote on the ballot, and returning the completed original ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline. Any beneficial owner holding Voting Securities in "street name" can vote on the Plan in one of the two following ways:

      IF YOUR BALLOT HAS ALREADY BEEN SIGNED (OR "PREVALIDATED") BY YOUR NOMINEE (YOUR BROKER, BANKER, BANK, OTHER NOMINEE OR THEIR AGENT): You can vote on the Plan by completing the information requested on the ballot, indicating your vote on the ballot, and returning the completed original ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

      IF YOUR BALLOT HAS NOT BEEN SIGNED (OR "PREVALIDATED") BY YOUR NOMINEE (BROKER, BANK, OTHER NOMINEE, OR THEIR AGENT): You can vote on the Plan by completing the information requested on the ballot, signing, dating and indicating your vote on the ballot, and returning the completed original ballot to your nominee in sufficient time for your nominee then to forward your vote to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline.

      With respect to Voting Securities that are bearer securities held through Morgan Guaranty Trust Company of New York, as operator of Euroclear System ("Euroclear") or Cedel Bank, societe anonyme ("Cedel"), see the special procedures for such Voting Securities set forth below.

      If you are a brokerage firm, commercial bank, trust company or other nominee which is the registered holder of Voting Securities, please forward a copy of this Disclosure Statement, the appropriate ballot or ballots, and any other enclosed materials to each beneficial owner, AND;

      IF YOU HAVE SIGNED (OR "PREVALIDATED") the ballot, the ballot should be completed by the beneficial owner and returned by the beneficial owner directly to the Voting Agent so that such ballot is actually received by the Voting Agent before the Voting Deadline.

      IF YOU HAVE NOT SIGNED (OR "PREVALIDATED") the ballot, you must collect the ballot and complete the master ballot, and deliver the completed original master ballot to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline.

      With respect to Voting Securities that are bearer securities held through Euroclear or Cedel, see the special procedures for such Voting Securities set forth below.

      The Voting Agent will distribute Disclosure Statements, ballots, and other materials to The Depository Trust Company ("DTC"), Euroclear and Cedel (collectively, the "Clearing Systems")with a request that such Clearing Systems (as defined below) distribute such materials to the beneficial owners of Voting Securities through the participant firms holding accounts in such Clearing Systems.

      Participants in Euroclear and Cedel should generally follow the procedures set forth above by either "prevalidating" ballots or using master ballots, with two exceptions, as follows:

      (i) The party executing the ballot or master ballot (either the Clearing System participant or the beneficial owner) should send the original signed copy of the ballot, upon execution, by overnight courier and a copy by telecopy to the Voting Agent. However, to be counted for purposes of acceptance or rejection of the Plan, the original of the ballot or master ballot (not merely a telecopy thereof) must be actually received by the Voting Agent before the Voting Deadline. The party executing the ballot should retain a copy of the ballot.

      (ii) Each participant in Euroclear and Cedel should also send a custody instruction to Euroclear or Cedel, as applicable, that repeats the substance of the information contained in each executed ballot. Euroclear and Cedel will forward summaries of the substance of such custody instructions to the Voting Agent, thus confirming the validity of the signed ballots.

      Clearing Systems should arrange for their respective participants to vote by executing an omnibus proxy, assignment letter form, or similar document, in such participants' favor.

      If your Ballot is damaged or lost, or if you do not receive a Ballot, you may request a replacement by contacting:

      Bondholder Communications Group
      30 Broad Street, 46th Floor
      New York, NY  10004
      Attn.:  John Farr

      GENERAL INSTRUCTIONS FOR CLASSES 4, 4A, 5, 5A, 6 AND 6A:

      After carefully reviewing the Plan, including all exhibits thereto, and this Disclosure Statement and its exhibits, please indicate your vote on the enclosed Ballot and return it in the envelope provided. In voting to accept or reject the Plan, please use only the Ballot sent to you with this Disclosure Statement. Please complete and sign your Ballot in accordance with the instructions set forth on the Ballot and return it in the enclosed envelope.

      Any Ballot received which does not indicate either an acceptance or rejection of the Plan or which indicates both an acceptance and rejection of the Plan shall be deemed to be an acceptance of the Plan.

      This Disclosure Statement has been approved by order of the Bankruptcy Court dated April 27, 1999, as containing information of a kind and in sufficient detail to enable a hypothetical, reasonable investor, typical of a holder of a Claim, to make an informed judgment whether to accept or reject the Plan. Approval of this Disclosure Statement by the Bankruptcy Court does not constitute a ruling as to the fairness or merits of the Plan.

      NO STATEMENTS OR INFORMATION CONCERNING THE DEBTORS OR THE REORGANIZED COMPANY OR ANY OF THE ASSETS OR THE BUSINESS OF THE DEBTORS MAY BE MADE OR SHOULD BE RELIED UPON, OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT OR AS MAY HEREAFTER BE AUTHORIZED BY THE BANKRUPTCY COURT. THE STATEMENTS AND INFORMATION ABOUT THE DEBTORS IN THIS DISCLOSURE STATEMENT HAVE BEEN PREPARED BY THE DEBTORS.

      The Bankruptcy Court will hold a confirmation hearing at which the Bankruptcy Court will consider objections to confirmation, if any, commencing at 10:00 a.m., New York City Time, on June 9, 1999, United States Bankruptcy Court, Southern District of New York, 300 Quarropas Street, White Plains, New York 10601 (the "Confirmation Hearing"). The Confirmation Hearing may be adjourned from time to time without notice other than the announcement of an adjourned date at the Confirmation Hearing. Objections to Confirmation of the Plan, if any, must be in writing and served and filed as described in Section V.B, "CONFIRMATION AND CONSUMMATION PROCEDURES -- Confirmation Hearing."

      IN ORDER FOR YOUR BALLOT TO BE COUNTED, YOUR BALLOT MUST BE COMPLETED AS SET FORTH ABOVE AND RECEIVED BY THE VOTING DEADLINE (5:00 P.M., NEW YORK CITY TIME, ON JUNE 1, 1999). BALLOTS SHOULD BE MAILED OR DELIVERED BY COURIER OR BY HAND TO:

      BONDHOLDER COMMUNICATIONS GROUP
      30 BROAD STREET, 46TH FLOOR
      NEW YORK, NY  10004
      ATTN.:  JOHN FARR

      THE FOREGOING IS A SUMMARY. THIS DISCLOSURE STATEMENT AND THE EXHIBITS HERETO SHOULD BE READ IN THEIR ENTIRETY BY ALL HOLDERS OF CLAIMS IN DETERMINING WHETHER TO ACCEPT OR REJECT THE PLAN.

                                      III.
                               GENERAL INFORMATION

      The Debtors have prepared this Disclosure Statement in connection with their solicitation of acceptances of the Plan. No statements or information concerning the Debtors or the Reorganized Company or their operations, or with respect to the distributions to be made under the Plan, may be made or should be relied upon other than as set forth in this Disclosure Statement or as may hereafter be authorized by the Bankruptcy Court.

A.    THE DEBTORS

      Cityscape is a consumer finance company that has been engaged in the business of originating, purchasing, selling and servicing mortgage loans secured primarily by one- to four-family residences. Through its wholly-owned subsidiary CSC, Cityscape is licensed or registered to do business in 46 states and the District of Columbia.

      The majority of Cityscape's loans were made to owners of single family residences who used the loan proceeds for such purposes as debt consolidation and financing of home improvements and educational expenditures, among others.

      Cityscape was incorporated under the laws of the state of Delaware in December 1988. CSC, Cityscape's principal operating subsidiary, was incorporated under the laws of the state of New York in 1985. In January 1994, CSC acquired Astrum Funding Corp. ("Astrum") which had operated as a mortgage banker in 11 states. In April 1994, Cityscape acquired all of the capital stock of CSC in an acquisition in which the shareholders of CSC acquired beneficial ownership of approximately 92% of the common stock (the "Old Cityscape Common Stock") of Cityscape (the "CSC Acquisition"). In connection with the CSC Acquisition, the Company changed its name to Cityscape Financial Corp.

      The Debtors' principal executive offices are located at 565 Taxter Road, Elmsford, New York 10523-2300. The Debtors' telephone number is (914) 592-6677.

B.    EVENTS LEADING TO THE CHAPTER 11 FILING

      In December 1997, the Debtors hired Jay Alix & Associates as their restructuring consultants to review their business operations including immediate liquidity needs. With the assistance of Jay Alix & Associates and the Debtors' other professionals, the Debtors began a number of initiatives and strategic alternatives to improve the Debtors' cash flow and liquidity which had been adversely affected by their inability to issue debt securities and to access the capital markets in general. These initiatives included the disposal of loans through whole loan sales and an increased focus on the Debtors' higher margin product lines. The Debtors also began to implement a restructuring plan that included streamlining and downsizing their operations.

      In order to raise cash to continue funding operations, the Debtors completed the divestiture of certain of their interest-only and residual certificates in January 1998. Additionally, and with the assistance of its advisors, the Debtors negotiated and secured a new revolving credit facility with The CIT Group/Equipment Financing, Inc. (as amended, the "CIT Facility") to finance the origination and purchase of mortgage loans, repay certain indebtedness and, subject to certain limitations, fund other general corporate obligations. The CIT Facility was in addition to a secured "warehouse" credit facility (the "Greenwich Facility") already provided by Greenwich Capital Financial Products, Inc., an affiliate of Greenwich Capital Markets, Inc. (together with any such affiliates, "Greenwich")

      In addition, as a result of liquidity constraints, the Debtors adopted a plan in March 1998 to sell the assets of City Mortgage Corporation Limited ("CSC-UK"), an English Corporation that originated, sold and serviced loans in England, Scotland and Wales. In April 1998, pursuant to an Agreement for the Sale and Purchase of the Business of CSC-UK and its Subsidiaries and the Entire Issued Share Capital of City Mortgage Receivables 7 Plc, dated March 31, 1998 (the "UK Sale Agreement") the Debtors completed the sale to Ocwen Financial Corporation

("Ocwen") and Ocwen Asset Investment Corp. ("Ocwen Asset") of substantially all of the assets, and certain liabilities, of the UK operations of CSC-UK (the "UK Sale"). The sale did not include the assumption by Ocwen of all of CSC-UK's liabilities, and therefore, no assurances can be given that claims will not be made against the Debtors or the Reorganized Company in the future arising out of the former UK operations. Such claims could have a material adverse effect on the Debtors or Reorganized Company's financial condition and results of operations. The UK Sale included the acquisition by Ocwen of CSC-UK's whole loan portfolio and loan origination and servicing businesses for a price of (pound)249.6 million, the acquisition by Ocwen Asset of CSC-UK's securitized loan residuals for a price of (pound)33.7 million and the assumption by Ocwen of (pound)7.2 million of CSC-UK's liabilities. The price paid by Ocwen was subject to adjustment to account for the actual balances on the closing date of the loan portfolio, cash and the assumed liabilities. As a result of the sale, the Debtors received net proceeds at the time of the closing of $83.8 million, net of closing costs and other fees.

      In addition, the Debtors and CSC-UK had included in their net receivables approximately $10 million due from Ocwen under the terms of the UK Sale Agreement. Cityscape and CSC-UK, however, received a letter from Ocwen in which Ocwen took the position that it was owed approximately $21.4 million in connection with the transaction. The Debtors, CSC-UK and Ocwen are discussing a proposed settlement of the dispute, which proposed settlement would provide for distribution of approximately (pound)3.5 million, which was held back from the purchase price under the U.K. Sale Agreement, as follows: (pound)1.5 million plus interest to Ocwen and (pound)2.0 million to CSC-UK (in addition to (pound)1,744,228.71 already paid by Ocwen to CSC-UK in connection with the settlement of their disputes). The proposed settlement, if finalized, will be submitted to the Bankruptcy Court for approval.

      While the foregoing actions might have enhanced the short-term financial position of the Debtors, management concluded that the best alternative for recapitalizing the Debtors over the long-term and maximizing the recovery for creditors and senior equity interest holders was through a prepackaged plan. As a result, the Debtors conducted intensive negotiations with various creditors in an effort to enable the Debtors to restructure their indebtedness through a prepackaged plan.

      In connection with such negotiations, in April and May of 1998, three Holders of the Old Senior Notes, (i) MacKay-Shields Financial Corporation, as investment advisor to various funds, (ii) Cerberus Partners, L.P., and (iii) Franklin Mutual Advisers, Inc., formed an informal group which became the Unofficial Senior Noteholders' Committee. As of the date hereof, Franklin Mutual Advisers, Inc. is no longer a member of the Unofficial Senior Noteholders' Committee. The Unofficial Senior Noteholders' Committee retained Kasowitz, Benson, Torres & Friedman LLP to serve as its special legal counsel. Throughout May 1998, the Debtors engaged in discussions and negotiations with the Unofficial Senior Noteholders' Committee on the terms of a proposed restructuring for the Debtors. The Debtors were assisted in preparing for such discussions and negotiations by Latham & Watkins (its restructuring counsel); Gibson Dunn & Crutcher LLP (its corporate and litigation counsel); Jay Alix & Associates (its consultant); and CIBC Oppenheimer (its financial advisor).

      During the period of negotiations with the Unofficial Senior Noteholders' Committee, the Debtors entered into agreements with members of the Unofficial Senior Noteholders' Committee providing, among other things, that the Debtors would supply the committee and its counsel with confidential information and that the committee members would maintain the confidentiality of such information. Negotiations between the Debtors and the Unofficial Senior Noteholders' Committee culminated in the members' entering into a non-binding letter of intent (the "Letter of Intent") that outlined the terms of a plan of reorganization that would be acceptable to the committee. The Debtors disclosed the terms of the Letter of Intent to the public on June 1, 1998.

      Immediately upon entering into the Letter of Intent, the Debtors entered into negotiations concerning the restructuring with representatives of the Old Subordinated Debentures, who formed the Unofficial Subordinated Debentureholders' Committee. The Unofficial Subordinated Debentureholders' Committee consisted of (i) Forest Investment Management, (ii) Bear, Stearns & Co. Inc., (iii) KA Management (now known as Deephaven Market Neutral Trading Limited), (iv) Tamar Securities Inc., (v) Aristeia Capital LLC, (vi) Zazove Associates, LLC, (vii) J. Robbins Securities, LLC, (viii) RAS Securities Corp.,
(ix) D.A. Davidson & Co., (x) Donaldson, Lufkin & Jenrette Securities Corporation, (xi) Mercantile Bank, (xii) Mellon Bank, as trustee for General Motors Employees Domestic

Group Pension Trust, and (xiii) Ramat Securities Ltd. As of the date hereof, Zazove Associates, LLC is no longer a member of the Unofficial Subordinated Debentureholders' Committee. The Unofficial Subordinated Debentureholders' Committee retained Kramer Levin Naftalis & Frankel LLP to serve as its special legal counsel. As with the Unofficial Senior Noteholders' Committee, the Debtors entered into agreements with members of the Unofficial Subordinated Debentureholders' Committee providing, among other things, that the Debtors would supply the committee and its counsel with confidential information and that the committee members would maintain the confidentiality of such information.

      After extensive negotiations among various combinations of the Unofficial Subordinated Debentureholders' Committee, the Unofficial Senior Noteholders' Committee and the Debtors, the three parties achieved agreement on the terms of a restructuring for the Debtors which formed the basis for the original plan of reorganization (the "Original Plan"). That agreement was reflected in the Agreement Concerning Voting dated as of July 29, 1998 by and between the Debtors, each member of the Unofficial Senior Noteholders' Committee and each member of the Unofficial Subordinated Debentureholders' Committee which agreement provided for, among other things, the support by the members of such committees for a plan of reorganization embodying the agreed upon terms. The Debtors agreed to reimburse both Unofficial Committees for the reasonable fees and expenses of their respective counsel.

      The Debtors' objective was to recapitalize the Debtors through a prepackaged chapter 11 bankruptcy filing in which all necessary consents would be solicited and received in accordance with applicable law prior to commencing the chapter 11 cases. Accordingly, the Debtors prepared a Solicitation and Disclosure Statement dated August 28, 1998. On August 29, 1998, the Debtors commenced a solicitation of votes on the Original Plan (the "Prepetition Solicitation"). After receiving overwhelming acceptance of the Original Plan by all but one of the classes entitled to vote on the Original Plan, the Debtors filed the reorganization cases and requested that the Court schedule a hearing on confirmation of the Original Plan as soon as possible. The Court granted the relief requested and set a hearing on confirmation of the Original Plan for November 13, 1998 (the "Original Confirmation Hearing"). Although the Debtors and other parties with an economic stake in the reorganization anticipated that the Original Plan would be confirmed at the Original Confirmation Hearing,, the Original Plan was not confirmed due primarily to fluctuating market conditions and the Debtors' inability to obtain necessary exit financing to allow them to emerge from chapter 11. As a result, the Debtors have revised the Original Plan, as reflected in the First Amended Joint Plan of Reorganization attached as Exhibit A hereto.

      In accordance with an agreement with CIBC Oppenheimer, effective January 15, 1998, and in contemplation of and shortly before the commencement of the Prepetition Solicitation, the Debtors paid a success fee to CIBC Oppenheimer of $1,132,000 (in addition to prior payment of a fee in connection with the UK Sale of $768,000, payment of monthly advisory fees totaling $800,000 since January 15, 1998 and reimbursement of out-of-pocket expenses). In addition, the Debtors' agreement with Jay Alix & Associates ("JA&A"), dated December 19, 1997, provided for payment of a success fee under certain circumstances (in addition to periodic payment of fees at their normal hourly rates and reimbursement of their out-of-pocket expenses. The success fee was based upon (i) reduction in domestic operating expenses, (ii) the elimination of the need for funding Cityscape's U.K. operations, and/or (iii) confirmation of a plan of reorganization within twelve months. In settlement of any claim JA&A might have had with respect to any and all components of the success fee (which claim could have exceeded $1.25 million), JA&A agreed to accept $450,000 prior to the filing of the chapter 11 cases (which amount has been paid) and to defer payment of an additional $450,000, which claim was assigned to System Advisory Group, LLC, a wholly-owned subsidiary of JA&A. System Advisory Group, LLC subsequently withdrew such claim.

      Prior to the filing of the chapter 11 cases, the Debtors entered into a consulting agreement with Moulton, Inc. ("Moulton"). The agreement provides that Moulton will assist the Debtors by providing consulting services related to the Debtors' mortgage banking operations. Such services are being provided by the principal of Moulton, D. Richard Thompson. While performing under the terms of the agreement, Moulton devotes a substantial portion of its full time and attention to the business and affairs of the Debtors. Pursuant to the agreement, the Debtors pay Moulton a $50,000 per month consulting fee plus reimbursement for reasonable expenses actually incurred in accordance with the Debtors' standard policies. In addition, services of Karen Thompson, Mr. Thompson's associate who is also his wife, as well as other associates, are billed at additional, appropriate hourly rates.

C.    PREPETITION LEGAL PROCEEDINGS

   COMMON SHAREHOLDER ACTIONS

      The following is a summary of some of the more significant legal proceedings involving the Debtors. In the normal course of business, aside from the matters discussed below, the Debtors are subject to various legal proceedings and claims.

      On or about September 29, 1997, a putative class action lawsuit (the "Ceasar Action") was filed against Cityscape and two of its officers and directors in the United States District Court for the Eastern District of New York (the "Eastern District") on behalf of all purchasers of Old Cityscape Common Stock during the period from April 1, 1997 through August 15, 1997. Between approximately October 14, 1997 and December 3, 1997, nine additional class action complaints were filed against the same defendants, as well as certain additional Cityscape officers and directors. Four of these additional complaints were filed in the Eastern District and five were filed in the United States District Court for the Southern District of New York (the "Southern District"). On or about October 28, 1997, the plaintiff in the Ceasar Action filed an amended complaint naming three additional officers and directors as defendants. The amended complaint in the Ceasar Action also extended the proposed class period from November 4, 1996 through October 22, 1997. The longest proposed class period of any of the complaints is from April 1, 1996 through October 22, 1997. On or about February 2, 1998, an additional lawsuit brought on behalf of two individual investors, rather than on behalf of a putative class of investors, was filed against Cityscape and certain of its officers and directors in federal court in New Jersey (the "New Jersey Action").

      In these actions, plaintiffs allege that Cityscape and its senior officers engaged in securities fraud by affirmatively misrepresenting and failing to disclose material information regarding the lending practices of Cityscape's UK subsidiary, and the impact that these lending practices would have on Cityscape's financial results. Plaintiffs allege that a number of public filings and press releases issued by Cityscape were false or misleading. In each of the putative class action complaints, plaintiffs have asserted violations of Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934, as amended. Plaintiffs seek unspecified damages, including pre-judgment interest, attorneys' and accountants' fees and court costs.

      In December 1997, the Eastern District plaintiffs filed a motion for appointment of lead plaintiffs and approval of co-lead counsel. On September 23, 1998, the court granted this motion. On March 25, 1998, Cityscape and its defendant officers and directors filed a motion with the federal Judicial Panel for Multidistrict Litigation ("JPML"), seeking consolidation of all current and future securities actions, including the New Jersey Action, for pre-trial purposes before Judge Sterling Johnson in the Eastern District. On June 12, 1998, the JPML granted this motion.

      Under Section 510(b) of the Bankruptcy Code:

            a claim . . . for damages arising from the purchase or sale of such a security [i.e., a security of the debtor or of an affiliate of the debtor], or for reimbursement or contribution allowed under section 502 on account of such a claim, shall be subordinated to all claims or interests that are senior to or equal [to] the claim or interest represented by such security, except that if such security is common stock, such claim has the same priority as common stock.

      The claims asserted in the foregoing litigation are for damages allegedly sustained in connection with the purchase or sale of the Old Cityscape Common Stock. Under the Plan, Holders of Old Cityscape Common Stock (Class 12) will not receive or retain any interest or property under the Plan. Claims asserted in the foregoing litigation against the Debtors, if allowed, would fall within the Class of Old Cityscape Common Stock and Old

Warrant Securities Claims (Class 14) which, by virtue of Section 510(b) of the Bankruptcy Code, is equal in priority to the Class of Holders of Old Cityscape Common Stock. Accordingly, such Holders of Claims in Class 14 would not receive or retain any interest or property under the Plan even if any of their asserted Claims were Allowed. The Plan does not affect claims asserted in the foregoing litigation against any defendants other than the Debtors.

   PREFERRED SHAREHOLDER ACTION

      In September 1998, Elliott Associates, L.P. and Westgate International, L.P. filed a lawsuit against Cityscape and certain of its officers and directors in the United States District Court for the Southern District of New York. In the complaint, plaintiffs describe the lawsuit as "an action for securities fraud and breach of contract arising out of the private placement, in September 1997, of the Series B Preferred Stock of Cityscape." Plaintiffs allege violations of Section 10(b) of the Exchange Act (Count I); Section 20(a) of the Exchange Act (Count II); and two breach of contract claims against Cityscape (Counts III and IV). Plaintiffs allege to have purchased a total of $20 million of such preferred stock. Plaintiffs seek unspecified damages, including pre-judgment interest, attorneys' fees, other expenses and court costs. Cityscape and its defendant officers and directors have moved to dismiss this action.

      The claims asserted in this litigation are for damages allegedly sustained in connection with the purchase or sale of Old Series B Preferred Stock. Under the Plan, Holders of Old Series B Preferred Stock (Class 10) will not receive or retain any interest or property under the Plan. Claims asserted in this litigation against the Debtors, if allowed, would fall within the Class of Old Series B Preferred Stock Securities Claims (Class 11) which, by virtue of
Section 510(b) of the Bankruptcy Code, is junior in priority to the Class of Holders of Old Series B Preferred Stock. Accordingly, such Holders of Claims in Class 11 would not receive or retain any interest or property under the Plan even if any of their asserted Claims were Allowed. The Plan does not affect claims asserted in this litigation against any defendants other than the Debtors.

   OTHER LAWSUITS AGAINST THE DEBTORS

      In February 1998, a putative class action lawsuit (the "Simpson Action") was filed against the Debtors in the U.S. District Court for the Northern District of Mississippi (Greenville Division). The Simpson Action is a class action brought under the anti-kickback provisions of Section 8 of the Real Estate Settlement Procedures Act ("RESPA"). The complaint alleges that, on November 19, 1997, plaintiff Laverne Simpson, through the services of Few Mortgage Group ("Few"), a mortgage broker, obtained refinancing for the mortgage on her residence in Greenville, Mississippi. Few secured financing for plaintiff through the Debtors. In connection with the financing, the Debtors are alleged to have paid a premium to Few in the amount of $1,280.00. Plaintiff claims that the payment was a referral fee and duplicative payment prohibited under Section 8 of RESPA. Plaintiff is seeking compensatory damages for the amounts "by which the interest rates and points charges were inflated." Plaintiff also claims to represent a class consisting of all other persons similarly situated, that is, persons (a) who secured mortgage financing from the Debtors through mortgage brokers from an unspecified period to date (claims under Section 8 of RESPA are governed by a one year statute of limitations) and (b) whose mortgage brokers received a fee from the Debtors. Plaintiff is seeking to recover compensatory damages, on behalf of the putative class, which is alleged to be "numerous," for the amounts that "the interest rates and points charges were inflated" in connection with each class member's mortgage loan transaction. The Debtors answered the complaint and plaintiff has not yet moved for class certification. To date, there has not been a ruling on the merits of either plaintiff's individual claim or the claims of the putative class.

      In April 1998, the Debtors were named as defendants in an Amended Complaint filed against 59 separate defendants in the Circuit Court for Baltimore City entitled Peaks v. A Home of Your Own, Inc. et al. This action is styled as a class action and alleges various causes of action (including Conspiracy to Defraud, Fraud, Violation of Maryland Consumer Protection Act and Unfair Trade Practices, Negligent Misrepresentation, and Negligence) against multiple parties relating to 89 allegedly fraudulent mortgages made on residential real estate in Baltimore, Maryland. The Debtors are alleged to have purchased at least eight of the loans (and may have purchased 15 of the loans) at issue in the complaint. The Debtors have not yet been involved in any discovery and have yet to file their response. In August 1998, the plaintiff filed an amended complaint in which the class action allegations were dropped and instead the complaint was joined by 80 individual plaintiffs. The Debtors believe that eight of these plaintiffs may have claims that involve loans acquired by the Debtors. The Debtors have continued to monitor the proceedings and have participated informally in certain settlement discussions, but, as a result of the Debtors' chapter 11 proceedings, have not been required to file a response and have not been required to participate formally in any discovery.

      Although no assurance can be given as to the outcome of the lawsuits described above, the Debtors believe that the allegations in each of the actions are without merit. To the extent that plaintiffs in the foregoing litigation seek monetary damages against the Debtors, plaintiffs' Claims may be liquidated and, if appropriate, Allowed by the Bankruptcy Court, afforded the treatment to which such liquidated and Allowed claims are entitled under the Plan and discharged in accordance with the Bankruptcy Code.

   OTHER LEGAL PROCEEDINGS

      In January 1998, the Debtors commenced a breach of contract action in the Southern District against Walsh Securities, Inc. ("Walsh"). The action alleges that Walsh breached certain obligations that it owed to the Debtors under an agreement whereby Walsh sold mortgage loans to the Debtors. The Debtors claim damages totaling in excess of $11.9 million. In March 1998, Walsh filed a motion to dismiss, or, alternatively, for summary judgment. In May 1998, the Debtors served papers that opposed Walsh's motion and moved for summary judgment on certain of the loans. In December 1998, Judge Stein of the Southern District denied Walsh's motion to dismiss, or, alternatively, for summary judgment with respect to all but 69 of the loans at issue in the litigation. With respect to those 69 loans, Judge Stein granted Walsh's motion and dismissed the loans from the litigation. At that time, Judge Stein also denied the Debtors' motion for summary judgment. On February 1, 1999, Judge Stein denied the Debtors' motion for reconsideration of that part of his December 1998 order which granted Walsh's motion to dismiss with respect to 69 of the loans at issue. The case has currently entered a pre-trial discovery phase.

      In April 1998, CSC filed an action in the U.S. District Court for the District of Maryland against multiple parties entitled Cityscape Corp. vs. Global Mortgage Company, et al. CSC is in the process of serving the complaint on the defendants. To date, CSC has yet to receive any responsive pleadings. The complaint seeks damages of $4.0 million stemming from a series of 145 allegedly fraudulent residential mortgages which CSC previously acquired. The Debtors have previously reserved for losses against such loans.

      In April and June 1996, CSC-UK acquired J&J Securities Limited (the "J&J Acquisition") and Greyfriars Group Limited (formerly known as Heritable Finance Limited) (the "Greyfriars Acquisition"), respectively. In October 1996, Cityscape received a request from the staff of the Securities and Exchange Commission (the "SEC") for additional information concerning Cityscape's voluntary restatement of its financial statements for the quarter ended June 30, 1996. The Debtors initially valued the mortgage loans in the J&J Acquisition and the Greyfriars Acquisition at the respective fair values which were estimated to approximate par (or historical book value). Upon the subsequent sale of the mortgage portfolios, the Debtors recognized the fair value of the mortgage servicing receivables retained and recorded a corresponding gain for the fair value of such mortgage servicing receivables. Upon subsequent review, the Debtors determined that the fair value of such mortgage servicing rights should have been included as part of the fair value of the mortgage loans acquired as a result of such acquisitions. The effect of this accounting change resulted in a reduction in reported earnings of $26.5 million. Additionally, as a result of this accounting change, the goodwill initially recorded in connection with such acquisitions was reduced resulting in a reduction of goodwill amortization of approximately $496,000 from the previously reported figure for the second quarter. On November 19, 1996, the Debtors announced that they had determined that certain additional adjustments relating to the J&J Acquisition and the Greyfriars Acquisition should be made to the financial statements for the quarter ended June 30, 1996. These adjustments reflect a change in the accounting treatment with respect to restructuring charges and deferred taxes recorded as a result of such acquisitions. This caused an increase in the amount of goodwill recorded which resulted in an increase of amortization expense as previously reported in the second quarter of 1996 of $170,692. The staff of the SEC has requested additional information from Cityscape in connection with the accounting related to the J&J Acquisition and the Greyfriars Acquisition. Cityscape is supplying such requested information. In mid-October 1997, the SEC authorized its staff to conduct a formal investigation which, to date, has continued to focus on the issues surrounding the restatement of the financial statements for the quarter ended June 30, 1996. The Debtors are continuing to cooperate fully in this matter.

      As a result of the Debtors' negative operating results, the Debtors received inquiries from the New York State Department of Banking regarding the Debtors' qualifications to continue to hold a mortgage banking license. In connection with such inquiries, the Debtors were fined $50,000 in 1998 and agreed to provide the banking department with specified operating information on a timely basis and to certain restrictions on its business. Although the Debtors believe they complied with their licensing requirements, no assurance can be given that additional inquiries by the banking department or similar regulatory bodies will not have an adverse effect on the licenses that the Debtors hold which in turn could have a negative effect on the Debtors' results of operations and financial condition.

      On September 4, 1998, CSC-UK commenced proceedings in the High Court of Justice, London against Ocwen for the payment of certain sums due under the UK Sale Agreement (the "U.K. Proceedings"). Although Ocwen initially informed CSC-UK that it would defend the U.K. Proceedings, Ocwen then satisfied CSC-UK's claim by paying CSC-UK (pound) 1.7 million ($2.8 million) on November 24, 1998. Prior to CSC-UK'S initiating the U.K. Proceedings, Ocwen informed CSC-UK that it would defend the (then proposed) U.K. Proceedings on the basis that any sums owed by Ocwen to CSC-UK should be set off or extinguished against a sum which Ocwen claimed was due or, alternatively, was recoverable by it from CSC-UK on the grounds of CSC-UK's breach of warranty or misrepresentation with respect to matters concerning loans of Greyfriars (the "Alleged Loan Liabilities"). With respect to the Alleged Loan Liabilities, Ocwen claimed that CSC-UK had excessively charged borrowers, failed to notify borrowers of interest rate rises and failed to advise borrowers of increased repayments. Ocwen claimed that these liabilities totaled approximately (pound) 13.0 million ($21.2 million). Additionally, pursuant to the UK Sale Agreement, Ocwen held back a sum of (pound) 3.5 million ($5.7 million) with respect to the purchase price, pending the determination of certain other figures under the UK Sale Agreement, (the "Holdback"), which sum was paid into a Holdback account at the time of the UK Sale Agreement.

      The Debtors, Ocwen and certain of their subsidiaries are discussing the terms of a settlement agreement, in full and final settlement of all causes of action, claims, demands, liabilities, damages, costs, charges and expenses that the Debtors, CSC-UK and Ocwen and their respective subsidiaries may have against each other. Such claims include Ocwen's alleged claim against the Debtors and/or CSC-UK with respect to the Alleged Loan Liabilities. Under the settlement agreement CSC-UK would be paid (pound) 2.0 million ($3.3 million) plus interest from the Holdback account, and Ocwen would be paid the remaining (pound) 1.5 million ($2.4 million) plus interest from the Holdback account. The above proposed settlement is contemplated in the Debtors' recorded investment in discontinued operations at December 31, 1998. The settlement, if finalized, will be submitted to the Bankruptcy Court for approval.

      In addition, the Debtors are parties to various legal proceedings arising out of the ordinary course of their business. Management believes that none of these ordinary course actions, individually or in the aggregate, will have a material adverse affect on the results of operations or financial condition of the Debtors.

D.    SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES

   FILING OF THE CHAPTER 11 PETITIONS

      Cityscape and CSC filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on October 6, 1998 in the United States Bankruptcy Court for the Southern District of New York. The Bankruptcy Court has ordered that Cityscape's and CSC's cases be jointly administered for procedural purposes.

   RETENTION OF PROFESSIONALS BY THE DEBTORS

      The Debtors have retained the following professionals to represent and advise them in connection with their chapter 11 cases:

      BANKRUPTCY COUNSEL

      Latham & Watkins
      885 Third Avenue, Suite 1000
      New York, NY  10022

      SPECIAL LITIGATION AND CORPORATE COUNSEL

      Gibson, Dunn & Crutcher LLP
      200 Park Avenue
      New York, NY  10166

      RESTRUCTURING ADVISORS

      Jay Alix & Associates
      575 Fifth Avenue, 21st Floor
      New York, NY 10017
      (not currently providing services)

            - and -

      INDEPENDENT AUDITORS

      KPMG LLP
      757 Third Avenue
      New York, NY  10017

   APPOINTMENT OF OFFICIAL COMMITTEES

      To date, no official committees have been appointed in the Debtors' chapter 11 cases. However, two unofficial committees have been participating in these cases, including in the negotiations of the terms of the Plan. The members of the unofficial committees and their respective attorneys, as of the date of the filing of this Disclosure Statement, are set forth below:

      UNOFFICIAL SENIOR NOTEHOLDERS' COMMITTEE

      MacKay Shields Financial Corp.,
        as advisor to The Main Stay Funds
      9 West 57th Street
      New York, NY  10019

      Cerberus Partners, L.P.
      450 Park Avenue
      28th Floor
      New York, NY  10022

      ATTORNEYS

      Kasowitz, Benson, Torres & Friedman, LLP
      1301 Avenue of  the Americas

      New York, NY  10019

      UNOFFICIAL SUBORDINATED DEBENTUREHOLDERS' COMMITTEE

      Aristeia Capital LLC
      277 Park Avenue, 27th Fl.
      New York, NY  10172

      Bear Stearns
      245 Park Avenue
      New York, NY  10167

      Commonwealth Associates
      830 Third Avenue
      New York, NY  10022

      D. A. Davidson & Co.
      P.O. Box 423
      Spokane, WA  99210

      Donaldson, Lufkin & Jenrette
      277 Park Avenue
      New York, NY  10172

      Forest Investment Management
      53 Forest Avenue
      Old Greenwich, CT  06870

      J. Robbins Securities, LLC
      5353 N. 16th Street, #19
      Phoenix, AZ  85016

      Deephaven Market Neutral Trading Limited
      1712 Hopkins Crossroad

      Minnetonka, MN  55305

      Mellon Bank Trustee for General
      Motors Employees Domestic Group Pension Trust
      767 Fifth Avenue

      New York, NY  10153

      Mercantile Bank
      P.O. Box 524
      St. Louis, MO  63166

      Mercantile Bank
      Tram 20-4
      Seventh & Washington
      St. Louis, MO  63101

      Ramat Securities Ltd.
      23811 Chagrin Blvd.
      Suite 200
      Beachwood, OH  44122

      RAS Securities Corp.
      50 Broadway
      New York, NY  10004

      Tamar Securities Inc.
      23811 Chagrin Blvd., Suite 200
      Beachwood, OH  44122

      ATTORNEYS

      Kramer Levin Naftalis & Frankel LLP
      919 Third Avenue

      New York, NY  10022

   THE DIP FACILITIES

      The Debtors received separate commitments for debtor-in-possession financing in the aggregate amount of up to $250 million from two lenders. Greenwich committed to provide up to $100 million and CIT (together with Nomura Securities International, Inc.) committed to provide up to $150 million in the form of two separate revolving credit facilities. On October 27, 1998, the Bankruptcy Court signed final orders approving the two debtor-in-possession financing facilities. The Debtors used the funds provided by Greenwich to repay all amounts outstanding under the prepetition Greenwich Facility and to operate their business during the pendency of the Reorganization Cases. The Debtors used the funds provided by CIT to repay all amounts outstanding under the prepetition CIT Facility and to operate their business during the pendency of the Reorganization Cases.

      Under each DIP Facility, the borrower was CSC with its obligations guaranteed by Cityscape. The obligations under each DIP Facility were secured and constituted an allowed administrative expense of the Reorganization Cases having priority over all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code and all unsecured claims other than a "carve-out" for certain expenses pertaining to the administration the Reorganization Cases, such carve-out to be limited in dollar amount after the occurrence and during the continuance of an event of default under the applicable DIP Facility (the "Carve-Out"). As to priority of payment, the DIP Facilities rank PARI PASSU with each other. The DIP Facilities provided to the Debtors, in the case of CIT, an amount not to exceed $150 million and, in the case of Greenwich, an amount not to exceed $100 million on a revolving basis with the amount available under either facility calculated based upon separate borrowing base formulas which each took into account the quality and amount of the collateral available to secure the obligations thereunder. Each DIP Facility was secured by liens on substantially all of the assets of the Debtors (as well as the capital stock of CSC held by Cityscape), subject to the Carve-Out and to pre-existing valid and perfected liens (including the liens securing the Greenwich Facility and the CIT Facility). The relative priority of Greenwich and CIT with respect to the various elements of collateral was the subject of intercreditor arrangements between Greenwich and CIT. The DIP Facilities also contained covenants and events of default that are customarily found in credit agreements involving mortgage lenders and debtors-in-possession.

      After the Debtors suspended originating loans on or about December 18, 1998 (discussed below), their need for drawing on the DIP Facilities diminished. Thereafter, as the Debtors sold their "warehoused" loans, they used the proceeds to repay their indebtedness under the DIP Facilities. The Debtors have repaid all indebtedness under the DIP Facilities.

   SUSPENSION OF LOAN ORIGINATIONS

      On November 17, 1998, the Debtors decided to suspend indefinitely all of their loan origination and purchase activities. The Debtors notified their brokers that they had ceased funding mortgage loans, other than loans that were in their origination pipeline for which they had issued commitments. The Debtors' decision was based upon their determination, following discussions with potential lenders regarding post-reorganization "warehouse" financing, that adequate sources of such financing were not available. With no adequate sources of such financing, the Debtors determined that they were unable to continue to originate and purchase mortgage loans. On or about December 18, 1998, the Debtors funded the last of the mortgage loans for which they had issued commitments as of November 17, 1998.

   OTHER RELIEF GRANTED OR REQUESTED

      In addition to obtaining Bankruptcy Court approval of the debtor-in-possession financing, the Debtors, in conjunction with filing their petitions, filed various motions seeking orders that were entered by the Bankruptcy Court. The relief sought included:

      APPLICATION FOR ORDER AUTHORIZING THE DEBTORS TO HONOR THEIR PREPETITION COMMITMENTS TO FUND CUSTOMER LOANS, GRANTING SUPERPRIORITY ADMINISTRATIVE EXPENSE STATUS TO AMOUNTS ADVANCED BY CIT TO HONOR OBLIGATIONS TO CUSTOMERS, AND AUTHORIZING DEBTORS TO CONTINUE CERTAIN INTEREST ADVANCE/REPAYMENT PROCEDURES, TO SELL PORTFOLIOS OF LOANS AND TO HONOR CUSTOMARY REPRESENTATIONS AND WARRANTIES GIVEN BY THE DEBTORS IN CONNECTION WITH THE SALE OF LOANS: The Bankruptcy Court entered an order authorizing the Debtors, among other things, to honor their prepetition commitments to fund customer loans, to sell portfolios of loans and to honor customary representations and warranties given by the Debtors in connection with the sale of loans in the ordinary course of business.

      APPLICATION FOR AUTHORITY TO PAY PREPETITION TRADE CREDITORS IN THE ORDINARY COURSE: The Debtors obtained authority from the Bankruptcy Court to pay Trade Claims in the ordinary course of their business with respect to those vendors that continued to ship goods on customary trade terms.

   ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      Since the Petition Date, the Debtors have undertaken a comprehensive review and evaluation of their various unexpired, nonresidential real property leases and various executory contracts. Based on this review and because of the substantial downsizing of the Debtors' business, the Debtors have rejected six leases of non-residential real property and six leases relating to equipment, maintenance and information systems software. In the likely event the Debtors determine, in their business judgment, that they no longer need other leases and contracts, the Debtors will file the appropriate motion(s) to reject such leases and contracts with the Bankruptcy Court.

   DEADLINE TO FILE PROOFS OF CLAIM

      On February 11, 1999, the Debtors filed a motion requesting that the Bankruptcy Court enter an order (the "Bar Date Order") setting March 22, 1999, at 5:00 p.m., New York City Time (the "Bar Date"), as the date and time by which proofs of claim against the Debtors' chapter 11 estates had to be filed, which order was granted on February 22, 1999. The Bar Date Order required each person or entity (including, without limitation, each individual, partnership, joint venture, corporation, estate, trust and governmental unit) that asserted a "claim" (as such term is defined in Section 101(5) of the Bankruptcy Code) against one or both of the Debtors which claim arose on or prior to the Petition Date to file an original written proof of claim so as to be received on or before March 22, 1999, at 5:00 p.m. New York City Time by the Clerk of the United States Bankruptcy Court for the Southern District of New York (the "Clerk of the Court"), United States Courthouse, 300 Quarropas Street, 2nd Floor, White Plains, New York 10601-5008.

      The Bar Date Order further provides that the following persons or entities were not required to file a proof of claim by the Bar Date: (i) any person or entity whose claim already has been fully paid by the Debtors; (ii) any person or entity that already has filed a proof of claim against the Debtors with the Clerk of the United States Bankruptcy Court for the Southern District of New York, using a form which conforms substantially to Official Form Number 10; (iii) any person or entity whose claim has already been allowed by order of the Court entered on or before the Bar Date; (iv) any person or entity whose claim is listed on the Debtors' schedules filed with the Court which claim is not listed as "contingent," "unliquidated," or "disputed," and who does not dispute the listed amount or priority of such claim; (v) any person or entity whose claim has arisen from the Debtors' rejection of an executory contract or unexpired lease (the assertion of which claims has been or will be subject to separate orders of the Court); (vi) any person or entity holding a claim for an administrative expense, as such term is used in Sections 503(b) and 507(a)(1) of the Bankruptcy Code; (vii) any holder of a claim against the Debtors that, if allowed, would fall within Class A7 (Old Debt Securities Claims), Class A9 (Old Series A Preferred Stock Securities Claims), Class A11 (Old Series B Preferred Stock Securities Claims), Class A13 (Claims Arising Out of Old Stock Rights) and Class A14 (Old Cityscape Common Stock and Old Warrant Securities Claims) under the Original Plan; and (viii) any Holder of Old Senior Notes, or Old Subordinated Debentures whose claim is based upon the principal of or accrued interest on such Holders' Old Senior Notes or Old Subordinated Debentures.

      At the beginning of the chapter 11 cases, the Debtors requested the entry of an order setting the last day for filing proofs of claim by any holder of a claim against the Debtors that, if allowed, would fall within Class A7 (Old Debt Securities Claims), Class A9 (Old Series A Preferred Stock Securities Claims), Class A11 (Old Series B Preferred Stock Securities Claims), Class A13 (Claims Arising Out of Old Stock Rights) and Class A14 (Old Cityscape Common Stock and Old Warrant Securities Claims) under the Original Plan. The Bankruptcy Court signed such an order on or about October 9, 1998, setting November 9, 1998 as the last day for filing proofs of such claims.

   COMPENSATION MOTION

      On April 21, 1999 the Debtors filed a motion pursuant to Sections 363, 365 and 105 of the Bankruptcy Code seeking, among other things, (i) approval of the payment of 1998 bonuses to senior management in the aggregate amount of $1,135,000; (ii) approval of the payment of 1998 stay bonuses to certain mid-level employees in the aggregate amount of less than $11,000; (iii) approval of 1999 stay bonuses for certain employees remaining with the Debtors in the aggregate amount of $462,441; (iv) approval of the assumption of the employment agreements (two as amended) with Cheryl P. Carl who is in charge of the Debtors' sales of mortgage loans, Peter Kucma who is the Debtors' chief operating officer and Tim S. Ledwick who is the Debtors' chief financial officer; and (v) approval of the terms of the continued employment of the Debtors' chief executive officer. A hearing on this motion is scheduled for May 6, 1999.

   APPOINTMENT OF EXAMINER

      On October 7, 1998 Elliott Associates, L.P. and Westgage International, L.P. (together "Elliott") moved, pursuant to Section 1104(c) of the Bankruptcy Code for entry of an order appointing an examiner. On October 20, 1998, the Bankruptcy Court held a hearing and entered an order authorizing the appointment of an examiner setting guidelines and time limits for the examiner's investigation ("Examiner Order").

      Pursuant to the Examiner Order, the examiner was charged with conducting an investigation and reporting on the following issues by 5:00 p.m. New York City time on November 9, 1998:

      (a) Whether the facts relating to the Debtors' restatements of their financial statements and write-downs of assets for the period beginning with the quarter ended June 30, 1996 may give rise to potential claims of the Debtors' Estates against certain parties, (or any other of the Debtors' current and former officers and directors) and/or the Debtors' financial advisors and other professionals (a "Potential Claim");

      (b) The results of any investigations with regard to the restatements of the Debtor's financial statements and writedowns of assets performed by the Debtors, any special committee of the Debtors' boards of directors or any independent third-party;

      (c) The extent to which, if at all, any person who may be liable on a Potential Claim and who is being released under the Plan is contributing to the Plan;

      (d) The facts and circumstances with respect to alleged short sales of the Debtors' common stock during 1997 and 1998 by certain parties (or any other of the Debtors' current and former officers and directors) and/or the Debtors' financial advisors and other professionals;

      (e) The extent to which the proceeds of insurance policies of the Debtors that might cover a Potential Claim are being used to fund payments under the Plan

      (f) The extent to which the proceeds of insurance policies of the Debtors might be available to satisfy Potential Claims.

      On October 22, 1998 the Court approved the appointment of Harrison J. Goldin as Examiner. The Examiner issued a report on November 9, 1998. A copy of the "Examiner Report Pursuant to Order of October 20, 1998" (the "Examiner's Report") is attached hereto as Exhibit "B". You are encouraged to read the full text of the Examiner's Report. It is the Debtors' view that the Examiner's conclusions support the releases being given by the Debtors and the related injunctions that are included within the Plan.

   INABILITY TO CONFIRM ORIGINAL PLAN

      Although the Debtors and other parties with an economic stake in the Debtors' reorganization anticipated that the Original Plan would be confirmed at a confirmation hearing originally scheduled for November 13, 1998, the Original Plan was not confirmed, due primarily to fluctuating market conditions and the Debtors' inability to obtain necessary exit financing to allow them to emerge from chapter 11. As a result, the Debtors have revised the Original Plan, as reflected in the First Amended Joint Plan of Reorganization attached as Exhibit A hereto.

                                      IV.
                           THE PLAN OF REORGANIZATION

A.    OVERVIEW OF THE PLAN

   BRIEF EXPLANATION OF CHAPTER 11

      Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of chapter 11 is to promote equality of treatment of creditors and equity security holders, respectively, who hold substantially similar claims or interests with respect to the distribution of the value of a debtor's assets. In furtherance of these two goals, upon the filing of a petition for relief under chapter 11, Section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's chapter 11 case.

      The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of prepetition equity security holders.

      The following is an overview of certain material provisions of the Plan of the Debtors, which is attached hereto as Exhibit A. The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits thereto, all documents described therein and the definitions therein of certain terms used below. Wherever defined terms of the Plan not otherwise defined in this Disclosure Statement are used, such defined terms shall have the meanings assigned to them in the Plan.

   SOLICITATION OF ACCEPTANCES OF THE PLAN

      Under the Plan, all Claims and Interests have been separated into fourteen
(14) classes, and each Class has been determined to be either Impaired or Unimpaired by the Plan's terms. Except as discussed below under Section V.C, "CONFIRMATION AND CONSUMMATION PROCEDURES -- Confirmation," as a condition to confirmation, Section 1129(a) of the Bankruptcy Code requires that (i) each impaired class of claims and interests that receives or retains property under a plan of reorganization vote to accept the plan and (ii) the plan meets the other requirements of Section 1129(a). Classes of claims and interests that do not receive or retain any property under a plan on account of such claims and interests are deemed to have rejected the plan and are not entitled to vote, and classes of claims and interests that are not impaired under a plan are deemed to have accepted the plan and are not entitled to vote. Therefore, acceptances of the Plan are being solicited only from those who hold Claims in an Impaired Class that is receiving a distribution under the Plan. An Impaired Class of Claims will be deemed to have accepted the Plan if it is accepted by Holders of at least two-thirds in dollar amount and a majority in number of Claims of such class held by Holders who cast timely votes with respect to the Plan. Holders of Claims or Interest who fail to vote or who abstain from voting on the Plan are not counted for purposes of determining either acceptance or rejection of the Plan by any Impaired Class of Claims or Interests. Therefore, the Plan could be accepted by any Impaired Class of Claims with the affirmative vote of significantly less than two-thirds in dollar amount and a majority in number of the Class of Claims.

      If at least one Impaired Class of Claims votes to accept a plan of reorganization (not counting the votes of insiders), the Plan may be confirmed despite rejection by the other impaired Classes if the "cramdown" provisions of
Section 1129(b) of the Bankruptcy Code are satisfied. The "cramdown" provisions of Section 1129(b) essentially provide that a plan may be confirmed over the rejection of an impaired class of claims or interests if the plan "does not discriminate unfairly" and is "fair and equitable" with respect to such rejecting impaired class.

   POOLING OF ASSETS AND LIABILITIES AND CANCELLATION OF INTERCOMPANY CLAIMS

      On the Effective Date, the assets and liabilities of the Debtors will be pooled to the extent specified in the Plan. The legal rights and priorities of each Holder of a Claim will be treated as having a single recourse against such pooled assets. Each Holder of a Claim who has asserted a Claim against both of the Debtors arising from or related to the same underlying obligation or cause of action, whether the basis for the asserted liability of the Debtors arises by contract, guarantee (including CSC's guarantee of Cityscape's obligations under the Old Senior Notes), or by operation of law, will likewise be treated as having a single Claim against the assets of the pooled estate.

      On the Effective Date, as part of such pooling, each of the Debtors will be deemed to have fully and finally compromised and settled all Intercompany Claims. As a result of giving effect to such pooling of assets and liabilities and such compromise and settlement, all Intercompany Claims will be treated as extinguished immediately upon the Effective Date and will receive no distribution pursuant to the Plan.

      The pooling of assets and liabilities provided for under Section III of the Plan will be only for purposes of distributions under the Plan. Nothing in this Plan or the Confirmation Order will effect a merger or any other combination of Cityscape and CSC, or Reorganized Cityscape and Reorganized CSC.

   THE REORGANIZED COMPANY

      In general, the Plan provides that (i) Administrative Claims, Priority Tax Claims, Bank Claims, Other Secured Claims and Priority Claims will be paid in full, (ii) holders of Old Senior Notes, General Unsecured Claims and (provided that they vote to accept the Plan) Old Subordinated Debentures will receive all of the New Common Stock in the Reorganized Company (with Holders of such Claims in relatively small amounts having the option to receive cash in lieu of New Common Stock). Based upon the Debtors' estimate of $10,000,0000 in claims that will ultimately be Allowed Claims in Classes 5 and 5a, the New Common Stock (in the aggregate of approximately 7,944,200 shares) would be distributed as follows: (i) 92.48% to Holders of Old Senior Notes (or 97.91% if Class 6 or Class 6a votes to reject the Plan); (ii) 2.09% to holders of General Unsecured Claims; and (iii) 5.43% to holders of Old Subordinated Debentures (or 0% if Class 6 or Class 6a votes to reject the Plan).

      As reflected in the projected financial information contained in Exhibit C hereto (the "Projections"), the Debtors estimate that the Reorganized Company will have net assets with an approximate carrying value of $79 million, consisting primarily of mortgage residual certificates, receivables related to such certificates, mortgages held for sale and cash.

      It is assumed that the Reorganized Company will invest such cash and operate its business in such a manner that it will not be required to register as an investment company under the Investment Company Act of 1940, and the rules and regulations thereunder. While a plan as to the use of the Reorganized Company's cash and other assets has not been formed, such assets will be available for general corporate purposes as determined by the Board of Directors of the Reorganized Company, including investments, acquisitions, joint ventures and dividends and other distributions on equity securities, all as determined by the Board of Directors to be in the best interests of the Reorganized Company.

      There are no present plans for the Reorganized Company to pay dividends on its New Common Stock. Any such dividends will be determined by the Board of Directors of the Reorganized Company in light of the financial condition, cash flow, results of operations, and legal dividend capacity of the Reorganized Company, and other factors. Following the Effective Date, it is expected that the Reorganized Company will invest its available cash and manage its business with a view to maximizing values to holders of its equity securities. It is expected that the Reorganized Company should be able to invest such available cash in a manner which will create higher returns than the 5% rate assumed in the Projections. However, there is no assurance that this will be the case or that such investments, if made, will create returns sufficient to allow the Reorganized Company to pay dividends at any time in the future.

      It is expected that the Reorganized Company will reenter the mortgage loan origination business at some time in the future, based on prevailing industry conditions and the general business climate. Because the Reorganized Company will be relatively liquid, it is expected that management of the Reorganized Company will examine various acquisition prospects in the subprime and high-LTV organization and servicing markets. Due to a deterioration of the capital markets supporting the subprime and high-LTV origination businesses, a number of potential acquisition or merger candidates may be available. However, there can be no assurance that the Reorganized Company will identify suitable acquisition or merger candidates, or that if such candidates are identified, acceptable business transactions will be structured and concluded.

      Specifically, Aegis Mortgage Corporation ("Aegis") may be a potential acquisition or merger candidate. Aegis is owned solely by D. Richard Thompson, the prospective Chairman and Chief Executive Officer of the Reorganized Company. Aegis is involved principally in the origination and servicing of single-family mortgage loans, concentrating primarily on the conforming marketplace for FHA, VA, and conventional mortgages. In the year concluding December 31, 1998, Aegis originated approximately $875 million of single-family mortgage loans. At December 31, 1998, Aegis serviced approximately $150 million in mortgage loans from its Oklahoma City location. Aegis is headquartered in Houston, Texas, and maintains wholesale and retail production offices in seven states. In 1998, Aegis originated mortgage loans in a total of 28 states. The Debtors have been advised that, in December 1998, to facilitate Mr. Thompson's purchase of 62.5% of the capital stock of Aegis from certain individuals, Cerberus Partners, L.P. loaned $2.25 million to Mr. Thompson, $1.7 million of which Mr. Thompson simultaneously loaned to Aegis as subordinated debt, and Mr. Thompson pledged Aegis' note to him for $1.7 million to Cerberus Partners, L.P. as collateral to secure his payment obligation to Cerberus Partners, L.P.

      Aegis may be an attractive acquisition or merger candidate because of its efficient loan production operation and management synergies. The Reorganized Company could expand Aegis's loan production operations through application of capital to support additional branch facilities and warehouse lines.

      A number of obstacles could impede the acquisition or merger of Aegis with the Reorganized Company. First, an acquisition or merger with Aegis represents a conflict of interest for Mr. Thompson, and if such an acquisition or merger is considered, Mr. Thompson would be required not to participate in any discussions or from representing the Reorganized Company with respect to any resulting transaction with Aegis. Accordingly, the Reorganized Company may be at a disadvantage in discussing, structuring or concluding any such transaction. Second, pricing and terms are integral to any acquisition or merger transaction, and there can be no assurance that Aegis and the Reorganized Company can reach agreement on mutually agreeable pricing and terms of any proposed acquisition or merger transaction. Third, the disinterested management and directors of the Reorganized Company may feel that companies with subprime and/or high-LTV origination and servicing operations represent more attractive acquisition or merger candidates than does Aegis.

   SUMMARY OF CLASSES AND TREATMENT OF CLAIMS AND INTERESTS

      Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims and interests of a debtor's creditors and equity interest holders. In compliance therewith, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class. In accordance with
Section 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified. The Debtors also are required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in Cityscape and CSC into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Classes.

      The classification of Claims and Interests and the nature of distributions to Holders of Impaired Claims or Impaired Interests in each Class are summarized below. SEE Section IV.B, "Additional Information Regarding Treatment of Certain Claims - Allocation of New Common Stock Among Classes 4, 5 and 6" for a description of the manner in which the number of shares of New Common Stock will be determined and Section VI, "CERTAIN RISK FACTORS" for a discussion of various other factors that could materially affect the value of the New Common Stock distributed pursuant to the Plan.

      In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to amounts and allowability of: (i) Senior Note Claims and Small Senior Note Claims (Classes 4 and 4a), (ii) General Unsecured Claims and Small Unsecured Claims (Classes 5 and 5a) and (iii) Subordinated Debenture Claims and Small Subordinated Debenture Claims (Classes 6 and 6a), and a good faith compromise and settlement of all claims or controversies relating to the termination of all contractual, legal, and equitable subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made pursuant to the Plan on account of such Claim or Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Company, Reorganized Cityscape, Reorganized CSC and their respective property and Claim and Interest Holders, and is fair, equitable and reasonable.

      Except for Disputed Claims, distributions will be made on the Effective Date or as soon as practicable thereafter. SEE Section IV.F, "THE PLAN OF REORGANIZATION -- Distributions Under the Plan" for a discussion of Plan provisions that may affect the timing of distributions under the Plan. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section V.B of the Plan (relating to timing and calculation of amounts to be distributed under the Plan) and Section V.H of the Plan (relating to distributions on account of Disputed Claims once they are allowed). SEE Section IV.B, "THE PLAN OF REORGANIZATION -- Distributions Under the Plan -- Timing and Methods of Distribution."

      The treatment of Claims described below is subject to the Plan provisions described in Section IV, "THE PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan -- Additional Information Regarding Treatment of Certain Claims."

B.    TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

   DESCRIPTION OF CLAIMS OR INTERESTS

      UNCLASSIFIED CLAIMS

      ADMINISTRATIVE CLAIMS. Subject to certain additional requirements for professionals and certain other entities, each Holder of an Allowed Administrative Claim will receive on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Claim on, as soon as practicable after, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim, unless the Holder and the Debtors or the Reorganized Company agree or will have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms; PROVIDED, that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by the Reorganized Company when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Cases. In addition, on or before the Effective Date, all fees payable pursuant to 28 U.S.C. ss.1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in Cash equal to the amount of such Administrative Claim. Payment of all United States Trustee fees required to be made prior to the Effective Date will be made by the Debtors. Payment of all United States Trustee fees required to be made after the Effective Date will be made by the Reorganized Company. The Debtors will file all required monthly financial reports prior to the Effective Date and the Reorganized Company will file all required monthly financial reports after the Effective Date.

      The Debtors are not currently in a position to determine the amount of Administrative Claims, Priority Tax Claims and other Priority Claims for which they will be liable as of the Effective Date. However, solely for purposes of preparing the projections attached hereto as Exhibit C and the liquidation analysis attached hereto as Exhibit D and of estimating recoveries for creditors under the Plan, they have assumed (they believe conservatively) that the aggregate amount of such Claims will not exceed $10,000,000. Proofs of claim on account of Administrative Claims, Priority Tax Claims and other Priority Claims have been filed in the Debtors' chapter 11 cases which Claims, if Allowed as asserted, would exceed $10,000,000 in the aggregate. In addition, a deadline for the assertion of Administrative Claims has not yet been set (nor do the Debtors anticipate that one will be set to occur until after the Effective Date of the
Plan). Nevertheless, based upon a careful review of their books and records, the Debtors believe that the Allowed amount of Administrative Claims, Priority Tax Claims and other Priority Claims will fall below, or even well below, $10,000,000 in the aggregate after the Debtors complete their claims resolution process. However, given the uncertainty at this time as to the outcome of any individual component of such total, the Debtors believe that setting forth any greater specificity as to the components would represent merely guesswork and would not be helpful to creditors voting on the Plan. Therefore, they have chosen instead to present the amount of such Claims in the aggregate and to assume payment of such amount in full, in cash for purposes of estimating recoveries to other creditors under the Plan.

      PRIORITY TAX CLAIMS. Unless otherwise agreed to by the Debtors or the Reorganized Company and the Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive, at the sole option of the Reorganized Company (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (ii) equal quarterly cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by the Reorganized Company and such Holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the

Holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

      The Debtors are not currently in a position to determine the amount of Administrative Claims, Priority Tax Claims and other Priority Claims for which they will be liable as of the Effective Date. However, solely for purposes of preparing the projections attached hereto as Exhibit C and the liquidation analysis attached hereto as Exhibit D and of estimating recoveries for creditors under the Plan, they have assumed (they believe conservatively) that the aggregate amount of such Claims will not exceed $10,000,000. Proofs of claim on account of Administrative Claims, Priority Tax Claims and other Priority Claims have been filed in the Debtors' chapter 11 cases which Claims, if Allowed as asserted, would exceed $10,000,000 in the aggregate. In addition, a deadline for the assertion of Administrative Claims has not yet been set (nor do the Debtors anticipate that one will be set to occur until after the Effective Date of the
Plan). Nevertheless, based upon a careful review of their books and records, the Debtors believe that the Allowed amount of Administrative Claims, Priority Tax Claims and other Priority Claims will fall below, or even well below, $10,000,000 in the aggregate after the Debtors complete their claims resolution process. However, given the uncertainty at this time as to the outcome of any individual component of such total, the Debtors believe that setting forth any greater specificity as to the components would represent merely guesswork and would not be helpful to creditors voting on the Plan. Therefore, they have chosen instead to present the amount of such Claims in the aggregate and to assume payment of such amount in full, in cash for purposes of estimating recoveries to other creditors under the Plan.

      CLASSIFIED CLAIMS AGAINST AND INTERESTS IN CITYSCAPE

      CLASS 1 -- BANK CLAIMS. Class 1 consists of all Allowed Bank Claims, if any, against the Debtors arising from the Prepetition Credit Facilities including all Claims arising pursuant to any guarantee thereof and any pledge of assets as security therefor. Pursuant to the Financing Orders, proceeds from the DIP Facilities have been used, among other things, to pay all Allowed Bank Claims against the Debtors in full in Cash. Therefore, it is contemplated that there will not be any Bank Claims in Class 1 as of the Effective Date. However, to the extent that there are any Bank Claims in Class 1 as of the Effective Date, (i) each such Claim will be deemed allowed as an Allowed Class 1 Claim in the aggregate amount equal to the sum of (A) the unpaid principal and interest as of the Petition Date LESS all payments thereon received and retained by the respective Holder thereof during the period from the Petition Date to the Effective Date, (B) all accrued and unpaid interest from the Petition Date through and including the Effective Date at the rates provided for in the Financing Orders, and (C) all other amounts due and owing as of the Effective Date in respect of the respective Bank Claims pursuant to the Financing Orders and pursuant to the Greenwich Facility or the CIT Facility, as the case may be, and (ii) on the Effective Date, each Holder will receive, on account thereof, a payment in Cash by wire transfer equal to the amount of such Allowed Class 1 Claim. Therefore, Class 1 is Unimpaired and, accordingly, is not entitled to vote on the Plan.

      There will be no Allowed Bank Claims against the Debtors as of the Effective Date.

      CLASS 2A ET SEQ. -- OTHER SECURED CLAIMS. All Allowed Secured Claims against the Debtors that are not included in Class 1 (defined in the Plan as "Other Secured Claims") are classified in Class 2a ET SEQ. These Classes will be further divided into subclasses designated by letters of the alphabet (Class 2a, Class 2b, and so on) so that each Holder of any Other Secured Claim against the Debtors is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class. The Debtors will File a schedule of each Other Secured Claim, if any, against the Debtors on or before ten (10) days prior to the commencement of the Confirmation Hearing. Each Allowed Other Secured Claim against the Debtors will be treated as follows: either (a) the Plan will leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) the Debtors will cure any default with respect to such Claim that occurred before or after the Petition Date (other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code), (ii) the maturity of such Claim will be reinstated as such maturity existed before any such default, (iii) the Holder of such Claim will be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered; or (c) such Claim will receive such other treatment to which the Holder consents. The Holder of each

Allowed Other Secured Claim against the Debtors which is treated as set forth in clause (a), (b) or (c) of this paragraph will be Unimpaired and will not be entitled to vote for or against the Plan. Cityscape is not aware of any Class 2a Claims.

      The Debtors expect that there will be no Allowed Other Secured Claims (other than possibly any that may arise by virtue of any creditor's right of setoff under Section 553 of the Bankruptcy Code) against the Debtors as of the Effective Date. In the event there are any Allowed Other Secured Claims, the Debtors anticipate that such Claims will be left unimpaired without the need for any Cash payments by the Debtors or, in the case of Allowed Other Secured Claims arising by virtue of setoff rights, satisfied with funds already held by the Holders of such Claims. Thus, there should be no effect on distributions to Holders of Allowed Claims in any other Class in the event there are any Allowed Other Secured Claims.

      CLASS 3 -- PRIORITY CLAIMS. Class 3 Claims are Unimpaired. Class 3 consists of the Allowed Priority Claims against the Debtors. A Priority Claim is a Claim for an amount entitled to priority under Sections 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6), 507(a)(7), or 507(a)(9) of the Bankruptcy Code, and does not include any Priority Tax Claim. These unsecured Priority Claims include, among others: (a) unsecured Claims for accrued employee compensation earned within 90 days prior to the Petition Date, to the extent of $4,000 per employee;
(b) contributions to employee benefit plans arising from services rendered within 180 days prior to the Petition Date, but only to the extent of (i) the number of employees covered by such plans multiplied by $4,000, less (ii) the aggregate amount paid to such employees under Section 507(a)(3) of the Bankruptcy Code, plus the aggregate amount paid by the estate on behalf of such employees to any other employee benefit plan.

      The Plan provides that unless otherwise agreed to by the parties, each Holder of an Allowed Class 3 Claim will be entitled to receive (i) Cash equal to the amount of such Claim on the latest of (a) the Effective Date or as soon as practicable thereafter, (b) the date such Claim becomes an Allowed Priority Claim, and (c) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Debtors and the Holder of such Claim, and/or (ii) such other treatment, as determined by the Bankruptcy Court, required to render such Claim Unimpaired. Allowed Claims in Class 3 are Unimpaired under the Plan and Holders of Allowed Claims in Class 3 will be deemed to have accepted the Plan.

      The Debtors are not currently in a position to determine the amount of Administrative Claims, Priority Tax Claims and other Priority Claims for which they will be liable as of the Effective Date. However, solely for purposes of preparing the projections attached hereto as Exhibit C and the liquidation analysis attached hereto as Exhibit D and of estimating recoveries for creditors under the Plan, they have assumed (they believe conservatively) that the aggregate amount of such Claims will not exceed $10,000,000. Proofs of claim on account of Administrative Claims, Priority Tax Claims and other Priority Claims have been filed in the Debtors' chapter 11 cases which Claims, if Allowed as asserted, would exceed $10,000,000 in the aggregate. In addition, a deadline for the assertion of Administrative Claims has not yet been set (nor do the Debtors anticipate that one will be set to occur until after the Effective Date of the
Plan). Nevertheless, based upon a careful review of their books and records, the Debtors believe that the Allowed amount of Administrative Claims, Priority Tax Claims and other Priority Claims will fall below, or even well below, $10,000,000 in the aggregate after the Debtors complete their claims resolution process. However, given the uncertainty at this time as to the outcome of any individual component of such total, the Debtors believe that setting forth any greater specificity as to the components would represent merely guesswork and would not be helpful to creditors voting on the Plan. Therefore, they have chosen instead to present the amount of such Claims in the aggregate and to assume payment of such amount in full, in cash for purposes of estimating recoveries to other creditors under the Plan.

      CLASS 4 -- SENIOR NOTE CLAIMS AND CLASS 4A -- SMALL SENIOR NOTE CLAIMS. Class 4 consists of the Allowed Unsecured Claims against the Debtors of Holders of Old Senior Notes (including all Claims and causes of action arising therefrom or in connection therewith and all guarantees related thereto). The Claim of each Holder of Old Senior Notes (including Holders of Small Senior Note Claims) as of the Distribution Record Date will be allowed in the aggregate amount of the unpaid principal of such Holder's Old Senior Notes plus unpaid interest (calculated in accordance with the provisions of the indenture governing the Old Senior Notes) which accrued prior to the Petition Date. Class 4 is Impaired and, accordingly, Holders of Allowed Class 4 Claims are entitled to vote on the Plan.

      On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 4 Claim will receive on account of such Allowed Claim a Pro Rata portion of 7,346,708 shares of New Common Stock (I.E., one share of New Common Stock for every $45.26 in principal of and accrued interest on such Holder's Old Senior Notes).

      Class 4a consists of the Allowed Small Senior Note Claims, which are Allowed Senior Note Claims whose principal amounts are equal to or less than $5,000.00 or whose Holders agree on a Ballot or otherwise in writing to reduce the principal amounts of such Allowed Senior Note Claims to $5,000.00 and to release and waive any further or additional Claims against the Debtors. Class 4a is Impaired and, accordingly, Holders of Allowed Class 4a Claims are entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 4a Claim will receive on account of such Allowed Claim Cash in an amount equal to (i) $10.00, multiplied by (ii) the number of shares of New Common Stock that such Holder would have been entitled to receive as a Holder of an Allowed Class 4 Claim (after giving effect to the voluntary reduction by the Holder of a Class 4 Claim of the principal amount of such Holder's Claim to $5,000.00); PROVIDED, HOWEVER, that any Holder of a Class 4a Claim may elect on a Ballot or otherwise in writing to receive the treatment afforded by Class 4 (I.E., New Common Stock) rather than this Class 4a (I.E.,
Cash).

      To the extent, if any, that the classification and manner of satisfying Claims and Interests under the Plan do not take into consideration all contractual, legal and equitable subordination rights that Holders of Allowed Class 4 and Class 4a Claims may have against Holders of Claims or Interests with respect to distributions made pursuant to this Plan, each Holder of an Allowed Class 4 or Class 4a Claim will be deemed, upon the Effective Date, to have waived all contractual, legal or equitable subordination rights that such Holder might have, including, without limitation, any such rights arising out of the Old Senior Notes, the Old Subordinated Debentures, the indentures governing such Old Securities or otherwise.

      (For a description of how amounts of New Common Stock to be distributed under the Plan to Holders of Allowed Claims in Classes 4, 5 and 6 were calculated, SEE "Additional Information Regarding Treatment of Certain Claims - Allocation of New Common Stock Among Classes 4, 5 and 6" below.)

      There will be approximately $332,512,500 in Allowed Class 4 and Class 4a Claims as of the Effective Date.

      CLASS 5 -- GENERAL UNSECURED CLAIMS AND CLASS 5A -- SMALL UNSECURED CLAIMS. Class 5 consists of all Allowed General Unsecured Claims against the Debtors, including, but not limited to, Claims resulting from the rejection of leases or executory contracts (other than such Claims that fall within Class 5a or Class 13). Class 5 is Impaired and, accordingly, Holders of Allowed Class 5 Claims are entitled to vote on the Plan.

      On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 5 Claim will receive on account of such Allowed Claim one share of New Common Stock for every $60.32 of such Holder's Allowed Claim.

      Class 5a consists of the Allowed Small Unsecured Claims, which are Allowed General Unsecured Claims that are equal to or less than $8,000.00 or whose Holders agree on a Ballot or otherwise in writing to reduce such Allowed Unsecured Claims to $8,000.00 and to release and waive any further or additional Claims against the Debtors. Class 5a is Impaired and, accordingly, Holders of Allowed Class 5a Claims are entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 5a Claim will receive on account of such Allowed Claim Cash in an amount equal to (i) $10.00, multiplied by (ii) the number of shares of New Common Stock that such Holder would have been entitled to receive as a Holder of an Allowed Class 5 Claim (after giving effect to the voluntary reduction by the Holder of a Class 5 Claim of such Holder's Claim to $8,000.00); PROVIDED, HOWEVER, that any Holder of a Class 5a Claim may elect on a Ballot or otherwise in writing to receive the treatment afforded by Class 5 (I.E., New Common Stock) rather than this Class 5a (I.E., Cash).

      Classes 5 and 5a also includes Trade Claims. At the outset of their chapter 11 cases, the Debtors sought and obtained Bankruptcy Court approval to pay in the ordinary course of business all outstanding Trade Claims to trade creditors who continue to provide normal trade credit terms to, or have reinstated normal trade credit terms for, the Debtors or who have previously agreed to compromise their Claims in a manner acceptable to the Debtors. To the extent that any payments made by the Debtors to Holders of Trade Claims pursuant to such Order resulted in such Holders' receiving greater distributions on account of their Trade Claims than that to which they are entitled under Section V.B.5 of the Plan, any claim of the Debtors for recovery of such overpayments to such Holders will be assigned by the Debtors to Reorganized Cityscape or Reorganized CSC, as applicable, pursuant to Section XI.F of the Plan.

      (For a description of how amounts of New Common Stock to be distributed under the Plan to Holders of Allowed Claims in Classes 4, 5 and 6 were calculated, SEE "Additional Information Regarding Treatment of Certain Claims - Allocation of New Common Stock Among Classes 4, 5 and 6" below.)

      The Debtors expect that there will be approximately $8.0 million in Allowed Class 5 and Class 5a Claims but, for purposes of estimating recoveries for Holders of Allowed Claims under the Plan, have assumed that Allowed Class 5 and 5a Claims will total $10,000,000.

      The Plan's assumption that the total Allowed Claims in Class 5 (General Unsecured Claims) will not exceed $10 million is predicated on, among other things, the Debtors either (a) achieving a consensual resolution of the Claims filed by Harris Trust and Savings Bank ("Harris"), U.S. Bank National Association ("U.S. Bank"), Financial Security Assurance Inc. ("FSA") and Financial Guaranty Insurance Company ("FGIC") or (b) successfully contesting such Claims. Harris is the trustee and FGIC is the certificate insurer for the particular securitization known as Cityscape Home Equity Loan Trust, Series 1996-3. Either Harris or U.S. Bank, as applicable, is the trustee and FSA is the certificate insurer for each of the particular securitizations known as (i) Cityscape Home Equity Loan Trust, Series 1995-2, (ii) Cityscape Home Equity Loan Trust, Series 1995-3, (iii) Cityscape Home Equity Loan Trust, Series 1996-1,
(iv) Cityscape Home Equity Loan Trust, Series 1996-2 and (v) Cityscape Home Equity Loan Trust, Series 1996-4. FSA, FGIC, Harris and U.S. Bank each filed proofs of claim against the Debtors asserting in the aggregate claims for hundreds of millions of dollars (E.G., FGIC's claim, alone, is for an amount not less than $162 million). FSA, FGIC, Harris and U.S. Bank each assert that (1) a portion of each Claim is secured, (2) a portion of each Claim is entitled to administrative priority under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, and (3) each Claim that is not determined to be a Secured or Administrative Claim is a Class 5 General Unsecured Claim. The Debtors dispute some or all of such assertions. The Debtors, FSA, FGIC, Harris and U.S. Bank are currently discussing possible terms of consensual resolutions. If these Claims are not compromised, disallowed, or reduced significantly, FSA, FGIC, Harris and/or U.S. Bank may be able to cause Class 5 to vote against the Plan. Allowance of any of the Claims of FSA, FGIC, Harris or U.S. Bank in an amount that causes the total Allowed Claims in Class 5 to exceed $10 million would affect the value of the distributions to Class 4 and Class 6.

      CLASS 6 -- SUBORDINATED DEBENTURE CLAIMS AND CLASS 6A -- SMALL SUBORDINATED DEBENTURE CLAIMS. Class 6 consists of Allowed Unsecured Claims against Cityscape of Holders of Old Subordinated Debentures (including all Claims and causes of action arising therefrom or in connection therewith). The Claim of each Holder of Old Subordinated Debentures (including Holders of Small Subordinated Debenture Claims) as of the Distribution Record Date will be allowed in the aggregate amount of the unpaid principal of such Holder's Old Subordinated Debentures plus unpaid interest (calculated in accordance with the provisions of the indenture governing the Old Subordinated Debentures) which accrued prior to the Petition Date. Class 6 is Impaired and, accordingly, Holders of Allowed Class 6 Claims are entitled to vote on the Plan.

      On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 6 Claim will receive on account of such Allowed Claim a Pro Rata portion of 431,702 shares of New Common Stock (I.E., one share of New Common Stock for every $316.56 in principal of and accrued interest on such Holder's Old Subordinated Debentures); PROVIDED, HOWEVER, that if Class 6 and Class 6a do not accept the Plan, no New Common Stock (or any other property) will be distributed to Holders of Allowed Class 6 Claims pursuant to the Plan, and any

New Common Stock that would have been distributed to the Holders of Class 6 Claims will be distributed Pro Rata to the Holders of Class 4 Claims as part of their distribution pursuant to Section V.B.4 of the Plan.

      Class 6a consists of the Allowed Small Subordinated Debenture Claims, which are Allowed Subordinated Debenture Claims whose principal amounts are equal to or less than $50,000.00 or whose Holders agree on a Ballot or otherwise in writing to reduce the principal amounts of such Allowed Subordinated Debenture Claims to $50,000.00 and to release and waive any further or additional Claims against the Debtors. Class 6a is Impaired and, accordingly, Holders of Allowed Class 6a Claims are entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 6a Claim will receive on account of such Allowed Claim Cash in an amount equal to (i) $10.00, multiplied by (ii) the number of shares of New Common Stock that such Holder would have been entitled to receive as a Holder of an Allowed Class 6 Claim (after giving effect to the voluntary reduction by the Holder of a Class 6 Claim of the principal amount of such Holder's Claim to $50,000.00); PROVIDED, HOWEVER, that (i) any Holder of a Class 6a Claim may elect on a Ballot or otherwise in writing to receive the treatment afforded by Class 6 (I.E., New Common Stock) rather than this Class 6a (I.E., Cash), and (ii) if Class 6 and Class 6a do not accept the Plan, no Cash (or any other property) will be distributed to Holders of Allowed Class 6a Claims pursuant to the Plan.

      (For a description of how amounts of New Common Stock to be distributed under the Plan to Holders of Allowed Claims in Classes 4, 5 and 6 were calculated, SEE "Additional Information Regarding Treatment of Certain Claims - Allocation of New Common Stock Among Classes 4, 5 and 6" below.)

      There will be approximately $136,658,720 in Allowed Class 6 and Class 6a Claims as of the Effective Date.

      CLASS 7 -- OLD DEBT SECURITIES CLAIMS. Class 7 consists of all Allowed Securities Claims on account of Old Debt against the Debtors. The Holders of Allowed Class 7 Claims, if any, will not receive or retain any interest or property under the Plan and, therefore, Class 7 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 7 Claims are not being solicited. If there are any Allowed Class 7 Claims, the Debtors intend to seek to confirm the Plan pursuant to the "cramdown" provisions of
Section 1129(b) of the Bankruptcy Code.

      CLASS 8 -- INTERESTS OF HOLDERS OF OLD SERIES A PREFERRED STOCK. Class 8 consists of Allowed Interests (aggregating 626 shares) of Old Series A Preferred Stock. The Holders of Allowed Class 8 Interests will not receive or retain any interest or property under the Plan and, therefore, Class 8 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders Allowed Class 8 Interests are not being solicited. The Debtors intend to seek to confirm the Plan as to Class 8 pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

      CLASS 9 -- OLD SERIES A PREFERRED STOCK SECURITIES CLAIMS. Class 9 consists of all Allowed Securities Claims on account of Old Series A Preferred Stock against the Debtors. The Holders of Allowed Class 9 Claims, if any, will not receive or retain any interest or property under the Plan and, therefore, Class 9 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 9 Claims are not being solicited. If there are any Allowed Class 9 Claims, the Debtors intend to seek to confirm the Plan pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

      CLASS 10 -- INTERESTS OF HOLDERS OF OLD SERIES B PREFERRED STOCK. Class 10 consists of Allowed Interests (aggregating 4,551 shares) of Holders of Old Series B Preferred Stock. The Holders of Allowed Class 10 Interests will not receive or retain any interest or property under the Plan and, therefore, Class 10 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Allowed Class 10 Interests are not being solicited. The Debtors intend to seek to confirm the Plan as to Class 10 pursuant to the "cramdown" provisions of
Section 1129(b) of the Bankruptcy Code.

      CLASS 11 -- OLD SERIES B PREFERRED STOCK SECURITIES CLAIMS. Class 11 consists of all Allowed Securities Claims on account of Old Series B Preferred Stock against the Debtors. The Holders of Allowed Class 11 Claims, if any, will not receive or retain any interest or property under the Plan and, therefore, Class 11 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 11 Claims are not being solicited. If there are any Allowed Class A11 Claims, the Debtors intend to seek to confirm the Plan pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

      CLASS 12 -- INTERESTS OF HOLDERS OF OLD CITYSCAPE COMMON STOCK. Class 12 consists of the Allowed Interests of Holders of Old Cityscape Common Stock. The Holders of Allowed Class 12 Interests will not receive or retain any interest or property under the Plan and, therefore, Class 12 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class A12 Interests are not being solicited. The Debtors intend to seek to confirm the Plan as to Class 12 pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

      CLASS 13 -- INTERESTS OF HOLDERS OF OLD STOCK RIGHTS IN CITYSCAPE AND ALL CLAIMS ARISING OUT OF SUCH OLD STOCK RIGHTS. Class 13 consists of all Allowed Interests in Cityscape of Holders of Old Stock Rights and all Allowed Claims arising out of any such Old Stock Rights, including, without limitation, all Claims arising out of the rejection of Old Stock Rights. The Holders of Allowed Class 13 Interests and Claims will not receive or retain any interest or property under the Plan and, therefore, Class 13 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 13 Interests and Claims are not being solicited. The Debtors intend to seek to confirm the Plan as to Class 13 pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

      CLASS 14 -- OLD CITYSCAPE COMMON STOCK AND OLD WARRANT SECURITIES CLAIMS. Class 14 consists of all Allowed Securities Claims on account of Old Cityscape Common Stock or Old Warrants against the Debtors. The Holders of Allowed Class 14 Claims, if any, will not receive or retain any interest or property under the Plan and, therefore, Class 14 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 14 Claims are not being solicited. If there are any Allowed Class 14 Claims, the Debtors intend to seek to confirm the Plan pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

   ADDITIONAL INFORMATION REGARDING TREATMENT OF CERTAIN CLAIMS

      ALLOCATION OF NEW COMMON STOCK AMONG CLASSES 4, 5 AND 6

BACKGROUND AND ASSUMPTIONS

      As of the Effective Date, there will be (i) approximately $332,512,500 in Allowed Class 4 Claims, and (ii) approximately $136,658,720 in Allowed Class 6 Claims (each including principal and accrued and unpaid interest as of the Petition Date). The Debtors have estimated that there will ultimately be $8,000,000 in Allowed Class 5 Claims; however, for purposes of performing the following calculations and estimating recoveries for Holders of Allowed Claims in Classes 4, 5 and 6, they have assumed (conservatively) that Allowed Class 5 Claims will ultimately total $10,000,000.

      For purposes of making distributions required under the Plan and based upon, among other things, the Debtors' estimate that Allowed Class 5 Claims will total $10,000,000, the Debtors have estimated that approximately 7,944,200 shares of New Common Stock will be issued by Reorganized Cityscape, although the certificate of incorporation of Reorganized Cityscape will authorize the issuance of a number of shares significantly in excess of that amount.

      The Plan reflects a distribution of 94.45% (6,288,564 shares) and 5.55% (369,524 shares) of the New Common Stock to the Holders of Allowed Claims in Classes 4 and 6, respectively, before giving effect to any distributions of New Common Stock on account of Allowed Class 5 Claims. (The 5.55% of the New Common Stock to be distributed to Class 6 represents New Common Stock that would have otherwise been distributed to Class 4, but which Class 4 is, in effect, contributing to Class 6.) Thus, for every dollar of Claim that is allowed in Class 5, the percentages of New Common Stock held by Holders of Claims in Classes 4 and 6 will be diluted in proportionate amounts. The calculations set forth below reflect the effect of such dilution when Allowed Claims in Class 5 equal the estimated amount of $10,000,000.

      For purposes of the following calculations, the Debtors have assumed that no Holders of Allowed Claims in Classes 4, 5 and 6 elect to receive Cash in lieu of New Common Stock and that, therefore, there are no Allowed Claims in Classes 4a, 5a and 6a.

CLASS 4 DISTRIBUTION

      Of the estimated 7,944,200 shares of New Common Stock to be issued, Holders of Old Senior Notes will be entitled to a distribution of 7,346,708 shares, calculated as follows:

      Allowed Amount of Class 4 Claims ($332,512,500)+
      Allowed Amount of Class 6 Claims ($136,658,720)
      ------------------------------------------------
      Allowed Amount of Class 4 Claims ($332,512,500)+
      Allowed Amount of Class 6 Claims ($136,658,720)+
      Allowed Amount of Class 5 Claims (estimated at $10,000,000)

      x 7,944,200 shares

      - Amount of shares contributed by Class 4 to Class 6 (after giving effect to allowance of $10,000,000 in Class 5 Claims)
        (431,702 shares)

      =  7,346,708 shares (or approximately 92.48% of the 7,944,200 shares).

      Based upon the aggregate, allowed amount of Class 4 Claims (approximately $332,512,500), this means that each Holder of a Class 4 Claim will receive one share of New Common Stock for each $45.26 of the amount of such Holder's Claim (including both principal and unpaid interest as of the Petition Date).

      Note that if Class 6 or Class 6a votes to reject the Plan, Class 4 will receive an additional 431,702 shares that would otherwise have been distributed to Class 6.

CLASS 6 DISTRIBUTION

      Of the estimated 7,944,200 shares of New Common Stock to be issued, Holders of Old Subordinated Debentures will be entitled to a distribution of 431,702 shares, or approximately 5.43% of the 7,944,200 shares (provided that Classes 6 and 6a vote to accept the Plan). Based upon the aggregate, allowed amount of Class 6 Claims (approximately $136,658,720), this means that each Holder of a Class 6 Claim will receive one share of New Common Stock for each $316.56 of the amount of such Holder's Claim (including both principal and unpaid interest as of the Petition Date).

      Note that if Class 6 or Class 6a votes to reject the Plan, Class 6 will not receive any shares of New Common Stock.

CLASS 5 DISTRIBUTION

      Of the estimated 7,944,200 shares of New Common Stock to be issued, Holders of Allowed General Unsecured Claims will be entitled to a distribution of approximately 165,790 shares, calculated as follows:

      Allowed Amount of Class 5 Claims (estimated at $10,000,000)
      -----------------------------------------------------------
      Allowed Amount of Class 4 Claims ($332,512,500) +
      Allowed Amount of Class 6 Claims ($136,658,720) +

      Allowed Amount of Class 5 Claims (estimated at $10,000,000)

      x 7,944,200 shares

      = 165,790 shares (or approximately 2.09% of the 7,944,200 shares).

      Based upon the estimated, allowed amount of Class 5 Claims ($10,000,000), this means that each Holder of a Class 5 Claim will receive one share of New Common Stock for each $60.32 of such Holder's Allowed Claim.

EFFECT OF VARIATIONS IN AGGREGATE CLASS 5 CLAIM AMOUNT

      In the event Allowed Class 5 Claims total less than $10,000,000, fewer than 165,790 shares will be distributed to Class 5, and the percentages of the outstanding New Common Stock held by each of Class 4 and Class 6 will exceed 92.48% and 5.43%, respectively, in proportionate amounts.

      In the event Allowed Class 5 Claims total more than $10,000,000, (a) more than 7,944,200 shares of New Common Stock will be issued and outstanding (in an amount equal to (i) the aggregate amount of Allowed Class 5 Claims in excess of $10,000,000, divided by (ii) $60.32), (b) such excess shares will distributed to the Holders of Allowed Class 5 Claims at the rate of one share per $60.32 in Allowed Claim amount, and (c) the percentages of the outstanding New Common Stock held by each of Class 4 and Class 6 will be diluted below 92.48% and 5.43%, respectively, in proportionate amounts. For example, the Plan's assumption that the total Allowed Claims in Class 5 (General Unsecured Claims) will not exceed $10 million is predicated on, among other things, the Debtors either (a) achieving a consensual resolution of the Claims filed by Harris, U.S. Bank, FSA and FGIC or (b) successfully contesting such Claims. Harris is the trustee and FGIC is the certificate insurer for the particular securitization known as Cityscape Home Equity Loan Trust, Series 1996-3. Either Harris or U.S. Bank, as applicable, is the trustee and FSA is the certificate insurer for each of the particular securitizations known as (i) Cityscape Home Equity Loan Trust, Series 1995-2, (ii) Cityscape Home Equity Loan Trust, Series 1995-3, (iii) Cityscape Home Equity Loan Trust, Series 1996-1, (iv) Cityscape Home Equity Loan Trust, Series 1996-2 and (v) Cityscape Home Equity Loan Trust, Series 1996-4. FSA, FGIC, Harris and U.S. Bank each filed proofs of claim against the Debtors asserting in the aggregate claims for hundreds of millions of dollars (E.G., FGIC's claim, alone, is for an amount not less than $162 million). FSA, FGIC, Harris and U.S. Bank each assert that (1) a portion of each Claim is secured,
(2) a portion of each Claim is entitled to administrative priority under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, and (3) each Claim that is not determined to be a Secured or Administrative Claim is a Class 5 General Unsecured Claim. The Debtors dispute some or all of such assertions. The Debtors, FSA, FGIC, Harris and U.S. Bank are currently discussing possible terms of consensual resolutions. If these Claims are not compromised, disallowed, or reduced significantly, FSA, FGIC, Harris and/or U.S. Bank may be able to cause Class 5 to vote against the Plan. Allowance of any of the Claims of FSA, FGIC, Harris or U.S. Bank in an amount that causes the total Allowed Claims in Class 5 to exceed $10 million would affect the value of the distributions to Class 4 and Class 6.

EFFECT OF OVERESTIMATION OR UNDERESTIMATION OF AGGREGATE AMOUNT OF ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS AND OTHER PRIORITY CLAIMS.

      Solely for the purpose of preparing the projections attached hereto as Exhibit C and the liquidation analysis attached hereto as Exhibit D and for estimating recoveries for creditors under the Plan, the Debtors have assumed (they believe conservatively) that the aggregate amount of Administrative Claims, Priority Tax Claims and other Priority Claims will not exceed $10,000,000. If the Debtors' estimated maximum of $10,000,000 is an overestimate of the aggregate amount of such Claims, the Reorganized Company will have Cash in excess of that anticipated in an amount equal to the difference between $10,000,000 and the actual, Allowed amount of such Claims. The aggregate value of the New Common Stock to be distributed to Holders of Allowed Claims in Classes 4, 5 and 6 would, thus, be increased by the amount of such excess Cash. If the Debtors' estimated maximum is an underestimate of the aggregate amount of such Claims, the Reorganized Company will have to use more Cash to satisfy such Claims than is anticipated in an amount equal to the difference between the actual, Allowed amount of such Claims and

$10,000,000. The aggregate value of the New Common Stock to be distributed to Holders of Allowed Claims in Classes 4, 5 and 6 would, thus, be decreased by such amount.

      TREATMENT OF UNCLASSIFIED CLAIMS

      The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include Administrative Claims and Priority Tax Claims. All distributions referred to below that are scheduled for the Effective Date will be made on the Effective Date or as soon as practicable thereafter.

      ADMINISTRATIVE CLAIMS. An "Administrative Claim" is a claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(l) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the commencement of a chapter 11 case of preserving the estate or operating the business of the company (including wages, salaries and commissions for services), loans and advances to the company made after the petition date, compensation for legal and other services and reimbursement of expenses awarded or allowed under Section 330(a) or 331 of the Bankruptcy Code, certain retiree benefits, certain reclamation claims, and all fees and charges against the estate under Section 1930 of title 28, United States Code. Under the Plan, each Holder of an Allowed Administrative Claim will receive on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Claim on, as soon as practicable after, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim, unless the Holder and the Debtors or the Reorganized Company agree or will have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms; PROVIDED, that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by the Reorganized Company, when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Cases. Except as provided below for (i) non-tax liabilities incurred in the ordinary course of business by the Debtors, (ii) Post-Petition Tax Claims, and (iii) DIP Claims, requests for payment of Administrative Claims must be Filed and served on counsel for the Debtors and the Reorganized Company no later than (x) sixty (60) days after the Effective Date, or (y) such later date, if any, as the Bankruptcy Court orders upon application made prior to the end of such 60-day period. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the Holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date will be forever barred from asserting such Claims against the Debtors, the Reorganized Company, or any of their respective properties. No request for payment will be required in connection with the DIP Claims, which, notwithstanding anything to the contrary in the Plan, will be paid in full in Cash on the Effective Date, as provided in the DIP Facilities and the Financing Orders.

      CLAIMS BY PROFESSIONALS. Professionals or other Persons requesting compensation or reimbursement of expenses pursuant to Section 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, without limitation, any compensation requested pursuant to Section 503(b)(4) of the Bankruptcy Code by any professional or other entity for making a substantial contribution in the Reorganization Cases) shall file and serve on the Reorganized Company and counsel for the Reorganized Company, an application for final allowance of compensation and reimbursement of expenses no later than (i) 60 days after the Effective Date, or (ii) such later date, if any, as the Bankruptcy Court orders order upon application made prior to the end of such 60-day period; PROVIDED, HOWEVER, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals' Order without having filed an application may continue to receive compensation or reimbursement for services rendered before the Effective Date without further Bankruptcy Court review or approval to the extent provided in the Ordinary Course Professionals' Order. Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be Filed and served on the Reorganized Company, counsel for the Reorganized Company and the requesting professional or other Person on or before the later of (x) ninety (90) days after the Effective Date and (y) thirty (30) days after such date as the Bankruptcy Court establishes as the deadline for Filing such applications. The professionals of the Debtors and any Committee shall be entitled to reasonable compensation by, and reimbursement of expenses from, the Reorganized Company for services rendered or costs incurred by such professionals after the Effective Date promptly after submission of appropriate invoices to the Reorganized Company. In the event of a dispute over any such invoices, the Reorganized Company will promptly pay any amount not in dispute and, if such dispute cannot be resolved among the parties, such dispute will be resolved by the Bankruptcy Court.

      Subject to the approval of the Bankruptcy Court, unpaid fees and expenses of counsel to each of the Unofficial Committees incurred through and including the Effective Date will be paid on or as soon as practicable after the Effective Date. The Debtors acknowledge that the Unofficial Committees and their counsel have made a substantial contribution to the Debtors' chapter 11 cases and will support applications for payment of the reasonable fees and expenses of counsel to each of the Unofficial Committees.

      CLAIMS BY INDENTURE TRUSTEES. On or as soon as practicable after the Effective Date, the Reorganized Company will pay the contractual claims of the Indenture Trustees for their fees and expenses including their reasonable attorneys' fees and expenses. To the extent, after being furnished with normal supporting documents for such fees and expenses, the Reorganized Company disputes the reasonableness of any such fees and expenses, the Reorganized Company will pay such fees and expenses as are not disputed, and will submit to the Indenture Trustee a written list of specific fees and expenses viewed by the Reorganized Company as not being reasonable. To the extent that the Reorganized Company and the Indenture Trustee are unable to resolve the dispute, the dispute will be resolved by the Bankruptcy Court. Pending the resolution of any such dispute by consent or by Final Order of the Bankruptcy Court, an amount of Cash equal to the disputed portion of the Indenture Trustee's request for fees and expenses will be held in trust in one or more segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the applicable Indenture Trustee, accounted for separately, and paid to the Indenture Trustee and/or returned to the Reorganized Company, as required by the agreement of the Reorganized Company and the Indenture Trustee or the Final Order of the Bankruptcy Court, as the case may be. The Indenture Trustees will not attach or set off any of their fees and expenses against distributions to Holders of Old Senior Notes or Old Subordinated Debentures and will not otherwise withhold or delay any such distributions.

      PRIORITY TAX CLAIMS. A Priority Tax Claim is a claim for an amount entitled to priority under Section 507(a)(8) of the Bankruptcy Code. Unless otherwise agreed to by the Debtors or the Reorganized Company and a Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive, at the sole option of the Reorganized Company, (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim or as soon thereafter as is practicable, or (ii) equal quarterly cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by the Reorganized Company, and such Holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the Holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim. The foregoing treatment of Allowed Priority Tax Claims is consistent with the provisions of Section 1129(a)(9)(C) of the Bankruptcy Code, and the Holders of Allowed Priority Tax Claims are not entitled to vote on the Plan. Pursuant to
Section 1123(a)(l) of the Bankruptcy Code, Priority Tax Claims are not designated as a Class of Claims for purposes of the Plan.

      CRAMDOWN

      The so-called "cramdown" provisions of Section 1129(b) of the Bankruptcy Code permit confirmation of a chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. In the event that at least one impaired Class of Claims votes to accept the Plan (and at least one impaired Class either votes to reject the Plan or is deemed to have rejected the Plan), the Debtors reserve the right to request that the Bankruptcy Court confirm the Plan under the cramdown provisions of the Bankruptcy Code. In that event, the Debtors have reserved the right to modify the Plan to the extent, if any, that Confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires or permits modification of the Plan.

      At a minimum, the Debtors will request Confirmation of the Plan over the deemed rejection of Classes 7, 8, 9, 10, 11, 12, 13 and 14 under the Plan.

   SOURCES OF CASH TO MAKE PLAN DISTRIBUTIONS

      Except as otherwise provided in the Plan or the Confirmation Order, all cash necessary for the Reorganized Company to make the payments pursuant to the Plan will be obtained from the Reorganized Company's cash balances or the operations of the Debtors or the Reorganized Company.

   CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

      CONDITIONS TO CONFIRMATION

      Confirmation of the Plan cannot occur until all of the substantive confirmation requirements under the Bankruptcy Code have been satisfied pursuant to Section 1129 of the Bankruptcy Code. In addition, the Bankruptcy Court will not enter the Confirmation Order unless the Confirmation Order is acceptable in form and substance to the Debtors and the Confirmation Order expressly authorizes and directs the Debtors, Reorganized Cityscape and Reorganized CSC to perform those actions specified in the Plan. Finally, it will be a condition to Confirmation that each of the events and actions required by the Plan to occur or to be taken prior to Confirmation will have occurred or been taken, or the Debtors, or the party whose obligations are conditioned upon such occurrences or actions, as applicable, have waived such occurrences or actions and the Bankruptcy Court confirms the Plan without such occurrence or action.

      CONDITIONS TO EFFECTIVE DATE

      The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or waived by the Debtors:

            (i) The Confirmation Order authorizes and directs that the Debtors, Reorganized Cityscape and Reorganized CSC take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases and other agreements or documents created in connection with the Plan, including those actions contemplated by the provisions of the Plan set forth in Section XI of the Plan.

            (ii) The statutory fees owing the U.S. Trustee have been paid in full.

            (iii) All other actions and documents necessary to implement the provisions of the Plan have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

C.    WAIVER OF CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

      Each of the conditions to Confirmation and the Effective Date, other than the condition set forth in Section X.B.2 of the Plan (requiring payment in full of statutory fees owed to the U.S. Trustee), may be waived in whole or in part by Cityscape and CSC at any time, without notice or an Order of the Bankruptcy Court. The failure to satisfy or to waive any condition may be asserted by Cityscape and CSC regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by Cityscape and CSC). The failure of Cityscape and CSC to exercise any of the foregoing rights will not be deemed a waiver of any other rights and each such right will be deemed an ongoing right that may be asserted at any time.

   MODIFICATION OR REVOCATION OF THE PLAN; SEVERABILITY

      The Debtors reserve the right to modify the Plan at any time prior to the Confirmation Date in the manner provided for by Section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to
Section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise order. The potential impact of any such amendment or modification on the Holders of Claims and Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the Classes or a change in the relative rights of such Classes.

      The Debtors reserve the right after the Confirmation Date and before the Effective Date to modify the terms of the Plan or waive any conditions to the effectiveness thereof if and to the extent the Debtors determine that such modifications or waivers are necessary or desirable in order to consummate the Plan. The Debtors will give such Holders of Claims and Interests notice of such modifications or waivers as may be required by applicable law and the Bankruptcy Court, and any such modifications will be subject to the approval of the Bankruptcy Court to the extent required by, and in accordance with, Section 1127 of the Bankruptcy Code. The Debtors will give notice to any Committee, each of the Unofficial Committees and each of the DIP Lenders of any modification of the Plan.

      The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then the Plan will be null and void, and all of the Debtors' respective obligations with respect to the Claims and Interest will remain unchanged and nothing contained in the Plan or in this Disclosure Statement will be deemed an admission or statement against interest or constitute a waiver or release of any claims by or against either Debtor or any other Person or to prejudice in any manner the rights of either Debtor or any Person in any further proceedings involving either Debtor or any Person in any further proceedings involving either Debtor of any Person.

      If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power, upon the request of the Company, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

D.    THE REORGANIZED COMPANY

      A description of various matters relating to the Reorganized Company including (i) information relating to the business to be conducted by Reorganized Cityscape and Reorganized CSC following the Effective Date, (ii) the proposed management of Reorganized Cityscape and Reorganized CSC and proposed compensation and other arrangements relating thereto, and (iii) certain corporate governance matters, is set forth or referenced below.

   CORPORATE STRUCTURE

      On the Effective Date, Cityscape will become Reorganized Cityscape, CSC will become Reorganized CSC, and Reorganized CSC will be a wholly-owned subsidiary of Reorganized Cityscape.

   BUSINESS OF THE REORGANIZED COMPANY

      Following the Effective Date, the Debtors estimate that the Reorganized Company will have net assets with an approximate carrying value of $79 million, consisting primarily of mortgage residual certificates, receivables related to such certificates, mortgages held for sale and cash. The use of such assets (including the possibility of reentering the mortgage loan origination business and/or combining with one or more other businesses) will be left to the discretion of the Boards of Directors of the Reorganized Company

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
   DIRECTORS AND MANAGEMENT OF REORGANIZED CITYSCAPE AND REORGANIZED CSC

      BOARD OF DIRECTORS

      It is anticipated that the Board of Directors of Reorganized Cityscape will consist of one to ten members. The Debtors have been advised by the Unofficial Senior Noteholders' Committee that the members of the Board of Directors will include D. Richard Thompson, Mark Lasry and Mark A. Neporent. Mr. Thompson is a principal of Moulton, which is currently providing consulting services to the Debtors, and a principal of Aegis Mortgage Corporation, a mortgage banking firm headquartered in Houston Texas. Mr. Lasry is executive vice president at New York-based Amroc Investments. Mr. Neporent is a former partner of the law firm of Schulte Roth and is currently the Chief Operating Officer of Cerberus Capital Management, L.P. Schulte Roth has represented and continues to represent, Cerberus Partners, L.P., a member of the Unofficial Senior Noteholders' Committee, in various matters. The Debtors have been advised that Mr. Thompson has performed services on behalf of Cerberus Partners, L.P. pursuant to a contractual relationship between the parties.

      It is anticipated that the Board of Directors of Reorganized CSC will consist of no less than one member. The Debtors have been advised by the Unofficial Senior Noteholders' Committee that the members will be the same as the members of Reorganized Cityscape's Board of Directors.

      EXECUTIVE OFFICERS

      The initial officers of Reorganized Cityscape will be selected by the Board of Directors of Reorganized Cityscape. The Debtors have been advised by the Unofficial Senior Noteholders' Committee that D. Richard Thompson will be the chief executive of Reorganized Cityscape. Mr. Thompson is currently President of Aegis Mortgage Corporation, a mortgage banking firm headquartered in Houston, Texas that originates and services loans. Prior to his involvement in the business side of the mortgage banking industry, Mr. Thompson practiced corporate law with the Houston law firm of Liddell, Sapp & Zivtey where he specialized in thrift and mortgage banking matters. In 1987, Mr. Thompson began working for North American Mortgage Company and, since then, has served as President of Troy & Nichols and First Gibraltar Mortgage. Currently Mr. Thompson is secretary and treasurer of the Texas Mortgage Bankers Association. To the extent that initial officers have been selected, their names will be disclosed in a schedule to be Filed with the Bankruptcy Court on or prior to the Confirmation Date. Reorganized Cityscape will negotiate compensation packages with its officers that are consistent with the compensation packages in the industry. The compensation packages are expected to include a base salary and possibly incentive compensation, each in accordance with industry norms.

      The initial officers of Reorganized CSC will be selected by the Board of Directors of Reorganized CSC. The Debtors have been advised by the Unofficial Senior Noteholders' Committee that D. Richard Thompson will also be the chief executive of Reorganized CSC. To the extent that initial officers have been selected, their names will be disclosed in a schedule to be Filed with the Bankruptcy Court on or prior to the Confirmation Date. Reorganized CSC will negotiate compensation packages with its officers that are consistent with the compensation packages in the industry. The compensation packages are expected to include a base salary and possibly incentive compensation, each in accordance with industry norms.

      Because the decision to hire officers will vest in the new Boards of Directors of the Reorganized Company, which Boards are not currently constituted but whose initial members have been named, the Debtors are not in a position to identify which, if any, insiders, officers or directors of the Debtors will hold any position as an officer of either Reorganized Cityscape or Reorganized CSC. To date, none of the directors or officers of the Reorganized Company that has been named by the Unofficial Committee of Senior Noteholders is an officer, director or insider of either of the Debtors. The Debtors have asked the Unofficial Committee of Senior Noteholders to advise them of any additional officers and/or directors that are chosen and, to the extent that such officers and/or directors have been named as of the time of the Confirmation Hearing, the Debtors will disclose their names and affiliations to the Court and other parties in interest.

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
      CERTAIN CORPORATE GOVERNANCE MATTERS

   REORGANIZED CITYSCAPE CERTIFICATE OF INCORPORATION AND REORGANIZED CITYSCAPE BYLAWS

      The forms of the Reorganized Cityscape Certificate of Incorporation and the Reorganized Cityscape Bylaws are attached to the Plan as Exhibits "A" and "B", respectively.

   REORGANIZED CSC CERTIFICATE OF INCORPORATION AND REORGANIZED CSC BYLAWS

      The forms of the Reorganized CSC Certificate of Incorporation and the Reorganized CSC Bylaws are attached to the Plan as Exhibits "C" and "D", respectively.

E.    ISSUANCE OF NEW COMMON STOCK

      On the Effective Date or as soon as practicable thereafter, Reorganized Cityscape will, in accordance with the Plan, issue the New Common Stock to Holders of Allowed Class 4, 5 and 6 Claims. On the Effective Date, all securities, instruments and agreements entered into pursuant to the Plan, including, without limitation the New Common Stock and any security, instrument or agreement entered into in connection therewith, will become effective and binding in accordance their respective terms and conditions upon the parties thereto without further act or action under applicable law, regulation, order or rule, and will be deemed to become effective simultaneously.

   APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

      In reliance upon the exemption provided by Section 1145(a)(1) of the Bankruptcy Code, the Debtors have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the New Common Stock that will be offered pursuant to the Plan.

      SECTION 1145(A)(1). Section 1145(a)(1) exempts the offer or sale of securities pursuant to a plan of reorganization from the registration requirements of Section 5 of the Securities Act and from registration under state and local securities laws if the following conditions are satisfied: (i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold claims against, interests in, or claims for administrative expenses against, the debtor; and (iii) the securities are issued in exchange for the recipients' claims against or interests in the debtor, or principally in such exchange and partly for cash or property.

      The New Common Stock issued pursuant to the Plan will not be "restricted securities" within the meaning of Rule 144 under the Securities Act and may be freely transferred by Holders of Allowed Class 4, Class 5 and Class 6 Claims under the Securities Act and their successors and assigns. Accordingly, all resales and subsequent transactions in the New Common Stock are exempt from registration under the Securities Act pursuant to Section 4(1) of the Securities Act, unless the Holder is deemed to be an "underwriter" with respect to such securities or an "affiliate" of an issuer. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

            (i) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

            (ii) persons who offer to sell securities offered under a plan for the holders of such securities;

            (iii) persons who offer to buy securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

            (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

      Under Section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Any Holder of an Allowed Claim or Interest (or group of Holders of such Claims and/or Interests who act in concert) who receives a substantial amount of New Common Stock pursuant to the Plan may be deemed to be an "affiliate" of an issuer and therefore an "issuer" and therefore an "underwriter" under the foregoing definitions.

      Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan.

      GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE SECURITIES TO BE TRANSFERRED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF ALLOWED CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

      Rule 144A, promulgated under the Securities Act, provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities under the provisions of Rule 144A. Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons (E.G., "dealers" registered as such pursuant to Section 15 of the Exchange Act and "banks" as defined in Section 3(a)(2) of the Securities Act), any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such under Section 6 of the Exchange Act) or quoted in a U.S. automated interdealer quotation system (E.G., Nasdaq). Holders of such securities who are deemed to be "underwriters" within the meaning of
Section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Company within the meaning of Rule 405 of Regulation C under the Securities Act should, assuming that all other conditions of Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof.

      To the extent that Rule 144A is unavailable, holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (E.G., volume limitations, manner of sale, availability of current information about the issuer, etc.), any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the Company at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired his or its securities from an affiliate of the Company.

      THE NEW COMMON STOCK TO BE ISSUED ON THE EFFECTIVE DATE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY AND NEITHER THE SEC NOR SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

F.    DISTRIBUTIONS UNDER THE PLAN

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
   GENERAL

      Except as otherwise provided in the Plan with respect to any particular Class or Claim, property to be distributed under the Plan on account of Allowed Claims and Allowed Interests in an Impaired Class (a) will be distributed on the Effective Date or as soon as practicable thereafter to each Holder of an Allowed Claim or an Allowed Interest in that Class that is an Allowed Claim or an Allowed Interest as of the Effective Date, and (b) will be distributed to each Holder of an Allowed Claim or an Allowed Interest of that Class that becomes an Allowed Claim or Allowed Interest after the Effective Date, as soon as practicable after the Order of the Bankruptcy Court allowing such Claim or Interest becomes a Final Order. Except as otherwise provided in the Plan with respect to any particular Class or Claim, property to be distributed under the Plan on account of Claims in a Class that are not Impaired or on account of an Administrative Claim will be distributed on the later of (i) the Effective Date or as soon as practicable thereafter, or if any Claim is not an Allowed Claim as of the Effective Date, on the date the Order allowing such Claim becomes a Final Order or as soon as practicable thereafter, and (ii) the date on which the distribution to the Holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim.

      Except as otherwise provided in the Plan or the Confirmation Order, all cash necessary for Reorganized Cityscape and Reorganized CSC to make payments pursuant to the Plan will be obtained from Cityscape's and CSC's existing cash balances or the operations of the Debtors or the Reorganized Company, as applicable. SEE Section IV.A, "THE PLAN OF REORGANIZATION -- Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests" and " -- Overview of the Plan -- Sources of Cash to Make Plan Distributions." Reorganized Cityscape, Reorganized CSC or such Person(s) as Cityscape and CSC may employ in their sole discretion, will serve as Disbursing Agent(s). Prior to the Confirmation Hearing, the Debtors will File with the Bankruptcy Court a notice disclosing the identity(ies) of the Disbursing Agent or Agents to be used for making distributions under the Plan. Each Disbursing Agent will make all distributions of Cash and securities required to be distributed under the applicable provisions of the Plan. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Each Disbursing Agent will serve without bond, and each Disbursing Agent, other than Reorganized Cityscape or Reorganized CSC, will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Company on terms acceptable to the Reorganized Company.

      Cash payments made pursuant to the Plan will be in U.S. dollars. Cash payments to foreign creditors may be made, at the option of Cityscape and CSC or the Reorganized Company, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by Reorganized Cityscape or Reorganized CSC will be null and void if not cashed within 90 days of the date of the issuance thereof. Requests for reissuance of any check will be made directly to the Disbursing Agent as set forth below and in Section VI.G of the Plan. All payments in respect of Bank Claims will be by wire transfer.

      The Plan provides that the Disbursing Agent will make all distributions required under the applicable provisions of the Plan. No distributions under the Plan will be made to or on behalf of any Holder of any Allowed Claim or Allowed Interest evidenced by the instruments, securities or other documentation canceled pursuant to Section IX.B.1 of the Plan, unless such Holder first tenders the applicable instruments, securities or other documentation to the Disbursing Agent. SEE "THE PLAN OF REORGANIZATION -- Distributions Under the Plan -- Surrender of Canceled Voting Securities and Exchange for New Securities" below.

   TIMING AND METHODS OF DISTRIBUTIONS

      TRANSFERS OF NEW COMMON STOCK

      Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued or transferred, as the case may be, pursuant to the Plan. When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the issuance or transfer of a number of shares of New Common

Stock that is not a whole number, the actual distribution of such New Common Stock will be rounded to the next higher or lower whole number as follows: (a) fractions of 1/2 or greater will be rounded to the next higher whole number and
(b) fractions of less than 1/2 will be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to a Class of Claims will be adjusted as necessary to account for the rounding provided for in
Section VI.C.2 of the Plan. No consideration will be provided in lieu of fractional shares that are rounded down (including in connection with calculating the amount of Cash that a Holder of an Allowed Class 4a, 5a or 6a Claim is entitled to receive).

      COMPLIANCE WITH TAX REQUIREMENTS

      In connection with the Plan, to the extent applicable, the Disbursing Agent must comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan: (i) each Holder of an Allowed Claim that is to receive a distribution of Cash or New Common Stock pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution will be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements reasonably satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any Cash or New Common Stock to be distributed pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section VI.G of the Plan.

   DISTRIBUTION RECORD DATE

      As of the close of business on the Distribution Record Date, the transfer registers for the Old Securities maintained by the Debtors, or their respective agents, will be closed. The Disbursing Agent and its respective agents and the Indenture Trustees will have no obligation to recognize the transfer of the Old Securities occurring after the Distribution Record Date, and will be entitled for all purposes relating to the Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

   SURRENDER OF CANCELLED VOTING SECURITIES AND EXCHANGE FOR NEW SECURITIES

      TENDER OF VOTING SECURITIES

      The mechanism by which Holders of Allowed Claims in Class 4 or 6 surrender their Voting Securities and exchange such Voting Securities for New Common Stock will be determined based upon the manner in which the Voting Securities were issued and the mode in which they are held, as set forth below.

      VOTING SECURITIES HELD IN BOOK-ENTRY FORM. Voting Securities held in book-entry form through bank and broker nominee accounts will be mandatorily exchanged for the New Common Stock through the facilities of such nominees and the systems of the applicable securities depository or Clearing System (as described below and in Section VI.F.2 of the Plan) holding such Voting Securities on behalf of the brokers or banks.

      VOTING SECURITIES IN PHYSICAL, REGISTERED, CERTIFICATED FORM. Each Holder of Voting Securities in physical, registered, certificated form will be required, promptly after the Confirmation Date, to deliver his, hers or its physical certificates (the "Tendered Certificates") to the Disbursing Agent, accompanied by a properly executed letter of transmittal, to be distributed by the Information Agent or Disbursing Agent, as the case may be, promptly after the Confirmation Date and containing such representations and warranties as are described herein (a "Letter of Transmittal"). Any New Common Stock to be distributed pursuant to the Plan on account of any Allowed Claim in Class 4 or 6 represented by a Voting Security held in physical, registered, certificated form will, pending such surrender, be treated as an undeliverable distribution pursuant to Section VI.G of the Plan.

      Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined below), unless the Voting Securities tendered pursuant thereto are tendered for the account of an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or a correspondent in the United States (each of which is an "Eligible Institution"). If Voting Securities are registered in the name of a Person other than the Person signing the Letter of Transmittal, the Voting Securities, in order to be tendered validly, must be endorsed or accompanied by a properly completed power of authority, with signature guaranteed by an Eligible Institution.

      All questions as to the validity, form, eligibility (including time of receipt), and acceptance of Letters of Transmittal and Tendered Certificates will be resolved by the applicable Disbursing Agent, whose determination will be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest. Cityscape reserves the right, on behalf of itself and the Disbursing Agent, to reject any and all Letters of Transmittal and Tendered Certificates not in proper form, or Letters of Transmittal and Tendered Certificates, the Disbursing Agent's acceptance of which would, in the opinion of the Disbursing Agent or its counsel, be unlawful.

      VOTING SECURITIES IN BEARER FORM HELD THROUGH A BROKER OR BANK PARTICIPANT IN A CLEARING SYSTEM. Voting Securities held in bearer form through a broker or bank participant in a Clearing System will be mandatorily exchanged for the New Common Stock through the facilities of such nominees and the securities depositary holding such Voting Securities on behalf of the broker or bank.

      DELIVERY OF NEW SECURITIES IN EXCHANGE FOR VOTING SECURITIES

      On the Effective Date, Reorganized Cityscape or the Disbursing Agent will issue and authenticate the New Common Stock and will apply to DTC to make the New Common Stock eligible for deposit at DTC. With respect to Holders of Voting Securities who hold such Voting Securities through nominee accounts at bank and broker participants in DTC, Euroclear and Cedel, the Disbursing Agent will deliver the New Common Stock to DTC or to the registered address specified by the Clearing Systems. The Clearing System (or its depositary) will return the applicable Voting Securities to the Disbursing Agent for cancellation. The Disbursing Agent will request that DTC effect a mandatory exchange of the applicable Voting Securities for the applicable New Common Stock by crediting the accounts of its participants with the New Common Stock in exchange for the Voting Securities. On the effective date of such exchange, each DTC participant will effect a similar exchange for accounts of the beneficial owners holding Voting Securities through such firms. Neither the Reorganized Company nor the Disbursing Agent will have any responsibility or liability in connection with the Clearing Systems' or such participants' effecting, or failure to effect, such exchanges.

      Holders of Voting Securities holding such Voting Securities outside a Clearing System will be required to surrender their Voting Securities by delivering them to the Disbursing Agent, along with properly executed Letters of Transmittal (as described above and in Section VI.F.1.b of the Plan). The Disbursing Agent will forward applicable New Common Stock on account of such Voting Securities to such Holders.

      OTHER MATTERS WITH RESPECT TO THE SURRENDER OF VOTING SECURITIES

      By participating in any of the above procedures, each Holder of the Voting Securities will be representing and warranting (and the Letters of Transmittal will so provide) that, among other things, the Holder has full power and authority to tender, exchange, sell, assign and transfer the Voting Securities and that when such Voting Securities are accepted for exchange by the Debtors or the Reorganized Company, the Debtors or the Reorganized Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and that the Voting Securities are not subject to any adverse claims or proxies. The Holder also agrees that he, she or it will, upon request, execute and deliver any additional documents deemed by the Disbursing Agent, the Debtors or the Reorganized Company to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Voting Securities exchanged. All authority conferred by participating in the above procedures will survive the death or incapacity of the Holder, and all obligations of the Holder will be binding upon the heirs, personal representatives, successors and assigns of the Holder.

      THE SURRENDER OF VOTING SECURITIES PURSUANT TO ANY ONE OF THE PROCEDURES DESCRIBED IN THIS SOLICITATION STATEMENT, UPON THE DEBTORS' OR THE REORGANIZED COMPANY'S ACCEPTANCE FOR EXCHANGE OF SUCH VOTING SECURITIES, CONSTITUTES A BINDING AGREEMENT BETWEEN THE HOLDER AND THE DEBTORS OR THE REORGANIZED COMPANY UPON THE TERMS, AND SUBJECT TO THE CONDITIONS, OF THE PLAN.

      SPECIAL PROCEDURES FOR LOST, STOLEN, MUTILATED OR DESTROYED INSTRUMENTS

      Any Holder of a Claim or Interest evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent: (a) an affidavit of loss or other evidence reasonably satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may reasonably be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with Section V.F.3 of the Plan, the Holder of a Claim or Interest evidenced by such an Instrument will, for all purposes under the Plan and notwithstanding anything to the contrary contained herein, be deemed to have surrendered such Instrument.

      FAILURE TO SURRENDER CANCELED INSTRUMENT

      Any Holder of Voting Securities holding such Voting Securities in physical, registered or certificated form who has not properly completed and returned to the Disbursing Agent a Letter of Transmittal, together with the applicable Tendered Certificates, within two years after the Effective Date will have its claim for a distribution pursuant to the Plan on account of such Instrument discharged and will be forever barred from asserting any such claim against Reorganized Cityscape, Reorganized CSC or their properties. In such cases, any New Common Stock held for distribution on account of such claim will be disposed of pursuant to the provisions of Section VI.G of the Plan.

   DELIVERY OF DISTRIBUTIONS; UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

      Any Person that is entitled to receive a Cash distribution under the Plan but that fails to cash a check within 90 days of its issuance will be entitled to receive a reissued check from Reorganized Cityscape or Reorganized CSC, as the case may be, for the amount of the original check, without any interest, if such Person requests the Disbursing Agent to reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent reasonably requests to verify that such Person is entitled to such check, prior to the second anniversary of the Effective Date. If a Person fails to cash a check within 90 days of its issuance and fails to request reissuance of such check prior to the second anniversary of the Effective Date, such Person will not be entitled to receive any distribution under the Plan.

      Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim or an Allowed Interest will be made to the address of such Holder on the books and records of Cityscape and CSC or their agents, unless either Debtor, Reorganized Cityscape or Reorganized CSC, as applicable, has been notified in writing of a change of address. If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, such Disbursing Agent will use reasonable efforts to determine the current address of such Holder, but no distribution will be made to such Holder unless and until the applicable Disbursing Agent has determined or is notified in writing of such Holder's then-current address, at which time such distribution will be made to such Holder without interest. Undeliverable distributions will remain in the possession of the Disbursing Agent pursuant to
Section VI.A of the Plan until such time as a distribution becomes deliverable. Undeliverable cash will be held in trust in segregated bank accounts in the name of the Disbursing Agent for the benefit of the potential claimants of such funds, and will be accounted for separately. Any Disbursing Agent holding undeliverable cash will invest such cash in a manner consistent with Cityscape's and CSC's investment and deposit guidelines. Any interest paid, and any other amounts earned, with respect to such undeliverable Cash pending its distribution in accordance with the Plan shall be property of Reorganized Cityscape or Reorganized CSC, as the case may be. Undeliverable New Common Stock will be held in trust for the benefit of the potential claimants of such securities by the Disbursing Agent in principal amounts or numbers of shares or warrants sufficient to fund the unclaimed amounts of such securities and will be accounted for separately. Any unclaimed or undeliverable distributions (including Cash and New Common Stock) will be deemed unclaimed property under
Section 347(b) of the Bankruptcy Code at the expiration of two years after the Effective Date and, after such date, all such unclaimed property will revert to Reorganized Cityscape or Reorganized CSC, as the case may be, and the Claim or Interest of any Holder with respect to such property will be discharged and forever barred.

      Pending the distribution of any New Common Stock, pursuant to the Plan, the Disbursing Agent will cause the New Common Stock held by it in its capacity as Disbursing Agent to be: (A) represented in person or by proxy at each meeting of the stockholders of Reorganized Cityscape; and (B) voted with respect to any matter of Reorganized Cityscape, proportionally with the votes cast by other stockholders of Reorganized Cityscape.

   PROCEDURES FOR TREATING DISPUTED CLAIMS

      Except insofar as a Claim or Interest is allowed under the Plan, Reorganized Cityscape and Reorganized CSC will be entitled and reserve the right to object to Claims and Interests. Except as otherwise provided in Section VI.H.3 of the Plan and except as may otherwise be ordered by the Bankruptcy Court, objections to any Claim or Interest, including, without limitation, Administrative Claims will be Filed and served upon the Holder of such Claim or Interest no later than the later of (a) 60 days after the Effective Date, and
(b) 60 days after a proof of claim, request for payment of such Claim or proof of interest is Filed, unless such period is extended by the Bankruptcy Court, which extension may be granted on an EX PARTE basis without notice or hearing. After the Confirmation Date, only Cityscape, CSC, Reorganized Cityscape and Reorganized CSC will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. From and after the Confirmation Date, Cityscape, CSC, Reorganized Cityscape and Reorganized CSC may settle or compromise any Disputed Claim or Disputed Interest without approval of this Bankruptcy Court. Except as (i) specified otherwise in the Plan, or (ii) ordered by the Bankruptcy Court, all Disputed Claims or Disputed Interests will be resolved by the Bankruptcy Court.

      Among other things, either Debtor may elect, at its sole option, to object or seek estimation under Section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a Holder of a Claim or a proof of interest filed by or on behalf of a Holder of an Interest.

      All Tort Claims are Disputed Claims. Any unliquidated Tort Claim that is not otherwise settled or resolved pursuant to Section VI.H.1.a of the Plan will be determined and liquidated in the Bankruptcy Court. Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with Section VI.H.1.b of the Plan that is no longer subject to appeal or other review will be deemed to be an Allowed Claim in Class 5 or Class 5a in such liquidated amount and satisfied in accordance with this Plan. Nothing contained in Section VI.H.1.b of the Plan will constitute or be deemed a waiver of any claim, right or cause of action that the Debtors or the Reorganized Company may have against any Person in connection with or arising out of any Tort Claim, including, without limitation, any rights under Section 157(b) of title 28, United States Code.

      Except as otherwise ordered by the Bankruptcy Court, objections to the Claims of professionals will be governed by the provisions of Section V.A.3.b of the Plan. Objections to Administrative Claims based on ordinary course liabilities, Trade Claims and Employee Claims will be governed by applicable law.

      Within 30 days after the end of each calendar quarter following the Effective Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of Disputed Claims or Disputed Interests that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed: (i) matured and payable interest, if any, at the rate provided for the Class to which such Claim belongs; and (ii) any dividends or other payments made on account of New Common Stock, if any, provided to the Class to which such Claim or Interest belongs, but held pending distribution.

   SETOFFS

      Except with respect to Claims allowed pursuant to the Plan or claims of Cityscape, CSC, Reorganized Cityscape or Reorganized CSC released pursuant to the Plan or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, Cityscape, CSC, Reorganized Cityscape or Reorganized CSC, as the case may be, may, pursuant to Section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that Cityscape, CSC, Reorganized Cityscape or Reorganized CSC may hold against the Holder of such Allowed Claim; PROVIDED, HOWEVER, that neither the failure to effect such a setoff nor the allowance of any Claim under the Plan will constitute a waiver or release by Cityscape, CSC, Reorganized Cityscape or Reorganized CSC of any such claims, rights and causes of action that Cityscape, CSC, Reorganized Cityscape or Reorganized CSC may possess against such Holder.

   TERMINATION OF SUBORDINATION

      The classification and manner of satisfying all Claims and Interests under the Plan and the distributions thereunder take into consideration all contractual, legal and equitable subordination rights, whether arising under any agreement, general principles of equitable subordination, Section 510(c) of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan. On the Effective Date, all contractual, legal or equitable subordination rights that such Holder may have with respect to any distribution to be made pursuant to the Plan will be deemed to be waived, discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims and Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

G.    GENERAL INFORMATION CONCERNING THE PLAN

      The following is a summary of certain additional information concerning the Plan. This summary is qualified in its entirety by reference to the provisions of the Plan. For a discussion of the classification and treatment of Claims and Interests under the Plan, SEE Section IV.A, "THE PLAN OR REORGANIZATION -- Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests."

   TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      Under Section 365 of the Bankruptcy Code, the Debtors have the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If an executory contract or unexpired lease entered into before the Petition Date is rejected by the Debtors, it will be treated as if the Debtors breached such contract or lease on the date immediately preceding the Petition Date, and the other party to the agreement may assert an Unsecured Claim for damages incurred as a result of the rejection. In the case of the rejection of employment agreements and real property leases, damages are subject to certain limitations imposed by Sections 365 and 502 of the Bankruptcy Code.

      ASSUMPTIONS

      To the extent that any of the contracts listed on a schedule to be Filed and served on the parties thereto prior to the Confirmation Hearing is an executory contract, the Debtors will assume each such contract pursuant to
Section 365 of the Bankruptcy Code on the Effective Date. Listing a contract or lease on such schedule does not constitute an admission by the Debtors, Reorganized Cityscape or Reorganized CSC that such contract or lease is an executory

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
contract or unexpired lease or that the Debtors, Reorganized Cityscape or Reorganized CSC has any liability thereunder. The Confirmation Order will constitute an Order of the Bankruptcy Court approving the assumptions described in Section VII.A of the Plan, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

      CURE OF DEFAULTS IN CONNECTION WITH ASSUMPTION

      Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to
Section 365(b)(l) of the Bankruptcy Code, at the option of Cityscape, CSC, Reorganized Cityscape or Reorganized CSC: (a) by payment of the default amount in cash on the Effective Date or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease. If there is a dispute regarding: (i) the amount of any cure payments; (ii) the ability of Reorganized Cityscape or Reorganized CSC, as the case may be, to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy
Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by Section 365(b)(l) of the Bankruptcy Code will be made following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption.

      REJECTIONS

      Except as otherwise provided in (i) Section VII.A of the Plan (providing for the filing and service of a schedule of contracts to be assumed), (ii) any previous Orders authorizing the assumption or rejection of any of the Debtors' executory contracts or unexpired leases or (iii) or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, Cityscape and CSC will reject each of the executory contracts and unexpired leases to which either of them is a party. The Debtors will File a list of executory contracts and unexpired leases to be rejected pursuant to the Plan, and will serve such list on the parties to such contracts and unexpired leases and the Office of the United States Trustee prior to the Confirmation Hearing. The Confirmation Order will constitute an Order of the Bankruptcy Court approving such rejections, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

      BAR DATE FOR REJECTION DAMAGES

      If the rejection of an executory contract or unexpired lease pursuant to
Section VII.C of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against Cityscape, CSC, Reorganized Cityscape, Reorganized CSC, their respective successors or their respective assets or properties unless (a) a stipulation with respect to the amount and nature of such claim has been entered into by any of Cityscape, CSC, Reorganized Cityscape or Reorganized CSC, as applicable, and the Holder of such Claim in connection with the rejection of such executory contract or unexpired lease or (b) a proof of Claim is filed and served on Reorganized Cityscape or Reorganized CSC, as the case may be, and counsel for Reorganized Cityscape or Reorganized CSC, as the case may be, within 30 days after the Effective Date or such earlier date as established by the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, all Allowed Claims arising from the rejection of executory contracts and unexpired leases will be treated as Claims in Class 5 or 13 as applicable.

   CONTINUATION OF CERTAIN RETIREMENT AND OTHER BENEFITS

      All employment, retirement and other related agreements and incentive compensation programs to which Cityscape or CSC is a party are treated as executory contracts under the Plan and will be assumed or rejected pursuant to
Section VII of the Plan and Sections 365 and 1123 of the Bankruptcy Code.

   EXECUTORY CONTRACTS AND UNEXPIRED LEASES ENTERED INTO AND OTHER OBLIGATIONS INCURRED AFTER THE PETITION DATE

      Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors will be performed by the Debtors or the Reorganized Company, in the ordinary course of their

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
businesses. Accordingly, such executory contracts, unexpired leases and other obligations will survive and remain unaffected by entry of the Confirmation Order.

   LEGAL EFFECTS OF THE PLAN

      CONTINUED CORPORATE EXISTENCE; VESTING OF ASSETS IN REORGANIZED CITYSCAPE AND REORGANIZED CSC

      Reorganized Cityscape will exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the general corporate law of Delaware. Reorganized CSC will exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the general corporate law of New York. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, all property of Cityscape's Estate will vest in Reorganized Cityscape and all property of CSC's Estate will vest in Reorganized CSC, all free and clear of all Claims, liens, encumbrances and Interests of Holders of Claims and Holders of Old Securities and Old Stock Rights. From and after the Effective Date, Reorganized Cityscape and Reorganized CSC may operate their business and use, acquire, and dispose of property and settle and compromise claims or interests arising on or after the Effective Date without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

      CANCELLATION OF OLD SECURITIES AND RELATED AGREEMENTS

      On the Effective Date, all securities, instruments and agreements governing any Claims or Interests Impaired by the Plan, including, without limitation, (i) the Old Securities, (ii) the indentures governing the Old Debt,
(iii) the agreements governing the Old Warrants and (iv) any security, instrument or agreement entered into in connection with any of the foregoing, in each case will be deemed terminated, cancelled and extinguished, and except as otherwise provided in the Plan, Cityscape and CSC, on the one hand, and the Indenture Trustees, on the other hand, will be released from any and all obligations under the applicable indenture except with respect to the payments required to be made to each such Indenture Trustee as provided in the Plan or with respect to such other rights of such Indenture Trustee that, pursuant to the terms of such indenture, survive the termination of such indenture. Termination of the indentures will not impair the rights of the Holders of Old Debt to receive distributions on account of Old Debt pursuant to the Plan.

      PRESERVATION OF RIGHTS OF ACTION HELD BY CITYSCAPE, CSC, REORGANIZED CITYSCAPE OR REORGANIZED CSC

      Except as provided in the Plan, or in any contract, instrument, release or other agreement entered into in connection with the Plan, in accordance with
Section 1123(b) of the Bankruptcy Code, Reorganized Cityscape and Reorganized CSC will retain (and may enforce) any claims, rights and causes of action that the Debtors or their Estates may hold against any Person, including, among other things, (i) any claims, rights or causes of action under Sections 544 through 550 of the Bankruptcy Code or any similar provisions of State law, or any other statute or legal theory, and (ii) any claims for recovery against present or former Holders of Trade Claims who received payments from the Debtors during the pendency of the Debtors' chapter 11 cases on account of Trade Claims to the extent that such payments resulted in such Holders' receiving greater distributions on account of their Trade Claims than that to which they are entitled under Section V.B.5 of the Plan; PROVIDED, HOWEVER, that (i) in the event that Class 4 and Class 4a vote to accept the Plan, any such claims, rights or causes of action against Holders of Allowed Claims in such Class (solely in their capacities as such) will be released, discharged and extinguished on the Effective Date, whether or not then pending, and (ii) in the event that Class 6 and Class 6a vote to accept the Plan, any such claims, rights or causes of action against Holders of Allowed Claims in such Class (solely in their capacities as such) will be released, discharged and extinguished on the Effective Date, whether or not then pending.

      The Debtors conducted analyses of the avoidability under Sections 544 through 550 of the Bankruptcy Code of some of the more significant payments and transfers made prior to the commencement of these cases (such as payments made to their bank lenders, stay bonus payments made to senior managers and other ordinary course payments) and concluded that there was no basis on which to seek to recover the payments that were analyzed. They did not, however, conduct such an analysis with respect to each and every prepetition payment or transfer that was made within the relevant time periods, which payments and transfers are listed in the Debtors' Statements of Financial Affairs filed with the Bankruptcy Court. The Debtors determined that it was appropriate to defer to the Boards of Directors of the Reorganized Company to analyze and, if appropriate, pursue such avoidance actions. First, the Plan (at Section XI.F) provides that the Reorganized Company will retain all rights and causes of action under Sections 544 through 550 of the Bankruptcy Code. Second, because the Plan is an "all-equity" plan (other than payments to be made on account of certain administrative, priority and small, unsecured claims), any cash recovered would not affect the distributions to be made to creditors under the Plan. Instead, recoveries by the Debtors or Reorganized Company obtained by pursuing any such avoidance actions would serve to increase the value of the shares of stock distributed to the creditors. Thus, because the only effect of successful prosecution of any such avoidance actions would be to increase the value of the New Common Stock to be distributed under the Plan, and because the cost to the Debtors or Reorganized Company of pursuing any such claims would be borne (indirectly) by the holders of the New Common Stock, the Debtors determined to (i) retain the rights of the Reorganized Company to pursue such claims, and (ii) leave the decision of whether or not to pursue such claims to the Boards of Directors of the Reorganized Company. To do otherwise, the Debtors believe, would risk burdening the estates with unnecessary costs and possibly delaying the Debtors' exit from chapter 11.

      DISCHARGE OF DEBTORS AND INJUNCTION

      Except as otherwise provided in the Plan or the Confirmation Order: (i) on the Effective Date, the Debtors will be deemed discharged and released to the fullest extent permitted by Section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Effective Date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to Section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is allowed pursuant to Section 502 of the Bankruptcy Code, or (C) the Holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Persons will be precluded from asserting against Reorganized Cityscape, Reorganized CSC, their respective successors, or their respective assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order will act as a discharge of any and all Claims against and all debts and liabilities of the Debtors, as provided in Sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment against the Debtors at any time obtained to the extent that it relates to a Claim discharged.

      Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, Reorganized Cityscape or Reorganized CSC, or their respective successors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized Cityscape or Reorganized CSC, or their respective successors or their respective properties; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized Cityscape or Reorganized CSC, or their respective successors or their respective properties; and (iv) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person injured by any willful violation of such injunction will recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

      LIMITATION OF LIABILITY

      None of the Debtors, Reorganized Cityscape, Reorganized CSC, the members of the Unofficial Senior Noteholders' Committee, the members of the Unofficial Subordinated Debentureholders' Committee, the members of the Creditors' Committee, the Indenture Trustees, The CIT Group/Equipment Financing, Inc., Greenwich Capital Financial Products, Inc. or any of their respective employees, officers, directors, agents, or representatives, or any professional persons employed by any of them (including, without limitation, their respective Designated Professionals), will have any responsibility, or have or incur any liability, to any Person whatsoever (i) for any matter expressly approved or directed by the Confirmation Order or (ii) under any theory of liability (except for any claim based upon willful misconduct or gross negligence) for any act taken or omission made in good faith directly related to formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan; PROVIDED, that nothing in Section XI.B of the Plan will limit the liability of any Person for breach of any express obligation it has under the terms of the Plan or under any agreement or other document entered into by such Person either post-Petition Date or in accordance with the terms of the Plan (except to the extent expressly provided in the Confirmation Order) or for any breach of a duty of care owed to any other Person occurring after the Effective Date.

      The Debtors believe that this limitation of liability of certain entities and individuals associated with the reorganization for activities related to the Debtors' chapter 11 cases (including the related injunction provided under Section XI.D of the Plan) implements the qualified immunity which courts have found to exist for those who act in a fiduciary capacity with respect to a chapter 11 reorganization. SEE IN RE DREXEL BURNHAM LAMBERT GROUP, INC., 138 B.R. 717 (Bankr. S.D.N.Y. 1992) (expressly approving of provision implementing qualified immunity in a plan of reorganization), AFF'D ON OTHER GROUNDS, 140 B.R. 347 (S.D.N.Y. 1992); SEE ALSO PAN AM CORP. V. DELTA AIR LINES, INC., 175 B.R. 438, 514 (S.D.N.Y. 1994) (stating that official committee enjoys qualified immunity concerning conduct within the scope of the committee's authority); PHILIP V. L.F. ROTHSCHILD HOLDINGS, INC. (IN RE L.F. ROTHSCHILD HOLDINGS, INC.), 163 B.R. 45, 49 (S.D.N.Y. 1994) (holding that indenture trustee in its capacity as committee member entitled to limited immunity).

      The limitation of liability described above is in addition to the so-called "safe harbor" provision of Section 1125(e) of the Bankruptcy Code.
Section 1125(e) provides in general that a person who, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, either (i) solicits acceptance or rejection of a plan of reorganization, or (ii) participates in the offer, issuance, sale or purchase of a security under a plan, is not liable on account of such solicitation or participation for violation of any applicable law governing solicitation of acceptance or rejection of a plan of reorganization or the offer, issuance, sale or purchase of securities under a plan.

      RELEASES

      On the Effective Date, each of the Debtors will release unconditionally
(i) each of the Debtors' then-current and former officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives (solely in their capacities as such) (collectively, the "Debtor Releasees"), (ii) the Creditors' Committee and, solely in their capacity as members or representatives of the Creditors' Committee, each member, consultant, attorney, accountant or other representative of the Creditors' Committee (including, without limitation, their respective Designated Professionals), (iii) the Unofficial Senior Noteholders' Committee and, solely in their capacity as members or representatives of the Unofficial Senior Noteholders' Committee, each member, consultant, attorney, accountant or other representative of the Unofficial Senior Noteholders' Committee (including, without limitation, their respective Designated Professionals), (iv) the Unofficial Subordinated Debentureholders' Committee and, solely in their respective capacity as members or representatives of the Unofficial Subordinated Debentureholders' Committee, each member, consultant, attorney, accountant or other representative of the Unofficial Subordinated Debentureholders' Committee (including, without limitation, their respective Designated Professionals), (v) the Indenture Trustees, in their respective capacities as Indenture Trustee,
(vi) The CIT Group/Equipment Financing, Inc. and Greenwich Capital Financial Products, Inc., and each of their then-current and former officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives (solely in their capacities as such) from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to Cityscape, CSC, the

Company's trust indentures, the CIT Facility, the Greenwich Facility, the DIP Facilities, the Debtors, the Reorganization Cases, the Plan or the Disclosure Statement.

      The Debtors do not believe that the Claims they are releasing under the Plan have sufficient value to warrant pursuing them, which is consistent with the conclusions of the Court-appointed examiner in the Debtors' chapter 11 cases. See the Examiner's Report, attached as Exhibit B hereto, at 10-11, 16-17, 21-22, 26-27. A debtor (after notice and a hearing) may "abandon any property of the estate that is burdensome to the estate or that is of inconsequential value and benefit to the estate," 11 U.S.C.ss.554(a), including legal claims that the debtor has the right to pursue against non-debtors. ANACONDA-ERICSSON TELECOMMUNICATIONS, INC. V. HESSEN (IN RE TELTRONICS SERVICES, INC.), 762 F.2d 185, 189 (2d Cir. 1985); KNAPP V. SELIGSON (IN RE IRA HAUPTT & CO.), 398 F.2d 607, 613 (2d Cir. 1968); HANOVER INS. CO. V. TYCO INDUS., INC., 500 F.2d 654,
657 (3d Cir. 1974) ("In carrying out his statutory duty to maximize the bankrupt's estate, the Trustee may abandon his claim to any asset, including a cause of action, he deems less valuable to the estate than the cost of asserting that claim or administering that property"); IN RE WILSON, 94 B.R. 886, 888-89 (Bankr. E.D. Va. 1989).

      On the Effective Date, (i) provided that Class 4 and Class 4a vote to accept the Plan, each Holder of a Class 4 or Class 4a Claim (in its capacity as a Holder of a Class 4 or Class 4a Claim), and (ii) provided that Class 6 and Class 6a vote to accept the Plan, each Holder of a Class 6 or Class 6a Claim (in its capacity as a Holder of a Class 6 or Class 6a Claim) will be deemed to have unconditionally released the Debtor Releasees from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever which any such Holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to Cityscape, CSC, the Company's trust indentures, the Debtors, the Reorganization Cases, the Plan or the Disclosure Statement; PROVIDED, HOWEVER, that nothing in Section XI.C of the Plan will constitute or be deemed to constitute a release of any such claims, obligations, suits, judgments, damages, rights, causes of action and liabilities other than such claims, obligations, suits, judgments, damages, rights, causes of action and liabilities that are held by Holders of Class 4, Class 4a, Class 6 and Class 6a Claims solely in their capacities as Holders of such Claims.

      INDEMNIFICATION

      The Debtors will fully indemnify and Reorganized Cityscape or Reorganized CSC, as the case may be, will assume the Debtors' obligations to indemnify any person by reason of the fact that he or she is or was a director, officer, employee, agent, Designated Professional, member, or other authorized representative (in each case, as applicable) of either of the Debtors, the Creditors' Committee, the Unofficial Senior Noteholders' Committee, the Unofficial Subordinated Debentureholders' Committee, the Indenture Trustees, The CIT Group/Equipment Financing, Inc. or Greenwich Capital Financial Products, Inc. (collectively, the "Indemnitees") against any claims, liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorney's fees and expenses), arising during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Plan and the transactions contemplated thereby and the Disclosure Statement in support thereof; PROVIDED, HOWEVER, that the foregoing indemnification will not apply to any liabilities arising from the gross negligence or willful misconduct of any Indemnitee. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from Reorganized Cityscape or Reorganized CSC, the Indemnitee will promptly notify Reorganized Cityscape or Reorganized CSC, as the case may be, in writing and Reorganized Cityscape or Reorganized CSC, as the case may be, will assume the defense thereof including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all expenses of such Indemnitee. The Indemnitee will have the right to employ separate counsel in any such claim, action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnitee unless (a) Reorganized Cityscape or Reorganized CSC, as the case may be, has agreed to pay the fees and expenses of such counsel, or (b) Reorganized Cityscape or Reorganized CSC, as the case may be, will have failed to assume promptly the defense of such claim, action or proceeding or to employ counsel reasonably satisfactory to the Indemnitee in any such claim, action or proceeding, or (c) the named parties in any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and Reorganized Cityscape or Reorganized CSC, as the case may be, and the Indemnitee believes, in the exercise of its business judgment and in the opinion of its legal counsel, reasonably satisfactory to Reorganized Cityscape or Reorganized CSC, as the case may be, that the joint representation of Reorganized Cityscape or Reorganized CSC, as the case may be, and the Indemnitee will likely result in a conflict of interest (in which case, if the Indemnitee notifies Reorganized Cityscape or Reorganized CSC, as the case may be, in writing that it elects to employ separate counsel at the expense of Reorganized Cityscape or Reorganized CSC, Reorganized Cityscape or Reorganized CSC, as the case may be, will not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee). In addition, neither Reorganized Cityscape nor Reorganized CSC will effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from Reorganized Cityscape or Reorganized CSC unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the Indemnitee reasonably satisfactory in form and substance to the Indemnitee.

   RETENTION OF BANKRUPTCY COURT JURISDICTION

      To the maximum extent permitted by the Bankruptcy Code or other applicable law, the Bankruptcy Court will have jurisdiction of all matters arising out of, and related to, the Reorganization Cases and the Plan pursuant to, and for the purpose of, Sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation, jurisdiction to:

            (i) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to reinstate a Claim pursuant to the Plan;

            (ii) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Effective Date;

            (iii) Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which Cityscape or CSC is a party or with respect to which Cityscape or CSC may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

            (iv) Ensure that distributions to Holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;

            (v) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving Cityscape, CSC, Reorganized Cityscape or Reorganized CSC that may be pending on the Effective Date;

            (vi) Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Solicitation Statement or the Confirmation Order, except as otherwise provided herein;

            (vii) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity's rights arising under or obligations incurred in connection with the Plan or the Confirmation Order;

            (viii) Subject to any restrictions on modifications provided in the Plan or in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify the Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code or modify the

      Solicitation Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Solicitation Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court Order, the Plan, the Solicitation Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Solicitation Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

            (ix) Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

            (x) Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

            (xi) Except as otherwise provided in the Plan, or with respect to specific matters, in the Confirmation Order or any other Order entered in connection with the Reorganization Cases, determine any other matters that may arise in connection with or relating to the Plan, the Solicitation Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Solicitation Statement or the Confirmation Order;

            (xii) Hear and dispose of any claims assigned to, and asserted by, Reorganized Cityscape or Reorganized CSC pursuant to Section XI.F of the Plan;

            (xiii) Resolve any disputes relating to the Indenture Trustees' requests for payment of their fees and expenses, as provided in Section V.A.3.b of the Plan;

            (xiv) Resolve any disputes over invoices submitted by professionals to the Reorganized Company for compensation for services rendered or reimbursement of expenses incurred after the Effective Date, as provided in Section V.A.3.b of the Plan; and

            (xv)  Enter an Order or Orders closing the Reorganization Cases.

                                       V.
                    CONFIRMATION AND CONSUMMATION PROCEDURES

A.    SOLICITATION OF ACCEPTANCES

      As permitted by the Bankruptcy Code, the Debtors are soliciting, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, the acceptance of the Plan by all Classes of Claims that are "Impaired" under the Plan and that are entitled to vote on the Plan. The solicitation of acceptances from Holders of Claims in unimpaired Classes is not required under the Bankruptcy Code. The following Classes are Impaired and are entitled to vote on the Plan:

      Class 4 and 4a - Senior Note Claims and Small Senior Note Claims;

      Class 5 and 5a - General Unsecured Claims and Small Unsecured Claims; and

      Class 6 and 6a - Subordinated Debenture Claims and Small Subordinated Debenture Claims.

      A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of claims of that class vote to accept the plan. Only those holders of claims or interests who actually vote count in these tabulations.

      In addition to this voting requirement, Section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the bankruptcy court to be in the best interests of each holder of a claim or interest in such class. In addition, each impaired class must accept the plan for the plan to be confirmed without application of the "fair and equitable" and "unfair discrimination" tests in Section 1129(b) of the Bankruptcy Code discussed below.

      Any Holder of an Impaired Claim in Class 5 or Class 5a (i) whose Claim has been scheduled by the Debtors in the schedules of assets and liabilities filed with the Bankruptcy Court (provided that such Claim has not been scheduled as disputed, contingent or unliquidated) or (ii) who has file a proof of Claim on or before the deadline for filing proofs of claim, as applicable to such Claim, with respect to which the Debtors' have not filed an objection on or before the Voting Deadline or the amount of which has been determined or estimated for voting purposes by the Bankruptcy Court is entitled to accept or reject the Plan (unless such Claim has been disallowed by the Bankruptcy Court for purposes of accepting or rejecting the Plan). Class 4, 4a, 6 and 6a Claims are deemed allowed pursuant to the Plan. The Voting Record Date for determining which Holders of Claims in Classes 4, 4a, 6 and 6a are entitled to accept or reject the Plan is April 27, 1999, which is the date that the order approving this Disclosure Statement was entered.

B.    CONFIRMATION HEARING

      The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on the Confirmation of the Plan. The Confirmation Hearing has been scheduled for 10:00 a.m., New York City Time, on June 9, 1999. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice other than an announcement of the adjourned date made at the Confirmation Hearing. Any objection to Confirmation of the Plan must be made in writing and filed with the Bankruptcy Court and served upon the following or before 5:00 p.m., New York City Time, on June 1, 1999:

      LATHAM & WATKINS
      Attorneys for the Debtors
      885 Third Avenue, Suite 1000
      New York, NY  10027
      Attn.:  Robert J. Rosenberg, Esq.

      CITYSCAPE FINANCIAL CORP.
      CITYSCAPE CORP.
      565 Taxter Road
      Elmsford, NY  10523-2300
      Attn.:  Steven M. Miller

      KASOWITZ, BENSON, TORRES & FRIEDMAN, LLP
      Attorneys for the Unofficial Senior Noteholders' Committee
      1301 Avenue of the Americas
      New York, NY  10019
      Attn.:  David M. Friedman, Esq.

      KRAMER LEVIN NAFTALIS & FRANKEL LLP
      Attorneys for the Unofficial Subordinated Debentureholders' Committee 919 Third Avenue
      New York, NY  10022
      Attn.:  Kenneth H. Eckstein, Esq.

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
      OFFICE OF THE UNITED STATES TRUSTEE
      33 Whitehall Street, 21st Floor
      New York, NY  10004

C.    CONFIRMATION

      At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if the Plan satisfies all of the requirements of Section 1129 of the Bankruptcy Code. The requirements, in relevant part, are the following:

      a) The Plan and the Debtors must comply with the applicable provisions of the Bankruptcy Code.

      b) The Plan must have been proposed in good faith and not by any means forbidden by law.

      c) Any payment made or to be made by the Debtors, or by an entity issuing securities, or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the chapter 11 cases or in connection with the Plan and incident to the chapter 11 cases must have been approved by or be subject to, the approval of the Bankruptcy Court as reasonable.

      d) The Debtors must have disclosed the identity and affiliations of any individual proposed to serve, after the Confirmation of the Plan, as a director or officer of the Debtors under the Plan, and the appointment to or continuance in such office by such individual must be consistent with the interests of creditors and equity security holders and with public policy. The Debtors must have disclosed the identity of any "insider" (as defined in Section 101 of the Bankruptcy Code) who will be employed or retained by Reorganized Cityscape and Reorganized CSC and the nature of any compensation for such insider.

      e) Any government regulatory commission with jurisdiction, after the Confirmation Date, over the rates of the Debtors has approved any rate change provided for in the Plan, or such rate change is expressly conditioned upon such approval.

      f) With respect to each Impaired Class of Claims or Interests, each Holder of a Claim or Interest in such class must either accept the Plan or receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.

      g) Each Class of Claims or Interests must either accept the Plan or not be Impaired under the Plan. If this requirement is not met, the Plan may still be confirmed pursuant to Section 1129(b) of the Bankruptcy Code.

      h) Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan must provide that (i) Administrative Expenses will be paid in full in Cash on the Effective Date,
   (ii) Priority Claims will be paid in full in Cash on the Effective Date, or if the Class of Priority Claims accepts the Plan, the Plan may provide for deferred Cash payments, of a value, as of the Effective Date, equal to the Allowed amount of such Priority Claims, and (iii) the Holder of a Priority Tax Claim will receive on account of such Claim deferred Cash payments over a period not exceeding six (6) years after the date of assessment of such Claim, of a value as of the Effective Date, equal to the Allowed amount of such Claim.

      i) If a class of Claims is Impaired under the Plan, at least one Class of Claims that is Impaired by the Plan must accept the Plan, such acceptance to be determined without giving effect to any acceptance of the Plan by an "insider."

      j) Confirmation of the Plan must not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor of the Debtors under the Plan.

      k) All fees payable under Section 1930 of title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, must have been paid or the Plan must provide for the payment of all such fees on the Effective Date.

      l) The Plan provides for the continuation after the Effective Date of payment of all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, and at the level established pursuant to Section 1114, at any time prior to the Confirmation Date, for the duration of the period the Debtors have obligated themselves to provide such benefits.

      The Debtors believe that the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code. Certain of these requirements are discussed in greater detail below.

      BEST INTERESTS TEST. In order to the meet the "best interests" test of
Section 1129(a)(7) of the Bankruptcy Code, the Debtors must establish that each holder of a Claim or Interest in an Impaired class either (A) has accepted the Plan or (B) will receive or retain under the Plan in respect of its Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

      To determine the recovery that Creditors and Holders of Interests would receive if the Debtors were to be liquidated, the Bankruptcy Court must determine the amount of cash that would be generated from the liquidation of the assets and properties of the Debtors in a chapter 7 liquidation case. The dollar amount that would be available for satisfaction of Claims and Interests would consist of the proceeds resulting from the disposition of the assets of the Debtors in a liquidation case plus the cash held by the Debtors at the time of the commencement of the liquidation case and any interest earned on the investment thereof minus the costs and expenses of the liquidation and any additional administrative and priority claims that may result from the termination of the Debtors' business and the completion of its liquidation under chapter 7.

      The Debtors' costs of liquidation under chapter 7 of the Bankruptcy Code would include the fees payable to a trustee (or trustees) in bankruptcy and to any additional attorneys and other professionals engaged by such trustee (or trustees) plus any unpaid expenses incurred by the Debtors during the chapter 11 cases including compensation to and reimbursement of expenses of, attorneys, financial advisors and accountants and costs and expenses of members of the Unofficial Committees that are allowed. The foregoing types of Claims and such other Claims as may arise in the liquidation case or result from the chapter 11 cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be available to pay Unsecured Claims. In addition, additional Claims would arise by reason of the rejection of unexpired leases and executory contracts.

      Under the "best interest" test, all entities holding Unsecured Claims in a particular class having the same rights upon liquidation would be treated as a single class for purposes of determining the potential distribution of the proceeds from the liquidation of the assets of the Debtors under chapter 7. The distributions payable to each of the creditors in a Class from the liquidation proceeds would be calculated PRO RATA according to the amount of the Claim in such Class held be each Creditor. The Debtors believe that the most likely outcome of liquidation proceeding under chapter 7 would be the application of the rule of absolute priority of distributions. Under this rule, (A) no holders of Unsecured Claims would receive any distribution until all holders of Administrative Expenses, Priority Claims and Priority Tax Claims were paid in full with interest and (B) no holder of an Interest would receive any distribution until all Holders of General Unsecured Claims were paid in full with interest.

      The Debtors have carefully considered the probable effects of liquidation under chapter 7 of the Bankruptcy Code on the ultimate proceeds available for distribution to creditors and holders of Interests, including the following:

      a) the probable costs and expenses of such liquidation;

      b) the possible adverse effect of liquidation under chapter 7 on the realizable values of the Debtors' assets and properties;

      c) the possible adverse effect of liquidation under chapter 7 on the salability of the Debtors' business on a going-concern basis as a result of the possible loss of key employees, the goodwill of customers, vendors and suppliers and the negative effect on the Debtors' reputation; and

      d) the possible substantial increase in Claims which would rank prior to or on a parity with those of unsecured creditors.

      After considering these factors, among others, the Debtors have prepared an analysis, "The Liquidation Analysis" (set forth in Exhibit D attached hereto), of the projected proceeds of a hypothetical chapter 7 liquidation and the resulting distributions of such proceeds to the various Classes of Claims and Holders of Interests. The Liquidation Analysis demonstrates that the value of the distributions to each Class of Claims and Interests pursuant to the Plan is equal to or greater than the value of the distributions to such Class in a chapter 7 liquidation.

      Although the Liquidation Analysis assumes that full distributions to creditors of the liquidation proceeds would occur within five months of the commencement of the hypothetical chapter 7 case, the Debtors also believe that distributions of the proceeds of the liquidation could be delayed for a significantly greater period, because of the time necessary to complete the liquidation, the possibility of litigation among the Holders of various Classes of Claims of Interests and the additional time required thereafter to litigate and resolve Disputed Claims and prepare for distributions. If such further delay were to occur, the present value of future distributions to creditors under chapter 7 would be further reduced.

      FEASIBILITY. In order to meet the "feasibility" test under Section 1129(a)(11) of the Bankruptcy Code, the Debtors must establish that Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors. To determine whether the Plan meets this requirement, the Debtor has prepared projected financial statements for Reorganized Cityscape and Reorganized CSC through fiscal year 2003 which are attached hereto as Exhibit C.

      In preparing the Projections, the Debtors have assumed for clarity of presentation that the Plan will be confirmed by the Bankruptcy Court and that the Effective Date will occur on or before May 31, 1999; however, the Debtors believe that its operating results will not vary materially from the Projections as a result of the Effective Date occurring earlier or later than May 31, 1999.

      Although the Projections are based upon the Debtors' best estimates, no representations are made with respect to the accuracy thereof or the ability of Reorganized Cityscape and Reorganized CSC to achieve the Projections. The Projections are based upon a number of assumptions, many of which are subject to substantial uncertainty. Some assumptions inevitably will not materialize and unanticipated events and circumstances occurring subsequent to the date of preparation of the Projections may affect actual results. Therefore, actual operating results may vary materially from the projected operating results set forth in the Projections.

      Based upon the Projections, the Debtors believe the Plan is feasible and will be prepared to so demonstrate at the Confirmation Hearing.

      Each creditor is urged to carefully examine the Projections and the related assumptions in evaluating the feasibility of the Plan.

   CONFIRMATION OVER A DISSENTING CLASS

      The Bankruptcy Code contains provisions authorizing the confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims (without including any acceptance of the plan by an insider) has accepted it. These so-called "cramdown" provisions are set forth in
Section 1129(b) of the Bankruptcy Code. As indicated above, a plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of Section 1129 of the Bankruptcy Code, it (i) is "fair and equitable" and (ii) "does not discriminate unfairly" with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting class of claims or a class of interests receives full compensation for its allowed claims or allowed interests, no holder of claims or interests in any junior class may receive or retain any property on account of such claims. The Bankruptcy Code establishes different "fair and equitable" tests for secured creditors, unsecured creditors and equity holders, as follows:

      SECURED CREDITORS: either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds, and the liens against such proceeds are treated in accordance with clause (i) or (ii) of this subparagraph (a).

      UNSECURED CREDITORS: either (i) each impaired unsecured creditor receives or retains under the plan of reorganization property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and equity interests that are junior to the claims of the nonaccepting class do not receive any property under the plan of reorganization on account of such claims and equity interests.

      EQUITY HOLDERS: either (i) each equity holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock or (b) the value of the stock, or (ii) the holders of interests that are junior to the nonaccepting class will not receive any property under the plan of reorganization.

      The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100% of its allowed claims. The requirement that a plan not "discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank.

      The Debtors believe that, if necessary, the Plan may be crammed down over the dissent of Classes of certain Claims and Interests, in view of the treatment proposed for such Classes. SEE Section IV.B, "THE PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan" for information concerning the treatment of various Classes depending on which Classes vote to accept or reject the Plan. If necessary and appropriate, the Debtors intend to amend the Plan to permit cramdown of dissenting Classes of Claims or Interests. There can be no assurance, however, that the requirements of Section 1129(b) of the Bankruptcy Code would be satisfied even if the Plan treatment provisions were amended or withdrawn as to one or more Classes. The Debtors believe that the treatment under the Plan of the Holders of Allowed Claims and Allowed Interests, if any, in each of Class 7, 8, 9, 10, 11, 12, 13 and 14 will satisfy the "fair and equitable" test because, although no distribution will be made in respect of Claims and Interests in such Classes and, as a result, such Classes will be deemed, pursuant to Section 1126 of the Bankruptcy Code, to have rejected the Plan, no Class junior to any such non-accepting Class will receive or retain any property under the Plan.

      In addition, the Debtors do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan. A plan of reorganization "does not discriminate unfairly" if (i) the legal rights of a nonaccepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are similarly situated to those of the nonaccepting class, and (ii) no class receives payments in excess of that which it is legally entitled to receive for its claims or equity interests. The Company believes the Plan does not discriminate unfairly.

      THE DEBTORS RESERVE THE ABSOLUTE RIGHT TO SEEK CONFIRMATION OF THE PLAN UNDER SECTION 1129(b) OF THE BANKRUPTCY CODE IN THE EVENT THE PLAN IS NOT ACCEPTED BY ALL IMPAIRED CLASSES. AT A MINIMUM, THE DEBTORS WILL SEEK CONFIRMATION OF THE PLAN PURSUANT TO SECTION 1129(b) OF THE BANKRUPTCY CODE AS TO CLASSES 7 THROUGH 14 AS SUCH CLASSES WILL NOT RECEIVE OR RETAIN ANY INTEREST OR PROPERTY UNDER THE PLAN AND WILL, THEREFORE, BE DEEMED TO HAVE REJECTED THE PLAN.

      Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan is not confirmable, pursuant to Section 1129 of the Bankruptcy Code, will not limit or affect the Debtors' ability to modify the Plan to satisfy the Confirmation requirements of Section 1129 of the Bankruptcy Code.

D.    CONSUMMATION

      If the Plan is confirmed, the Plan will be consummated and distributions will be made on or shortly after the Effective Date, except as otherwise provided in the Plan.

E.    CONDITIONS TO EFFECTIVE DATE

      The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or waived by the Debtors:

1. The Confirmation Order shall authorize and direct that the Debtors, Reorganized Cityscape and Reorganized CSC take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases and other agreements or documents created in connection with the Plan, including those actions contemplated by the provisions of this Plan set forth in Section XI hereof.

2.    The statutory fees owing the U.S. Trustee shall have been paid in full.

3. All other actions and documents necessary to implement the provisions of the Plan shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

      The foregoing conditions, other than those set forth in clause 2, may be waived by the Debtors at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action other than proceeding to consummate the Plan.

                                      VI.
                              CERTAIN RISK FACTORS

      The New Common Stock to be issued pursuant to the Plan is subject to a number of material risks, including those enumerated below. The risk factors enumerated below generally assume the confirmation and consummation of the Plan and all transactions contemplated thereby, and, except as indicated, do not generally include matters that could prevent or delay confirmation. SEE Section IV.B, "THE PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan -- Conditions Precedent to Confirmation and Consummation of the Plan" and " -- Voting and Confirmation of the Plan" for a discussion of such matters. Prior to deciding whether and how to vote on the Plan, each Holder of a Claim in a solicited class should carefully consider all of the information contained in this Disclosure Statement, especially the factors mentioned in the following paragraphs.

A.    RISKS RELATING TO THE PROJECTIONS

      The management of the Debtors have prepared the projected financial information attached to this Disclosure Statement as Exhibit C relating to Reorganized Cityscape and Reorganized CSC (the "Projections") in connection with the development of the Plan and in order to present the anticipated effects of the Plan and the transactions contemplated thereby. The Projections assume the Plan and the transactions contemplated thereby will be implemented in accordance with their terms and represent management's best estimate of the results of the Reorganized Company's operations following the Effective Date. The assumptions and estimates underlying such Projections are forward-looking and, as such, are inherently uncertain and, although considered reasonable by management as of the date hereof, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, (1) interest rate volatility; (2) the ability of the Company to staff an adequate number and mix of employees;

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
(3) adverse economic conditions and competition; and (4) the Company's ability to regain the confidence of, among others, investors, borrowers, correspondents, vendors and mortgage bankers and brokers. Accordingly, the Projections are not necessarily indicative of the future financial condition or results of operations of Reorganized Cityscape and Reorganized CSC. Consequently, the projected financial information contained herein should not be regarded as a representation by the Debtors, the Debtors' advisors or any other person that the Projections can or will be achieved.

B.    ASSUMPTIONS REGARDING VALUE OF CITYSCAPE'S AND CSC'S ASSETS

      It has been generally assumed in the preparation of the Pro Forma Financial Statements and the Projections that the book value of the Debtors' assets approximates the fair value thereof, except for specific adjustments. For financial reporting purposes, the fair value of the assets of the Debtors must be determined as of the Effective Date. Such determination will be based on an independent valuation. Although such valuation is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of such Pro Forma Financial Statements and the Projections, there can be no assurance with respect thereto.

C.    BUSINESS AND COMPETITION

      As a consumer finance company, the Debtors face intense competition. Negative recent developments within the Debtors (including the suspension of their loan origination and purchase business) have caused the Debtors to be competitively disadvantaged. Competitors use information about the Debtors' losses and market valuation to attract customers away from the Debtors. Traditional competitors in the financial services business include other mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors in the consumer finance business are substantially larger and have considerably greater financial, technical and marketing resources than the Debtors. In addition, many financial service organizations have formed national networks for loan originations substantially similar to the Debtors' loan programs. Furthermore, certain large national finance companies and conforming mortgage originators have announced their intention to adapt their conforming origination programs and allocate resources to the origination of non-conforming loans. In addition, certain of these larger mortgage companies and commercial banks have begun to offer products similar to those offered by the Debtors, targeting customers similar to those of the Debtors (if the Debtors recommence originating loans). Competition can take many forms including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan and interest rates.

D.    NATURE OF MORTGAGES

      There are several factors that could adversely affect the value of properties securing the mortgages owned by the Debtors or held by the securitization trusts in which the Debtors hold residual interests (the "Properties") such that the outstanding balance of the related loans, together with any senior financing on the Properties, if applicable, would equal or exceed the value of the Properties. Among the factors that could adversely affect the value of the Properties are an overall decline in the residential real estate market in the areas in which the Properties are located or a decline in the general condition of the Properties as a result of the failure of borrowers to maintain adequately the Properties or of natural disasters that are not necessarily covered by insurance, such as earthquakes and floods. In the case of closed-end and/or home equity loans secured primarily by subordinate liens on one- to four-family residential properties (the "Home Equity Loans"), such decline could extinguish the value of the interest of a junior mortgagee in the Property before having any effect on the interest of the related senior mortgagee. If such a decline occurs, the actual rates of delinquencies, foreclosures and losses on all loans could be higher than those currently experienced in the mortgage lending industry in general.

      Even assuming that the Properties provide adequate security for the loans, substantial delays could be encountered in connection with the liquidation of defaulted loans and corresponding delays in the receipt of related proceeds by the Debtors could occur. An action to foreclose on a Property securing a loan is regulated by state statutes and rules and is subject to many of the delays and expenses of other lawsuits if defenses or counterclaims are

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interposed, sometimes requiring several years to complete. Furthermore, in some states an action to obtain a deficiency judgment is not permitted following a nonjudicial sale of a property. In the event of a default by a borrower, these restrictions, among other things, may impede the ability of the party servicing the loan to foreclose on or sell the Property or to obtain liquidation proceeds sufficient to repay all amounts due on the related loan. In addition, the party servicing the loan will be entitled to deduct from related liquidation proceeds all expenses reasonably incurred in attempting to recover amounts due on defaulted loans and not yet repaid, including payments to senior lienholders, legal fees and costs of legal action, real estate taxes and maintenance and preservation expenses.

      Liquidation expenses with respect to defaulted loans do not necessarily vary directly with the outstanding principal balance of the loan at the time of default. Therefore, assuming that a servicer took the same steps in realizing upon a defaulted loan having a small remaining principal balance as it would in the case of a defaulted loan having a large remaining principal balance, the amount realized after expenses of liquidation would be smaller as a percentage of the outstanding principal balance of the small loan than would be the case with the defaulted loan having a large remaining principal balance. Since the mortgages and deeds of trust securing the Home Equity Loans are primarily junior liens subordinate to the rights of the mortgagee under the related senior mortgage(s) or deed(s) of trust, the proceeds from any liquidation, insurance or condemnation proceedings will be available to satisfy the outstanding balance of such junior lien only to the extent that the claims of such senior mortgagees have been satisfied in full, including any related foreclosure costs. In addition, a junior mortgagee may not foreclose on the property securing a junior mortgage unless it forecloses subject to any senior mortgage, in which case it must either pay the entire amount due on any senior mortgage to the related senior mortgagee at or prior to the foreclosure sale or undertake the obligation to make payments on any such senior mortgage in the event the mortgagor is in default thereunder.

      Applicable state laws generally regulate interest rates and other charges, require certain disclosures and require licensing of certain originators and servicers of loans. In addition, most states have other laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and practices which may apply to the origination, servicing and collection of the loans. Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these laws, policies and principles may limit the ability of the party servicing the loans to collect all or part of the principal of or interest on the loans, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the party servicing the loans to damages and administrative sanctions.

E.    ENVIRONMENTAL RISKS

      Federal, state and local laws and regulations impose a wide range of requirements on activities that may affect health, safety and the environment. In certain circumstances, these laws and regulations impose obligations on owners or operators of residential properties such as those subject to the loans. The failure to comply with such laws and regulations may result in fines and penalties.

      Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of addressing hazardous substances on, in or beneath such property and related costs. Such liability could exceed the value of the property and the aggregate assets of the owner or operator. In addition, persons who transport or dispose of hazardous substances, or arrange for the transportation, disposal or treatment of hazardous substances, at off-site locations may also be held liable if there are releases or threatened releases of hazardous substances at such off-site locations.

      Under the laws of some states and under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), contamination of property may give rise to a lien on the property to assure the payment of the costs of clean-up. In several states, such a lien has priority over the lien of an existing mortgage against such property.

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      Under the laws of some states, and under CERCLA and the federal Solid
Waste Disposal Act, there is a possibility that a lender may be held liable as an "owner" or "operator" for costs of addressing releases or threatened releases of hazardous substances at a property, or releases of petroleum from an underground storage tank, under certain circumstances.

F.    CERTAIN OTHER LEGAL CONSIDERATIONS REGARDING LOANS

      Loans may also be subject to federal laws, including: (i) the Federal Truth in Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to the borrowers regarding the terms of loans; (ii) the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit;
(iii) the Fair Credit Reporting Act, which regulates the use and reporting of information related to the borrower's credit experience; and (iv) for loans that were originated or closed after November 7, 1989, the Home Equity Loan Consumer Protection Act of 1988, which requires additional application disclosures, limits changes that may be made to the loan documents without the borrower's consent and restricts a lender's ability to declare a default or to suspend or reduce a borrower's credit limit to certain enumerated events.

      THE RIEGLE ACT. Certain mortgage loans are subject to the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act") which incorporates the Home Ownership and Equity Protection Act of 1994. These provisions impose additional disclosure and other requirements on creditors with respect to nonpurchase money mortgage loans with high interest rates or high up-front fees and charges. The provisions of the Riegle Act apply on a mandatory basis to all mortgage loans originated on or after October 1, 1995. These provisions can impose specific statutory liabilities upon creditors who fail to comply with their provisions and may affect the enforceability of the related loans. In addition, any assignee of the creditor would generally be subject to all claims and defenses that the consumer could assert against the creditor, including, without limitation, the right to rescind the mortgage loan.

      Home improvement installment sales contracts and installment loan agreements that are either unsecured or secured primarily by subordinate liens on one- to four-family residential properties or by purchase money security interests in the home improvements financed thereby are subject to the Preservation of Consumers' Claims and Defenses regulations of the Federal Trade Commission and other similar federal and state statutes and regulations (collectively, the "Holder in Due Course Rules"), which protect the homeowner from defective craftsmanship or incomplete work by a contractor. These laws permit the obligor to withhold payment if the work does not meet the quality and durability standards agreed to by the homeowner and the contractor. The Holder in Due Course Rules have the effect of subjecting any assignee of the seller in a consumer credit transaction to all claims and defenses which the obligor in the credit sale transaction could assert against the seller of the goods.

      Violations of certain provisions of these federal laws may limit the ability of the party servicing the loans to collect all or part of the principal of or interest on the loans and in addition could subject the Reorganized Company to damages and administrative enforcement.

G.    SALE OF CSC-UK

      The sale of CSC-UK to Ocwen did not include the assumption by Ocwen of all of CSC-UK's liabilities and, therefore, no assurances can be given that claims will not be made against the Debtors or the Reorganized Company in the future arising out of the former CSC-UK operations. Such claims could have a material adverse effect on the Debtors' or the Reorganized Company's financial condition and results of operations.

H. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS; REDUCTION AND LIMITATION OF CORPORATE TAX BENEFITS

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      Generally, Holders of Old Senior Notes should not recognize any gain or loss for federal income tax purposes upon their receipt of New Common Stock pursuant to the Plan (except to the extent such New Common Stock is attributable to accrued but unpaid interest, which generally will be treated as a payment of interest includible in income in accordance with the Holder's method of accounting for tax purposes). Holders of Small Senior Note Claims who receive Cash should recognize gain or loss in an amount equal to the difference between the amount of Cash received and their tax basis in the Old Senior Notes exchanged therefor. Holders of Old Subordinated Debentures should not recognize any gain or loss for federal income tax purposes upon their receipt of New Common Stock pursuant to the Plan (except to the extent such New Common Stock is attributable to accrued but unpaid interest, which generally will be treated as a payment of interest includible in income in accordance with the Holder's method of accounting for tax purposes). Holders of Small Subordinated Debenture Claims who receive Cash should recognize gain or loss in an amount equal to the difference between the amount of cash received and their tax basis in the Old Subordinated Debentures exchanged therefor. Holders of other Claims should generally recognize gain or loss in an amount equal to the difference between the value of any property received pursuant to the Plan and their tax basis in their Claims exchanged therefor.

      The Debtors will not recognize any cancellation of indebtedness income upon consummation of the Plan but will be required to reduce certain of their separate tax attributes (including, to the extent applicable, net operating and capital losses and loss carryforwards, tax credits and tax basis in assets) by the amount of their cancellation of indebtedness income not recognized as taxable income (subject to certain modifications). As a result, the Debtors believe that most, if not all, of Cityscape's net operating losses and loss carryforwards (and certain other losses, credits and carryforwards, if any) will be eliminated upon consummation of the Plan. In addition, Reorganized Cityscape may be required to reduce its tax basis in its assets as of the beginning of the taxable year following consummation of the Plan (but not below the amount of liabilities (if any) remaining immediately after the consummation of the Plan) to the extent that Cityscape's cancellation of indebtedness income exceeds the amount of net operating losses and any other losses, credits and carryovers so reduced (subject to certain modifications). CSC will also have to reduce its net operating losses (if any, and possibly certain other losses, credits, carryovers and tax basis in assets) by the amount of its cancellation of indebtedness income not recognized as taxable income (subject to certain modifications). Consummation of the Plan should trigger an "ownership change" of the Company consolidated group for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, so that, if the Reorganized Company retains any pre-ownership change net operating losses and loss carryforwards after the Effective Date, its use of such losses and carryforwards will be limited annually to a statutorily prescribed amount. See "Certain Federal Income Tax Considerations."

I.    CERTAIN RISKS OF NON-CONFIRMATION

      Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. If the Bankruptcy Court were to determine that the disclosure and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any statutory conditions to confirmation had not been met.
Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting creditors and Interest Holders will not be less than the value of distributions such creditors and Interest Holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting creditors and Interest Holders will receive distributions at least as great as would be received following a liquidation pursuant to chapter 7 of the Bankruptcy Code.

J.    GOVERNMENT REGULATIONS

      The Debtors' business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing

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requirements and restrictions on part or all of its operations. The Debtors'
consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended, the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act, and Regulation X, the Home Mortgage Disclosure Act, the Federal Debt Collection Practices Act and the National Housing Act of 1934, as well as other federal and state statutes and regulations affecting the Debtors' activities. The Debtors are also subject to the rules and regulations of, and examinations by, the Department of Housing and Urban Development and state regulatory authorities with respect to originating, purchasing, processing, underwriting, selling, securitizing and servicing loans. These rules and regulations, among other things, impose licensing obligations on the Debtors, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

K.    RESTRICTIONS ON RESALE OF NEW COMMON STOCK OF THE REORGANIZED COMPANY

      Any person (or group of persons who act in concert) who receives a substantial amount of New Common Stock of the Reorganized Company pursuant to the Plan may be deemed to be an "affiliate." Absent registration under the Securities Act, any person deemed to be an affiliate of the Reorganized Company or an underwriter would be subject to the resale restrictions imposed by the Commission's Rule 144, under the Securities Act, which would allow affiliates and underwriters to sell, exchange, transfer or otherwise dispose of only specified limited quantities of securities of the Reorganized Company, and only subject to compliance with the other requirements imposed on "affiliates" under Rule 144.

L.    LACK OF TRADING MARKET; VOLATILITY

      There can be no assurance that an active market for the New Common Stock will develop or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop. Accordingly, no assurance can be given as to the liquidity of the market for any of the New Common Stock or the price at which any sales may occur.

M.    POSSIBLE DILUTION OF NEW COMMON STOCK

      In the event Allowed Class 5 Claims total more than $10,000,000 (the amount assumed for calculating distributions for Classes 4, 5 and 6 under the Plan in Section IV.B above and for estimating recoveries by such Classes in the chart set forth in Section II above), the percentages of the outstanding New Common Stock held by each of Class 4 and Class 6 will be diluted below 92.48% and 5.43%, respectively, in proportionate amounts. In addition, the value per share of New Common Stock distributed to Holders of Allowed Claims in Classes 4, 5 and 6 (estimated at $10.00 per share based upon 7,944,200 issued and outstanding shares) will be less than $10.00 per share if Allowed Class 5 Claims total more than $10,000,000. There can be no assurance that the aggregate amount of Allowed Class 5 Claims will not exceed $10,000,000.

N.    ASSUMPTION REGARDING BUSINESS OF THE REORGANIZED COMPANY

      For the purpose of the Plan and this Disclosure Statement and the information contained therein and herein including, but not limited to, the projected financial information, the Debtors have defined their business as mortgage banking and related operating and investment activities, including but not limited to the origination, ownership, sale, and servicing of mortgage loans. Although it is expected that the Reorganized Company will reenter the mortgage loan origination business at some time in the future based on prevailing industry conditions and the general business

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climate, there can be no assurance of such reentry. Because the Reorganized
Company will be relatively liquid, it is expected that management of the Reorganized Company will examine various consumer finance acquisition prospects including, but not limited to, those in the subprime and high-LTV origination and servicing markets. Because of a deterioration of the capital markets supporting the subprime and high-LTV origination businesses, a number of potential acquisition or merger candidates may be available. However, there can be no assurance that the Reorganized Company will identify suitable acquisition or merger candidates, or that if such candidates are identified, acceptable business transactions will be structured and concluded. All decisions concerning reentry into the mortgage loan origination business, as well as all other business transactions including, but not limited to, investments, acquisitions, joint ventures and the declaration of dividends and other distributions on equity securities, will be made by the Boards of Directors of the Reorganized Company, as determined to be in the best interests of the Reorganized Company. Consequently, there can be no certainty as to the business decisions that will be made by the Boards of Directors of the Reorganized Company.

                                      VII.
                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion summarizes the material federal income tax consequences expected to result from the consummation of the Plan. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (the "Service"). There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been or will be sought.

      Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders, the Company and the Reorganized Company. It cannot be predicted at this time whether any tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to the Holders, the Company and the Reorganized Company.

      The following summary is for general information only. The tax treatment of a Holder may vary depending upon such Holder's particular situation. This discussion assumes that Holders of Old Securities have held such property as "capital assets" within the meaning of Section 1221 of the Tax Code (generally, property held for investment) and will also hold the New Common Stock as "capital assets." This summary does not address all of the tax consequences that may be relevant to a Holder, nor does it address the federal income tax consequences to Holders subject to special treatment under the federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, financial institutions, insurance companies, foreign corporations, Holders who are not citizens or residents of the United States, Holders that hold the Old Securities as a position in a "straddle" or as part of a "synthetic security," "hedging," "conversion" or other integrated instrument, Holders that have a "functional currency" other than the United States dollar and Holders that have acquired Old Securities or Old Stock Rights in connection with the performance of services. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY

   CANCELLATION OF INDEBTEDNESS AND REDUCTION OF TAX ATTRIBUTES

      Cityscape and CSC generally will each realize cancellation of indebtedness ("COI") income to the extent that the fair market value of any property (including New Common Stock) received by holders of indebtedness of such entity is less than the adjusted issue price (plus the amount of any accrued but unpaid interest) of such indebtedness discharged thereby. Under Section 108 of the Tax Code, however, COI income will not be recognized if the COI income occurs in a case brought under the Bankruptcy Code, provided the taxpayer is under the jurisdiction of a court in such case and the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court. Accordingly, because the cancellation of the indebtedness of the Debtors will occur in a

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case brought under the Bankruptcy Code, the Debtors will each be under the jurisdiction of the court in such case and the cancellation of the indebtedness will be pursuant to the Plan, the Debtors should not be required to recognize any COI income realized as a result of the implementation of the Plan.

      Under Section 108(b) of the Tax Code, the Debtors will be required to reduce certain tax attributes, including net operating losses and loss carryforwards ("NOLs") (and certain other losses, credits and carryforwards, if any) and tax basis in assets (but not below the amount of liabilities remaining immediately after the discharge of indebtedness), in an amount equal to the amount of COI income excluded from income as described in the preceding paragraph (subject to certain modifications). Any reduction in tax attributes should occur on a separate company basis even though Cityscape and CSC file a federal consolidated income tax return. The Service has held in private letter rulings that where a member of a consolidated group is permitted to exclude from income COI income pursuant to Section 108 of the Tax Code, Section 108(b) only requires that such member reduce its own separate company tax attributes without having to reduce the tax attributes of any other member of the consolidated group. Although such rulings may not be relied upon by other taxpayers as binding authority, they do provide some indication of the Service's position regarding an issue. In addition, there does not appear to be any contrary authority with respect to this issue. Thus, although not entirely free from doubt, because the Old Senior Notes and Old Subordinated Debentures are obligations of Cityscape (although guaranteed by CSC), only Cityscape's separate company tax attributes should have to be reduced pursuant to Section 108(b) of the Tax Code with regard to the debt forgiveness relating to the Old Senior Notes and Old Subordinated Debentures. Similarly, only CSC's separate company attributes should have to be reduced with regard to CSC's COI.

      The Company believes that at the Effective Date the Debtors may have NOLs remaining from their 1997 tax years (the use of most of which the Company has determined is subject to a significant annual limitation under Section 382 of the Tax Code as a result of an "ownership change" of the Company in October of
1997) and that the Debtors may have generated additional NOLs for their 1998 tax years and for the portion of their 1999 tax years that will precede the Effective Date. Any such NOLs, however, are subject to audit and possible challenge by the Service.

      As a result of the application of Section 108(b) of the Tax Code, the Company believes that most, if not all, of Cityscape's NOLs (and certain other losses, credits and carryforwards, if any) will be eliminated after consummation of the Plan, and Reorganized Cityscape may be required to reduce its tax basis in its assets as of the beginning of the taxable year following consummation of the Plan (but not below the amount of liabilities (if any) remaining immediately after the consummation of the Plan) to the extent that Cityscape's COI income exceeds the amount of NOLs and any other losses, credits and carryovers so reduced (subject to certain modifications). In addition, as a result of the Plan, CSC will have to reduce its NOLs (if any, and possibly certain other losses, credits and carryforwards, if any, and its tax basis in assets) by the amount of its COI income that is excluded from income.

   SECTION 382 LIMITATIONS ON NOLS

      Under Section 382 of the Tax Code, if a corporation with NOLs (a "Loss Corporation") undergoes an "ownership change," the use of such NOLs (and certain other tax attributes) will generally be subject to an annual limitation as described below. In general, an "ownership change" occurs if the percentage of the value of the Loss Corporation's stock owned by one or more direct or indirect "five percent shareholders" has increased by more than 50 percentage points over the lowest percentage of that value owned by such five percent shareholder or shareholders at any time during the applicable "testing period" (generally, the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation).

      A Loss Corporation's use of NOLs (and certain other tax attributes) after an "ownership change" will generally be limited annually to the product of the long-term tax-exempt rate (published monthly by the Service) and the value of the Loss Corporation's outstanding stock immediately before the ownership change (excluding certain capital contributions) (the "Section 382 Limitation"). However, the Section 382 Limitation for a taxable year any portion of which is within the five-year period following the Effective Date will be increased by the amount of any "recognized built-in gains" for such taxable year. The increase in a year cannot exceed the "net unrealized built-in

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gain" (if such gain exists immediately before the "ownership change" and exceeds a statutorily-defined threshold amount) reduced by recognized built-in gains from prior years ending during such five-year period. In addition, any "recognized built-in losses" for a taxable year any portion of which is within the five-year period following the Effective Date will be subject to limitation in the same manner as if such loss was an existing NOL to the extent such recognized built-in losses do not exceed the "net unrealized built-in loss" (if such loss exists immediately before the "ownership change" and exceeds a statutorily-defined threshold amount) reduced by recognized built-in losses for prior taxable years ending during such five-year period. At this time, the Company is unable to predict whether it will have a "net unrealized built-in gain" or a "net unrealized built-in loss" that will exceed the statutorily-defined threshold amount at the Effective Date. Finally, if the Reorganized Company does not continue the Company's historic business or use a significant portion of the Company's business assets in a new business for two years after the "ownership change," the Section 382 Limitation would be zero (except as increased by recognized built-in gains, as described above).

      Two alternative bankruptcy exceptions for Loss Corporations undergoing an ownership change pursuant to a bankruptcy proceeding are provided for in the Tax Code. The first exception, Section 382(1)(5) of the Tax Code, applies where qualified (so-called "old and cold") creditors of the debtor receive at least 50% of the vote and value of the stock of the reorganized debtor in a case under the Bankruptcy Code. Under this exception, a debtor's pre-change NOLs are not subject to the Section 382 Limitation but are instead reduced by the amount of any interest deductions allowed during the three taxable years preceding the taxable year in which the ownership change occurs, and during the part of the taxable year prior to and including the effective date of the bankruptcy reorganization, in respect of the debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period will preclude the debtor's utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

      An "old and cold" creditor includes a creditor who has held the debt of the debtor for at least eighteen months prior to the date of the filing of the case or who has held "ordinary course indebtedness" at all times it has been outstanding. However, any debt owned immediately before an ownership change by a creditor who does not become a direct or indirect 5% shareholder of the reorganized debtor generally will be treated as always having been owned by such creditor, except in the case of any creditor whose participation in formulating the plan of reorganization makes evident to the debtor that such creditor has not owned the debt for such period. Because the Old Senior Notes have been outstanding for less than eighteen months before the Petition Date and because such Old Senior Notes do not appear to constitute "ordinary course indebtedness," the Company should not be eligible to use the Section 382(1)(5) exception.

      The second bankruptcy exception, Section 382(1)(6) of the Tax Code, requires no reduction of pre-ownership change NOLs but provides relief in the form of a relaxed computation of the Section 382 Limitation. In that regard,
Section 382(1)(6) of the Tax Code provides that the value of the Loss Corporation's outstanding stock for purposes of computing the Section 382 Limitation will be increased to reflect the cancellation of indebtedness in the bankruptcy case (but the value of such stock as adjusted may not exceed the value of the Company's gross assets immediately before the ownership change (subject to certain adjustments)).

      The Plan should trigger an ownership change of the Company consolidated group on the Effective Date. Due to the inapplicability of Section 382(1)(5), the Company intends to apply Section 382(1)(6) to such "ownership change." Accordingly, the Reorganized Company's use of pre-ownership change NOLs and certain other tax attributes (if any), to the extent remaining after the reduction thereof as a result of the cancellation of indebtedness of the Debtors, will be limited and generally will not exceed each year the product of the long-term tax-exempt rate and the value of the Reorganized Company's stock increased to reflect the cancellation of indebtedness pursuant to the Plan.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OLD SENIOR NOTES

   EXCHANGE OF OLD SENIOR NOTES FOR NEW COMMON STOCK

      Whether the exchange of Old Senior Notes for New Common Stock pursuant to the Plan will be a nontaxable recapitalization under the Tax Code will depend in part upon whether the Old Senior Notes are considered to be "securities" within the meaning of the provisions of the Tax Code governing reorganizations. The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as one of the most significant factors. Generally, debt instruments with a term of five years or less have not qualified as "securities," whereas debt instruments with a term of ten years or more generally have qualified as "securities."

      Although the treatment of the Old Senior Notes is not entirely certain because the stated term of such instrument is less than ten years, the Old Senior Notes should be treated as "securities" for federal income tax purposes. Accordingly, the exchange of Old Senior Notes for New Common Stock should constitute a recapitalization for federal income tax purposes and, as a result, exchanging Holders should not recognize any gain or loss (except to the extent the New Common Stock is attributable to accrued but unpaid interest on the Old Senior Notes, in which event Holders would generally be required to treat such amounts as payment of interest includible in income in accordance with the Holder's method of accounting for tax purposes (see "-- Accrued Interest" below)). A Holder's adjusted tax basis in the New Common Stock will be equal to the Holder's adjusted tax basis in the Old Senior Notes. The Holder's holding period for the New Common Stock will include the Holder's holding period for the Old Senior Notes.

      If the Old Senior Notes were determined not to constitute "securities" for federal income tax purposes, then an exchanging Holder would recognize gain or loss equal to the difference between the fair market value of the New Common Stock received and the Holder's adjusted tax basis in the Old Senior Notes exchanged therefor. Any such gain or loss would generally be long-term capital gain or loss (subject to the market discount rules discussed below) if the Old Senior Notes had been held for more than one year. In this event, a Holder's tax basis in the New Common Stock would be equal to its fair market value on the Effective Date, and the holding period for the New Common Stock would begin on the day immediately after the Effective Date.

      Holders of Small Senior Note Claims who receive Cash instead of New Common Stock should recognize gain or loss equal to the difference between the amount of Cash received and a Holder's adjusted tax basis in the Old Senior Notes exchanged therefor. Any such gain or loss would generally be long-term capital gain or loss (subject to the market discount rules discussed below) if the Old Senior Notes had been held for more than one year.

      MARKET DISCOUNT

      The Tax Code generally requires holders of "market discount bonds" to treat as ordinary income any gain realized on the disposition of such bonds (including in certain non-recognition transactions, such as a gift) to the extent of the market discount accrued during the holder's period of ownership. A "market discount bond" is a debt obligation purchased at a market discount subject to a statutorily-defined DE MINIMIS exception. For this purpose, a purchase at a market discount includes a purchase at or after the original issue at a price below the stated redemption price at maturity of the debt instrument, or, in the case of a debt instrument issued with original issue discount, at a price below (i) its "issue price," plus (ii) the amount of original issue discount includible in income by all prior holders of the debt instrument, minus
(iii) all cash payments (other than payments constituting qualified stated interest) received by such previous holders.

      A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount accrues, either on a straight line basis or, if elected, on a constant interest rate basis. If a holder of a market discount bond elects to include market discount in income on a current basis, the foregoing rule with respect to the recognition of ordinary income on a sale or other disposition of such bond would not apply.

      In the case of certain non-recognition transactions, such as the exchange of the Old Senior Notes for the New Common Stock (and the exchange of the Old Subordinated Debentures for the New Common Stock), special rules apply. Any accrued (but unrecognized) market discount on the Old Debt will not have to be recognized as income at the time of the non-recognition transaction, however, on a subsequent taxable disposition of the stock received in such non-recognition transaction, gain is treated as ordinary income to the extent of market discount accrued prior to the non-recognition transaction.

   NEW COMMON STOCK

      DIVIDENDS

      A Holder generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Common Stock to the extent that such distributions are paid out of the Reorganized Company's current or accumulated earnings and profits as determined for federal income tax purposes. Distributions in excess of such earnings and profits will reduce the Holder's tax basis in its New Common Stock and, to the extent such excess distributions exceed such tax basis, will be treated as gain from a sale or exchange of such New Common Stock. Corporate Holders may be entitled to a dividends received deduction (generally at a 70% rate) with respect to distributions out of earnings and profits and are urged to consult their tax advisors in this regard.

      SALE OR OTHER TAXABLE DISPOSITION

      Upon the sale or other disposition of New Common Stock, a Holder generally will recognize capital gain or loss equal to the difference between the amount of cash and fair market value of any property received on the sale and such Holder's adjusted tax basis in the New Common Stock. Capital gain or loss recognized upon the disposition of the New Common Stock will be long-term if, at the time of the disposition, the holding period for the New Common Stock exceeds one year.

      However, pursuant to Section 108(e)(7) of the Tax Code, a creditor that receives stock in exchange for debt is required, to the extent that gain is recognized upon a subsequent disposition of such stock, to "recapture" as ordinary income any bad debt deductions taken by the creditor with respect to such debt and any ordinary loss claimed by the creditor upon the receipt of the stock in satisfaction of such debt, reduced by any amount included in income upon the receipt of the stock. In addition, as discussed above, if any Old Debt held by a Holder has accrued (but unrecognized) market discount at the Effective Date, then any gain recognized by such Holder upon the disposition of New Common Stock would have to be treated as ordinary income to the extent of such accrued market discount on the Effective Date.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OLD SUBORDINATED DEBENTURES

   EXCHANGE OF OLD SUBORDINATED DEBENTURES FOR NEW COMMON STOCK

      Whether the exchange of Old Subordinated Debentures for New Common Stock pursuant to the Plan will be a nontaxable recapitalization under the Tax Code will depend in part upon whether the Old Subordinated Debentures are considered to be "securities" within the meaning of the provisions of the Tax Code governing reorganizations. The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as one of the most significant factors. Generally, debt instruments with a term of five years or less have not qualified as "securities," whereas debt instruments with a term of ten years or more generally have qualified as "securities."

      Because the term of the Old Subordinated Debentures exceeds ten years, the Old Subordinated Debentures should be treated as "securities" for federal income tax purposes. Accordingly, the exchange of Old Subordinated Debentures for New Common Stock should constitute a recapitalization for federal income tax purposes and, as a result, exchanging Holders should not recognize any gain or loss (except to the extent the New Common Stock is attributable to accrued but unpaid interest on the Old Subordinated Debentures, in which event Holders would generally be required to treat such amounts as payment of interest includible in income in accordance with the

Holder's method of accounting for tax purposes (see "-- Accrued Interest" below)). A Holder's adjusted tax basis in the New Common Stock will be equal to the Holder's adjusted tax basis in the Old Subordinated Debentures. The Holder's holding period for the New Common Stock will include the Holder's holding period for the Old Subordinated Debentures.

      If the Old Subordinated Debentures were determined not to constitute "securities" for federal income tax purposes, then an exchanging Holder would recognize gain or loss equal to the difference between the fair market value of the New Common Stock received and the Holder's adjusted tax basis in the Old Subordinated Debentures exchanged therefor. Any such gain or loss generally would be (subject to the market discount rules discussed above) long-term capital gain or loss if the Old Subordinated Debentures had been held for more than one year. In this event, a Holder's tax basis in the New Common Stock received would be equal to its fair market value on the Effective Date, and the holding period for the New Common Stock would begin for a Holder on the day immediately after the Effective Date.

      Holders of Small Subordinated Debenture Claims who receive Cash instead of New Common Stock should recognize gain or loss equal to the difference between the amount of cash received and a Holder's adjusted tax basis in the Old Subordinated Debentures exchanged therefor. Any such gain or loss would generally be long-term capital gain or loss (subject to the market discount rules discussed above) if the Old Subordinated Debentures had been held for more than one year.

   NEW COMMON STOCK

      For the tax consequences of holding and disposing of New Common Stock, see generally " -- Federal Income Tax Consequences to Holders of Old Senior Notes -- New Common Stock" above.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OTHER CLAIMS

      A Holder of a Claim in a Class not discussed above should generally recognize gain or loss equal to the amount of any Cash received (plus the fair market value of any other property received, including New Common Stock) with respect to its Claim (other than for accrued but unpaid interest) less its adjusted basis in its Claim (other than for accrued but unpaid interest). The character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim has been held for more than one year, whether the Claim was purchased at a discount, and whether and to what extent the Holder had previously claimed a bad debt deduction or a worthless security deduction.

ACCRUED INTEREST

      Holders will be treated as receiving a payment of interest (includible in income in accordance with the Holder's method of accounting for tax purposes) to the extent that any Cash or other property received pursuant to the Plan is attributable to accrued but unpaid interest, if any, on such Claims. The extent to which the receipt of Cash or other property should be attributable to accrued but unpaid interest is unclear. The Company intends to take the position that such Cash or property distributed pursuant to the Plan will first be allocable to the principal amount of a Claim and then, to the extent necessary, to any accrued but unpaid interest thereon. Each Holder should consult its own tax advisor regarding the determination of the amount of consideration received under the Plan that is attributable to interest (if any). A Holder generally will be entitled to recognize a loss to the extent any accrued interest was previously included in its gross income and is not paid in full.

      If any property received pursuant to the Plan is considered attributable to accrued but unpaid interest, a Holder's basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of such property. The holding period in such property should begin on the day immediately after the Effective Date.

BACKUP WITHHOLDING AND INFORMATION REPORTING

      A Holder of New Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends paid on, and gross proceeds from a sale of, the New Common Stock unless (i) such Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules. A Holder of New Common Stock who does not provide the Reorganized Company (or its paying agent) with his or her correct taxpayer identification number may be subject to penalties imposed by the Service. Amounts withheld under the backup withholding rules may be credited against a Holder's tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Service.

      The Reorganized Company will report to Holders of the New Common Stock and to the Service the amount of any "reportable payments" on, and any amount withheld with respect to, the New Common Stock during the calendar year.

      THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN AND THE CONTINUING OWNERSHIP AND DISPOSITION OF THE NEW COMMON STOCK AND THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS SHALL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

                                     VIII.
            ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

      If the Plan is not confirmed and consummated, the alternatives include (a) preparation and presentation of an alternative chapter 11 plan or (b) conversion of the chapter 11 case to a liquidation under chapter 7 of the Bankruptcy Code.

A.    ALTERNATIVE CHAPTER 11 PLANS

      If the Plan is not confirmed, the Debtors or any other party in interest, could attempt to formulate an alternative chapter 11 plan or plans. In formulating and developing the Plan, the Debtors have explored numerous other alternatives and engaged in negotiations with various parties holding disparate interests. The consideration of these plan alternatives resulted in the formulation of the Plan. The Debtors believe that the Plan deals fairly with the rights of Holders of the various classes of Claims and enables creditors to realize the greatest recovery possible under the circumstances. The Debtors further believe that rejection of the Plan in favor of some alternative method of restructuring the Claims of the various classes will not result in a better recovery for any Class and will require, at the very least, an extensive and time-consuming negotiation process.

B.    LIQUIDATION UNDER CHAPTER 7

      Another alternative to confirmation and consummation of the Plan is liquidation of the Debtors under chapter 7 of the Bankruptcy Code. Section 1129(a) of the Bankruptcy Code provides that the Bankruptcy Court may confirm a plan only if the requirements contained in such section are met. One of these requirements is that each non-accepting holder of an allowed claim or an allowed interest in an impaired class must receive or retain under the plan on account of such claim or interest property having a value as of the effective date of the plan at least equal to the value that such holder would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code on the effective date of the Plan. The Debtors have prepared the Liquidation Analysis attached hereto as Exhibit D. Based upon such Liquidation Analysis and after taking into account the settlements and compromises contained in the Plan, the Debtors do not believe that Holders of Claims and Interests would receive greater recoveries if the Debtor were to be liquidated under chapter 7 of the Bankruptcy Code.

IX.

                          CONCLUSION AND RECOMMENDATION

      The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to Holders of Claims. In addition, other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtors and the Unofficial Committees urge Holders of Impaired Claims in Classes 4, 4a, 5, 5a, 6 and 6a to vote in favor of the Plan.

Dated: April 27, 1999



                                 Respectfully submitted,

                                 CITYSCAPE FINANCIAL CORP.,
                                  a Delaware Corporation
                                 By:/S/ STEVEN M. MILLER
                                    Name: Steven M. Miller
                                    Title: President and Chief Executive Officer

                                 CITYSCAPE CORP.,
                                  a New York corporation

                                 By:/S/ STEVEN M. MILLER
                                    Name: Steven M. Miller
                                    Title: Senior Vice President

                                 LATHAM & WATKINS

                                 By:/S/ ROBERT J. ROSENBERG
                                    Robert J. Rosenberg (RJR 9585)
                                    885 Third Avenue, Suite 1000
                                    New York, New York 10022
                                    (212) 906-1200

                                    Counsel for the Debtors
                                    and Debtors-in-Possession

         EXHIBIT A TO DEBTORS' FIRST AMENDED JOINT DISCLOSURE STATEMENT
                 PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE





        First Amended Joint Plan of Reorganization of Cityscape Financial
           Corp. and Cityscape Under Chapter 11 of the Bankruptcy Code

First Amended Joint Plan of Reorganization of Cityscape Financial Corp. and Cityscape Under Chapter 11 of the Bankruptcy Code, dated April 27, 1999, incorporated by reference to Exhibit 2.1 to the Company's 8-K filed with the Commission on June 30, 1999.

         EXHIBIT B TO DEBTORS' FIRST AMENDED JOINT DISCLOSURE STATEMENT
                 PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE





              Examiner Report Pursuant to Order of October 20, 1998

Examiner Report Pursuant to Order of October 20, 1998, dated November 9, 1998, incorporated by reference to Exhibit B to Exhibit 99.2 to the Company's 10-K405 filed with the Commission on June 30, 1999.

               EXHIBIT C TO DEBTORS' FIRST AMENDED JOINT DISCLOSURE STATEMENT
                      PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE




                   United Proforma Consolidated Balance Sheet
                       and Projected Financial Information

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

The Unaudited Pro Forma Consolidated Balance Sheet presented below is based upon the historical consolidated financial position of the Debtors as of December 31, 1998. The pro forma adjustments made to the historical consolidated balance sheet (based on the assumptions set forth below) give effect to the Reorganization as if that entire series of transactions, including the issuance of the New Common Stock to the holders of the Old Senior Notes, the Old Subordinated Debentures, and the Trade Creditors had occurred on December 31, 1998. In addition, since the Reorganization is to be effectuated through a plan of reorganization under chapter 11 of the Bankruptcy Code, the provisions of the American Institute of Certified Public Accountants Statement of Position ("SOP") 90-7, (Financial Reporting by Entities in Reorganization under the Bankruptcy
Code), which require the application of fresh start reporting, have been reflected in the pro forma consolidated balance sheet as of December 31, 1998. The pro forma consolidated balance sheet is unaudited and was derived by adjusting the historical balance sheet of the Debtors for certain transactions as described in the respective notes thereto. THIS PRO FORMA BALANCE SHEET IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE FINANCIAL CONDITION OF THE DEBTORS HAD THE TRANSACTIONS DESCRIBED THEREIN BEEN CONSUMMATED ON THE DATE INDICATED AND ARE NOT INTENDED TO BE PREDICTIVE OF THE FINANCIAL CONDITION OF THE DEBTORS AT ANY FUTURE DATE.

The pro forma adjustments are based on available information and certain assumptions that the Debtors believe are reasonable under the circumstances. The Unaudited Pro Forma Consolidated Balance Sheet and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Debtors, including the notes thereto, and the other information pertaining to the Debtors appearing elsewhere in this Disclosure Statement. In addition, the independent auditors of Cityscape and CSC have neither examined nor compiled the Unaudited Pro Forma Consolidated Balance Sheet and accordingly assume no responsibility for it.

                      PRO FORMA CONSOLIDATED BALANCE SHEETS
                                DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)

                                                                                                           ADJUSTMENTS
                                                                                                            FOR FRESH
                                                                      ADJUSTMENTS FOR         AFTER           START
                                                        HISTORICAL    REORGANIZATION     REORGANIZATION     REPORTING     PRO FORMA
                                                        ----------    ---------------    --------------    -----------    ---------
 Assets
          Cash And Cash Equivalents .................       18,405             (1,000)1          17,405                      17,405
          Cash Held In Escrow .......................        3,769                                3,769                       3,769
          Mortgage Servicing Receivables ............                                                                          --
          Trading Securities ........................       33,661                               33,661                      33,661
          Mortgages Held For Sale, Net ..............      123,346                              123,346                     123,346
          Mortgages Held For Investment, Net ........                                                                          --
          Equipment And Leasehold Improvements, Net .                                                                          --
          Investment In Discontinued Operations, Net.       13,008                               13,008                      13,008
          Income Tax Receivable .....................        1,550                                1,550                       1,550
          Reorganization Value ......................         --                                   --             (600)7       (600)
          Other Assets ..............................       15,599                               15,599                      15,599
                                                        ----------    ---------------    --------------    -----------    ---------
          Total Assets ..............................      209,338             (1,000)          208,338           (600)     207,738
                                                        ----------    ---------------    --------------    -----------    ---------
Liabilities
          Warehouse Financing Facilities ............      105,969                              105,969                     105,969
          Accounts Payable And Other Liabilities ....       23,519                               23,519                      23,519
          Allowance For Loan Losses .................         --                                                               --
          Liabilities Subject to Compromise .........       47,804            (47,804)2            --                          --
          Old Senior Notes ..........................      300,000           (300,000)3            --                          --
          Old Subordinated Debentures ...............      129,620           (129,620)4            --             --           --
                                                        ----------    ---------------    --------------    -----------    ---------
          Total Liabilities .........................      606,913           (477,424)          129,489           --        129,489

Equity (Deficit)
          Old Cityscape Common Stock ................          649               (649)5            --                          --
          Old Cityscape Preferred Stock .............            0                 (0)5            --                          --
          Treasury Stock ............................         (175)               175 5            --                          --
          New Common Stock ..........................                             128 5             128                         128
          Additional Paid-In Capital ................      175,304                347 5         175,651        (97,529)7     78,121
          Retained Earnings (Accumulated Deficit) ...     (573,354)           476,424 6         (96,929)        96,929 7       --
                                                        ----------    ---------------    --------------    -----------    ---------
          Total Stockholder's Equity (Deficit) ......     (397,575)           476,424            78,849           (600)      78,249
                                                        ----------    ---------------    --------------    -----------    ---------
          Total Liabilities and Equity (Deficit) ....      209,338             (1,000)          208,338           (600)     207,738
                                                        ----------    ---------------    --------------    -----------    ---------

(1) To record estimated fees and expenses consisting of estimated financing costs, severance, and professional fees.

(2) To record the elimination of interest accrued on the Old Senior Notes and Old Subordinated Debentures and the extinguishment of other liabilities subject to compromise.

(3)   To record the extinguishment of Old Senior Notes.

(4)   To record the extinguishment of Old Subordinated Debentures.

(5) To reflect the issuance of New Common Stock and the cancellation of Old Cityscape Common Stock, Old Cityscape Preferred Stock and treasury stock.

(6) To record the net gain on forgiveness of debt and additional reorganization expenses, as detailed below:

          Gain on Forgiveness of Debt:
              Extinguishment of Old Senior  Notes.............. $300,000
              Extinguishment of Old Subordinated Debentures....  129,620
              Elimination of accrued interest and liabilities
                       subject to compromise...................   47,804
                                                                --------
          Net gain on forgiveness of debt......................  477,424
          Reorganization expenses..............................   (1,000)
                                                                --------
          Total change in retained earnings.................... $476,424
                                                                ========

(7) To eliminate historical deficit and reflect fresh start adjustments (pursuant to SOP 90-7) related to the reorganization value of the Reorganized Company.

The Debtors propose to account for the reorganization and the related transactions using the principles of fresh start reporting as required by SOP 90-7. The Debtors have estimated a range of reorganization values between approximately $95 million and $100 million. For purposes of determining reorganization value, the Debtors have used $97 million. Reorganization value, as defined in SOP 90-7, generally approximates the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets immediately after the restructuring. Asset valuations were assessed with respect to the following criteria: (i) the Debtors' historical cost basis in the underlying assets; (ii) underlying liquidity and cash flow characteristics of the assets; and (iii) the mark-to-market value of the assets as determined under various sale and liquidation scenarios. These criteria contain significant subjective components, which the Debtors did not independently verify. The foregoing criteria then were applied to the Debtors' financial forecast included elsewhere in this Disclosure Statement. See "Projected Financial Information." The valuation takes into account the following factors, not listed in order of importance:

      (i) The Debtors' emergence from chapter 11 proceedings pursuant to the Plan as described herein is assumed to occur on or about May 31, 1999.

      (ii) That all transactions contemplated by the Plan will be consummated by the Effective Date.

      (iii) That general financial and market conditions as of the assumed Effective Date of the Plan will not differ materially from those prevailing as of the date of this Disclosure Statement.

The Debtors estimate that the Reorganized Company will have net assets with an approximate carrying value of $79 million consisting of unencumbered assets of approximately $97 million less liabilities (excluding funds held in escrow) of approximately $18 million at the Effective Date.

The amount of stockholders' equity in the fresh start balance sheet is not an estimate of the trading value of the New Common Stock after confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonably estimated at this time. Neither the Debtors nor their financial advisors make any representation as to the trading value of the shares to be issued under the Plan.

                         PROJECTED FINANCIAL INFORMATION

The following Projections (as defined below) were prepared by Cityscape and CSC, based upon, among other things, the anticipated future financial condition and results of operations of the Reorganized Company.

Cityscape and CSC do not generally publish their business plans and strategies or make external projections of their anticipated financial position or results of operations. Accordingly, after the Effective Date, the Reorganized Company does not intend to update or otherwise revise the Projections to reflect circumstances existing since their preparation in April 1999 or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Reorganized Company does not intend to update or revise the Projections to reflect changes in general economic or industry conditions. However, Reorganized Cityscape's regular quarterly and annual financial statements, and the accompanying discussion and analysis, contained in Reorganized Cityscape's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, will contain disclosure concerning Reorganized Cityscape's actual financial condition and results of operations during the period covered by the Projections.

The Projections were not prepared with a view toward general use, but rather for the limited purpose of providing information in conjunction with the Plan. Accordingly, the Projections were not intended to be presented in accordance with the published guidelines of the American Institute of Certified Public Accountants regarding financial projections, nor have they been presented in lieu of pro forma historical financial information, and accordingly, are not intended to comply with Rule 11-02 of Regulation S-X of the Commission. In addition, the independent auditors of Cityscape and CSC have neither examined nor compiled the Projections and accordingly assume no responsibility for them.

Projected unaudited consolidated statements of operations, balance sheets, and statements of cash flows for the Debtors are included for the five-month period prior to an assumed Effective Date of May 31, 1999. Projected unaudited consolidated financial statements for the Reorganized Company are included for the seven months ending December 31, 1999, and for each twelve month period ending December 31, 2000, 2001, 2002, and 2003.

Additional information relating to the principal assumptions used in preparing the Projections is set forth below. See "Certain Risk Factors" for a discussion of various other factors that could materially affect Reorganized Cityscape's and Reorganized CSC's financial condition, results of operations, businesses, prospects and securities.

For the purpose of providing projected financial information, the Debtors have defined its business as mortgage banking and related operating and investment activities, including but not limited to the origination, ownership, sale, and servicing of mortgage loans.

The Debtors estimate that the Reorganized Company will have net assets with an approximate carrying value of $79 million, consisting primarily of mortgage residual certificates, receivables related to such certificates, mortgages held for sale and cash.

It is assumed that the Reorganized Company will invest such cash and operate its business in such a manner that it will not be required to register as an investment company under the Investment Company Act of 1940, and the rules and regulations thereunder. While a plan as to the use of the Reorganized Company's cash and other assets has not been formed, such assets will be available for general corporate purposes as determined by the Board of Directors of the Reorganized Company, including investments, acquisitions, joint ventures and dividends and other distributions on equity securities, all as determined by the Board of Directors to be in the best interests of the Reorganized Company.

The projected financial statements assume that the Reorganized Company's cash will be invested at an assumed yield of 5% per annum. There are no present plans for the Reorganized Company to pay dividends on its New Common Stock. Any such dividends will be determined by the Board of Directors of the Reorganized Company in light of the financial condition, cash flow, results of operations, and legal dividend capacity of the Reorganized Company, and other factors. The Projections assume no payment of dividends throughout the Projection Period.

Following the Effective Date, it is expected that the Reorganized Company will invest its available cash and manage its business with a view to maximizing values to holders of its equity securities. It is expected that the Reorganized Company should be able to invest such available cash in a manner which will create higher returns than the 5% rate assumed in the Projections. However, there is no assurance that this will be the case or that such investments, if made, will create returns sufficient to allow the Reorganized Company to pay dividends at any time in the future.

It is expected that the Reorganized Company will reenter the mortgage loan origination business at some time in the future, based on prevailing industry conditions and the general business climate. Because the Reorganized Company will be relatively liquid, it is expected that management of the Reorganized Company will examine various acquisition prospects in the subprime and high-LTV organization and servicing markets. Because of a deterioration of the capital markets supporting the subprime and high-LTV origination businesses, a number of potential acquisition or merger candidates may be available. However, there can be no assurance that the Reorganized Company will identify suitable acquisition or merger candidates, or that if such candidates are identified, acceptable business transactions will be structured and concluded.

Specifically, Aegis Mortgage Corporation ("Aegis") may be a potential acquisition or merger candidate. Aegis is owned solely by D. Richard Thompson, the prospective Chairman and CEO of the Reorganized Company. Aegis is involved principally in the origination and servicing of single-family mortgage loans, concentrating primarily on the conforming marketplace for FHA, VA, and conventional mortgages. In the year concluding December 31, 1998, Aegis originated approximately $875 million of single-family mortgage loans. At December 31, 1998, Aegis serviced approximately $150 million in mortgage loans from its Oklahoma City location. Aegis is headquartered in Houston, Texas, and maintains wholesale and retail production offices in seven states. In 1998, Aegis originated mortgage loans in a total of 28 states.

Aegis may be an attractive acquisition or merger candidate because of its efficient loan production operation and management synergies. The Reorganized Company could expand Aegis's loan production operations through application of capital to support additional branch facilities and warehouse lines.

A number of obstacles could impede the acquisition or merger of Aegis with the Reorganized Company. First, an acquisition or merger with Aegis represents a conflict of interest for Thompson, and if such an acquisition or merger is considered, Thompson would be required not to participate in any discussions or from representing the Reorganized Company with respect to any resulting transaction with Aegis. Accordingly, the Reorganized Company may be at a disadvantage in discussing, structuring or concluding any such transaction. Second, pricing and terms are integral to any acquisition or merger transaction, and there can be no assurance that Aegis and the Reorganized Company can reach agreement on mutually agreeable pricing and terms of any proposed acquisition or merger transaction. Third, the disinterested management and directors of the Reorganized Company may feel that companies with subprime and/or high-LTV origination and servicing operations represent more attractive acquisition or merger candidates than does Aegis.

Within this context the following points represent the major assumptions underlying the attached financial data (the "Projections").

      1. EFFECTIVE DATE AND PLAN TERMS. The Projections assume that the Plan will be confirmed in accordance with its terms, and that all transactions contemplated by the Plan will be consummated by the assumed Effective Date. Any significant delay in the assumed Effective Date of the Plan may have a significant negative impact on the operations and financial performance of the Reorganized Company including, but not limited to, higher overhead and operating expenses, and higher reorganization expenses.

      2. GENERAL OPERATING ASSUMPTIONS. The Reorganized Company is assumed throughout the Projection Period to have no loan production. The loan servicing portfolio is assumed to run-off at a rate of approximately 35% CPR for home equity loans and 20% CPR for Sav-A-Loans.

            The Projections were prepared assuming that the current general economic conditions prevailing today will not change materially during the Projection Period.

      3. REVENUE. The following revenue assumptions employed in the Projections are based on the recent historical results of Cityscape and CFC and current conditions in the mortgage lending industry.

            ACCRETION INCOME. For the Projection period June 1, 1999 and beyond, the Projections assume that the Home Equity and Sav-A-Loan residuals will accrete value as each residual comes closer to generating cash flow.

            INTEREST INCOME. Represents interest earned on loans and cash held at the following rates (the Home Equity Loans and the Sav-A-Loans are for periods prior to and including May 31, 1999, the assumed Effective Date:

                  Home Equity Loans                     9.5%
                  Sav-A-Loans                          13.5%
                  Cash on Hand                            5%

            SERVICING INCOME. Represents the revenue attributable to the Reorganized Company's servicing operations on a cash basis and unadjusted for SFAS No. 122.

      4. EXPENSES--SALARIES AND EMPLOYEE BENEFITS. The Projections assume that the Reorganized Company will reduce its workforce to be in line with current and projected levels of business activity. The Projections assume that the Debtors will have approximately 40 employees by the Effective Date. In general, salaries and related expenses have been reduced to be in line with the reduced level of business activity.

      5. OTHER OPERATING EXPENSES. Primarily includes expenses for rent, travel and entertainment, telephone and utilities, ordinary course professional fees, supplies, and general insurance. All expense levels are estimated to correspond to the recently reduced levels of business activity.

      6. INCOME TAXES. Projected income taxes are based on an assumed combined state and federal tax at 40%, applied to income from operations plus cash-flow received from residual interests, adjusted pursuant to specific tax guidelines governing REMIC and owner trust structures. While taxes will accrue and be paid on a quarterly basis, the Projections assume that the Reorganized Company will not have the benefit of net operating loss carry forwards for income tax purposes as all net operating losses will be used to offset gain on forgiveness of debt.

      7. GAIN ON FORGIVENESS OF DEBT. The gain results from the extinguishment of debt in exchange for the issuance of the New Common Stock. The gain is calculated based on a carrying value of the Old Senior Notes and Old Subordinated Debentures on December 31, 1998 (including principal and accrued interest) and the carrying value of other liabilities subject to compromise, principally consisting of future lease obligations with respect to realty and equipment leases.

      8. FRESH START ACCOUNTING. The Projections have been prepared using basic principles of the "fresh start" accounting for the periods after the Effective Date. These principles are contained in SOP 90-7. The fair values of the assets and liabilities of the Reorganized Company (and thus the amount allocable to reorganization expenses in excess of amounts allocated to identifiable tangible and intangible assets, if any) are subject to revision following the results of appraisals and other studies which will be performed after consummation of the Reorganization and the related transactions. The Projections assume that the reorganization value in excess of amounts allocable to identifiable assets, if any, will be amortized over ten years. The amount of stockholders' equity in the Fresh Start balance sheet is not an estimate of the trading value of the New Common Stock after the confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonably estimated at this time. Neither the Debtors nor their financial advisors make any representations as to the trading value of the shares to be issued under the Plan.

            FINANCIAL PROJECTIONS. Each of the following tables summarizes the Debtors' projections for several distinct periods including:

            a.    The five months ending May 31, 1999;

            b.    The seven months ending December 31, 1999; and

            c. Each of the twelve months ending December 31, 2000, 2001, 2002, and 2003.

            The projections include Projected Consolidated Statements of Operations, Projected Consolidated Balance Sheets (including estimates of the effects of Fresh Start accounting) and Projected Consolidated Statements of Cash Flows.

            POSSIBLE SALE OF SERVICER ADVANCES. The Projections do not reflect the potential impact of a sale of the Debtors' servicer advances (I.E., claims against securitization trusts for reimbursement of advances made to such trusts by the Debtors as servicer) currently under negotiation with third parties. If such a transaction as currently being discussed were to occur, the Debtors would receive cash of approximately $17 to 18 million and record a net gain of approximately $9 to 10 million at the time of closing. Such possible sale would be in connection with a possible consensual resolution of the claims asserted by Harris Trust and Savings Bank, U.S. Bank National Association, Financial Security Assurance Inc. and Financial Guaranty Insurance Company discussed in greater detail in
            Section IV.B of the Disclosure Statement.

          CITYSCAPE CORPORATION AND CITYSCAPE FINANCIAL CORPORATION
               PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)
                            (AMOUNTS IN THOUSANDS)

                                                                            THE COMPANY
                                                     ------------------------------------------------------------
                                                               HISTORICAL             PROJECTED       PROJECTED
                                                     ----------------------------    PERIOD FROM     SEVEN MONTHS
                                                       YEAR ENDED     YEAR ENDED      JANUARY 1,       ENDING
                                                     DECEMBER 31,    DECEMBER 31,     THROUGH        DECEMBER 31,
                                                          1997           1998        MAY 31, 1999       1999
                                                     ------------    ------------    ------------    ------------
Revenues:
Gain (Loss) On Sale ..............................         83,366             128            --              --
Net Unrealized Loss On Valuation Of Residuals ....       (148,004)        (68,847)           --              --
Mortgage Origination Income ......................          4,849           2,238            --              --
Net Interest Income (Expense) ....................          2,830         (32,076)          2,135           1,630
Accretion On Residual Balances ...................           --             5,065           9,269          10,901
Servicing Income .................................            389           1,383           1,909           1,431
Other ............................................         20,302           1,454           6,529            --
                                                     ------------    ------------    ------------    ------------
Total Revenues ...................................        (36,657)        (97,102)          9,053           8,079
Expenses:
Salaries And Employee Benefits ...................         41,089          28,744           3,602           2,435
Selling Expenses .................................          4,137           4,424           1,800             300
Other Operating Expenses .........................         42,085          47,061           3,000           1,100
Provision For Loan Losses ........................         12,614           8,267            --              --
Restructuring Charge / Non-Recurring Expense .....           --            35,113           1,000            --
                                                     ------------    ------------    ------------    ------------
Total Expenses ...................................         99,925         123,609           9,402           3,835
                                                     ------------    ------------    ------------    ------------
 Earnings (Loss) From Continuing Operations Before

     Income Taxes And Extraordinary Items ........       (136,582)       (220,712)           (349)          4,244

Income Tax Benefit (Provision) ...................        (18,077)             38            --             1,366
                                                     ------------    ------------    ------------    ------------

Earnings (Loss) From Continuing Operations Before

     Extraordinary Items .........................       (118,505)       (220,750)           (349)          2,878

Earnings (Loss) From Discontinued Operations .....       (295,846)           --              --              --
Gain On Forgiveness Of Debt ......................           --              --           477,366            --
                                                     ------------    ------------    ------------    ------------

Net Earnings (Loss) ..............................       (414,351)       (220,750)        477,016           2,878

Old Cityscape Preferred Stock Dividends ..........            905            --              --              --
Old Cityscape Preferred--Beneficial Discount .....          2,725            --              --              --
Old Cityscape Preferred--Increase In Liquidation
     Preference ..................................            918           6,278            --              --
Old Cityscape Preferred--Default Payments ........           --            14,049            --              --
                                                     ------------    ------------    ------------    ------------

Net Earnings (Loss) Applicable To Common Stock ...       (418,899)       (241,077)        477,016           2,878
                                                     ------------    ------------    ------------    ------------

Net Interest Income (Expense) Detail:
Interest Income ..................................         73,520          14,363           6,551           1,630
Interest Expense And Fees On Warehouse Credit
     Facilities ..................................        (70,690)        (46,439)         (4,415)           --
                                                     ------------    ------------    ------------    ------------
Net Interest Income (Expense) ....................          2,830         (32,076)          2,135           1,630
                                                     ------------    ------------    ------------    ------------
                                                              THE REORGANIZED COMPANY
                                                     ----------------------------------------
                                                         PROJECTED YEAR ENDING DECEMBER 31,
                                                     -----------------------------------------
                                                       2000       2001       2002       2003
                                                     --------   --------   --------   --------
Revenues:
Gain (Loss) On Sale ..............................       --         --         --         --
Net Unrealized Loss On Valuation Of Residuals ....       --         --         --         --
Mortgage Origination Income ......................       --         --         --         --
Net Interest Income (Expense) ....................      3,392      2,548      2,504      2,675
Accretion On Residual Balances ...................     12,881     13,999
Servicing Income .................................      1,076        813
Other ............................................       --         --         --         --
                                                     --------   --------   --------   --------
Total Revenues ...................................     14,570     14,881     16,461     17,487
Expenses:
Salaries And Employee Benefits ...................      2,424      2,424      2,424      2,424
Selling Expenses .................................       --         --         --         --
Other Operating Expenses .........................      1,200      1,200      1,200      1,200
Provision For Loan Losses ........................       --         --         --         --
Restructuring Charge / Non-Recurring Expense .....       --         --         --         --
                                                     --------   --------   --------   --------
Total Expenses ...................................      3,624      3,624      3,624      3,624
                                                     --------   --------   --------   --------
 Earnings (Loss) From Continuing Operations Before

     Income Taxes And Extraordinary Items ........     10,946     11,257     12,837     13,863

Income Tax Benefit (Provision) ...................      4,220      4,228      4,937      5,439
                                                     --------   --------   --------   --------
Earnings (Loss) From Continuing Operations Before

     Extraordinary Items .........................      6,727      7,029      7,900      8,424

Earnings (Loss) From Discontinued Operations .....       --         --         --         --
Gain On Forgiveness Of Debt ......................       --         --         --         --
                                                     --------   --------   --------   --------
Net Earnings (Loss) ..............................      6,727      7,029      7,900      8,424

Old Cityscape Preferred Stock Dividends ..........       --         --         --
Old Cityscape Preferred--Beneficial Discount .....       --         --         --
Old Cityscape Preferred--Increase In Liquidation
     Preference ..................................       --         --         --         --
Old Cityscape Preferred--Default Payments ........       --         --         --         --
                                                     --------   --------   --------   --------

Net Earnings (Loss) Applicable To Common Stock ...      6,727      7,029      7,900      8,424
                                                     --------   --------   --------   --------
Net Interest Income (Expense) Detail:
Interest Income ..................................      3,392      2,548      2,504      2,675
Interest Expense And Fees On Warehouse Credit
     Facilities ..................................       --         --         --         --
                                                     --------   --------   --------   --------
Net Interest Income (Expense) ....................      3,392      2,548      2,504      2,675
                                                     --------   --------   --------   --------

            CITYSCAPE CORPORATION AND CITYSCAPE FINANCIAL CORPORATION
                      PROJECTED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                             (AMOUNTS IN THOUSANDS)

                                                            THE COMPANY
                                           -------------------------------------------
                                                    HISTORICAL              PROJECTED
                                           ----------------------------    PRE-CONFIRM
                                           DECEMBER 31,     DECEMBER 31,     MAY 31,      REORGANIZATION
                                               1997           1998             1999         ADJUSTMENTS
                                           ------------    ------------    -----------    --------------
Assets
       Cash And Cash Equivalents .......          2,594          18,405         14,862
       Cash Held In Escrow .............         24,207           3,769          3,479
       Mortgage Servicing Receivables ..          9,525            --             --
       Trading Securities ..............        126,475          33,661         33,403
       Mortgages Held For Sale, Net ....         93,290         123,346         17,100
       Mortgages Held For Investment, Net         6,531            --             --
       Equipment And Leasehold
       Improvements, Net ...............          6,058            --             --
       Investment In Discontinued
       Operations, Net .................         84,232          13,008         13,008
       Income Tax Receivable ...........         18,376           1,550          1,361
       Other Assets ....................         27,268          15,599         17,980              --
                                           ------------    ------------    -----------    --------------
       Total Assets ....................        398,556         209,338        101,193              --
                                           ------------    ------------    -----------    --------------
 Liabilities
       Warehouse Financing Facilities ..         77,479         105,969           --
       Accounts Payable And Other
       Liabilities .....................         63,428          23,519         21,751
       Allowance For Loan Losses .......          4,555            --             --
       Liabilities Subject to Compromise            300          47,804         47,746           (47,746)
       Old Senior Notes ................        300,000         300,000        300,000          (300,000)
       Old Subordinated Debentures .....        129,620         129,620        129,620          (129,620)
                                           ------------    ------------    -----------    --------------
       Total Liabilities ...............        575,382         606,913        499,117          (477,366)

 Equity (Deficit)
       Old Cityscape Common Stock ......            476             649            649              (649)
       Old Cityscape Preferred Stock ...              0               0             (0)             --
       Treasury Stock ..................           (175)           (175)          (175)              175
       New Common Stock ................           --              --              128               128
       Additional Paid-In Capital ......        175,477         175,304        175,304           (95,991)
       Retained Earnings (Accumulated
        Deficit) .......................       (352,604)       (573,354)      (573,703)          573,703
                                           ------------    ------------    -----------    --------------
       Total Stockholder's Equity
        (Deficit) ......................       (176,826)       (397,575)      (397,924)          477,366
                                           ------------    ------------    -----------    --------------
       Total Liabilities and Equity
        (Deficit) ......................        398,556         209,338        101,193              --
                                           ------------    ------------    -----------    --------------
                                                                     THE REORGANIZED COMPANY
                                           -------------------------------------------------------------------
                                            PROJECTED
                                           POST-CONFIRM                       DECEMBER 31,
                                              MAY 31,     ----------------------------------------------------
                                               1999         1999       2000       2001       2002       2003
                                           ------------   --------   --------   --------   --------   --------
Assets
       Cash And Cash Equivalents .......         14,862     26,805     50,962     50,072     53,498     59,304
       Cash Held In Escrow .............          3,479      3,479      3,479      3,479      3,479      3,479
       Mortgage Servicing Receivables ..           --         --         --         --         --         --
       Trading Securities ..............         33,403     37,075     43,605     51,524     55,998     58,617
       Mortgages Held For Sale, Net ....         17,100     17,100       --         --         --         --
       Mortgages Held For Investment, Net          --         --         --         --         --         --
       Equipment And Leasehold
       Improvements, Net ...............           --         --         --         --         --         --
       Investment In Discontinued
       Operations, Net .................         13,008     10,000       --         --         --         --
       Income Tax Receivable ...........          1,361      1,361       --         --         --         --
       Other Assets ....................         17,980      1,000      1,000      1,000      1,000      1,000
                                           ------------   --------   --------   --------   --------   --------
       Total Assets ....................        101,193     96,819     99,046    106,075    113,975    122,399
                                           ------------   --------   --------   --------   --------   --------
 Liabilities
       Warehouse Financing Facilities ..           --         --         --         --         --         --
       Accounts Payable And Other
       Liabilities .....................         21,751     14,500     10,000     10,000     10,000     10,000
       Allowance For Loan Losses .......           --         --         --         --         --         --
       Liabilities Subject to Compromise           --         --         --         --         --         --
       Old Senior Notes ................           --         --         --         --         --         --
       Old Subordinated Debentures .....           --         --         --         --         --         --
                                           ------------   --------   --------   --------   --------   --------
       Total Liabilities ...............         21,751     14,500     10,000     10,000     10,000     10,000

 Equity (Deficit)
       Old Cityscape Common Stock ......           --         --         --         --         --         --
       Old Cityscape Preferred Stock ...           --         --         --         --         --
       Treasury Stock ..................           --         --         --         --         --         --
       New Common Stock ................            128        128        128        128        128
       Additional Paid-In Capital ......         79,314     79,314     79,314     79,314     79,314     79,314
       Retained Earnings (Accumulated
        Deficit) .......................           --        2,878      9,604     16,633     24,533     32,957
                                           ------------   --------   --------   --------   --------   --------
       Total Stockholder's Equity
        (Deficit) ......................         79,442     82,319     89,046     96,075    103,975    112,399
                                           ------------   --------   --------   --------   --------   --------
       Total Liabilities and Equity
        (Deficit) ......................        101,193     96,819     99,046    106,075    113,975    122,399
                                           ------------   --------   --------   --------   --------   --------

            CITYSCAPE CORPORATION AND CITYSCAPE FINANCIAL CORPORATION
                 PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (AMOUNTS IN THOUSANDS)

                                                                        THE COMPANY
                                                          -------------------------------------------
                                                                    HISTORICAL              PROJECTED
                                                          ----------------------------    PERIOD FROM
                                                           YEAR ENDED       YEAR ENDED     JANUARY 1
                                                          DECEMBER 31,     DECEMBER 31,     THROUGH
                                                             1997             1998        MAY 31, 1999
                                                          ------------    ------------    ------------
CASH FLOW FROM OPERATING ACTIVITIES
Earnings (Loss) From Continuing Operations ............       (118,505)       (220,750)           (349)
      Adjustments To Reconcile Net (Loss) Earnings From           --              --              --
         Continuing Operations To Net Cash Used In ....           --              --              --
         Continuing Operating Activities:
         Depreciation And Amortization ................          2,846           6,020            --
         Income Taxes Payable .........................        (27,528)         16,738            --
         Gain On Forgiveness Of Debt ..................           --              --          (477,366)
         Net Unrealized Gain On Securities
         Decrease (Increase) In Mortgage Servicing
           Receivables ................................         35,099           4,969            --
         Decrease (Increase) In Trading Securities ....        (23,276)         92,815             258
         Provision For Losses .........................         12,614           8,267            --
         Net Purchases (Sales) Of Securities Under
           Agreements To Resell .......................        154,177            --              --
         (Repayment Of) Proceeds From Securities
           Sold But Not Yet Purchased .................       (152,862)           --              --
         Proceeds From Sale of Mortgages ..............      1,637,387         414,167         106,246
         Mortgage Origination Funds Disbursed .........     (1,655,191)       (460,300)           --
         Accrued Interest Payable on Senior and
         Subordinated Debt ............................          4,484          39,771            --
         Accrued Reorganization Charges ...............          8,521            --              --
      Other, Net ......................................          6,085           2,881         473,636
                                                          ------------    ------------    ------------
Net Cash Provided By (Used In) Continuing Operating
  Activities ..........................................       (124,670)        (86,900)        102,426
Net Cash (Used In) Discontinued Operating Activities ..       (177,260)           --              --
                                                          ------------    ------------    ------------
Net Cash Provided By (Used In) Operating Activities ...       (301,930)        (86,900)        102,426
                                                          ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
      (Purchases) Sales of Equipment ..................         (5,134)           --              --
      Sale From Discontinued Operations, Net ..........           --            71,224            --
      Proceeds From Equipment Sale and Leaseback
        Financing .....................................          1,776            --              --
      Proceeds From Sale of Available-For-Sale
        Securities ....................................         18,289            --              --
      Proceeds From The Sale of Mortgage Loans Held
        For Investment ................................         15,248           2,997            --
                                                          ------------    ------------    ------------
Net Cash Provided By (Used In) Investing Activities ...         30,179          74,221            --
                                                          ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES

      Increase (Decrease) In Warehouse Credit
        Facilities ....................................         (2,749)         28,490        (105,969)
      Proceeds From Notes And Loans Payable ...........         49,000            --              --
      Repayment Of Notes And Loans Payable ............       (161,406)           --              --
      Proceeds From Issuance Of Old Cityscape
        Preferred Stock ...............................         98,250            --              --
      Net Proceeds From Issuance Of Old Cityscape
        Common Stock ..................................            221            --              --
      Purchase of Treasury Stock ......................           (175)           --              --
      Net Proceeds From Issuance Of Old Senior Notes ..        290,759            --              --
                                                          ------------    ------------    ------------
Net Cash Provided By (Used In) Financing Activities ...        273,900          28,490        (105,969)
                                                          ------------    ------------    ------------
Net Increase (Decrease) In Cash And Cash Equivalents ..          2,149          15,811          (3,544)
Cash And Cash Equivalents At The Beginning Of Period ..            445           2,594          18,405
                                                          ------------    ------------    ------------
Cash And Cash Equivalents At The End Of The Period ....          2,594          18,405          14,862
                                                          ------------    ------------    ------------
                                                                                       THE REORGANIZED COMPANY
                                                          --------------------------------------------------------------------
                                                           PROJECTED
                                                          SEVEN MONTHS
                                                            ENDING                             DECEMBER 31,
                                                          DECEMBER 31,    ----------------------------------------------------
                                                             1999            2000          2001          2002          2003
                                                          ------------    ----------    ----------    ----------    ----------
CASH FLOW FROM OPERATING ACTIVITIES
Earnings (Loss) From Continuing Operations ............          2,878         6,727         7,029         7,900         8,424
      Adjustments To Reconcile Net (Loss) Earnings From           --            --            --            --            --
         Continuing Operations To Net Cash Used In ....           --            --            --            --            --
         Continuing Operating Activities:
         Depreciation And Amortization ................           --            --            --            --            --
         Income Taxes Payable .........................           --            --            --            --            --
         Gain On Forgiveness Of Debt ..................           --            --            --            --            --
         Net Unrealized Gain On Securities
         Decrease (Increase) In Mortgage Servicing
           Receivables ................................           --            --            --            --            --
         Decrease (Increase) In Trading Securities ....         (3,672)       (6,530)       (7,919)       (4,474)       (2,619)
         Provision For Losses .........................           --            --            --            --            --
         Net Purchases (Sales) Of Securities Under
           Agreements To Resell .......................           --            --            --            --            --
         (Repayment Of) Proceeds From Securities
           Sold But Not Yet Purchased .................           --            --            --            --            --
         Proceeds From Sale of Mortgages ..............           --          17,100          --            --            --
         Mortgage Origination Funds Disbursed .........           --            --            --            --            --
         Accrued Interest Payable on Senior and
         Subordinated Debt ............................           --            --            --            --            --
         Accrued Reorganization Charges ...............           --            --            --            --
      Other, Net ......................................          9,729        (3,139)         --            --            --
                                                          ------------    ----------    ----------    ----------    ----------
Net Cash Provided By (Used In) Continuing Operating
  Activities ..........................................          8,935        14,158          (890)        3,426         5,805
Net Cash (Used In) Discontinued Operating Activities ..           --            --            --            --            --
                                                          ------------    ----------    ----------    ----------    ----------
Net Cash Provided By (Used In) Operating Activities ...          8,935        14,158          (890)        3,426         5,805
                                                          ------------    ----------    ----------    ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
      (Purchases) Sales of Equipment ..................           --            --            --            --            --
      Sale From Discontinued Operations, Net ..........          3,008        10,000          --            --            --
      Proceeds From Equipment Sale and Leaseback
        Financing .....................................           --            --            --            --            --
      Proceeds From Sale of Available-For-Sale
        Securities ....................................           --            --            --            --            --
      Proceeds From The Sale of Mortgage Loans Held
        For Investment ................................           --            --            --            --            --
                                                          ------------    ----------    ----------    ----------    ----------
Net Cash Provided By (Used In) Investing Activities ...          3,008        10,000          --            --            --
                                                          ------------    ----------    ----------    ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES

      Increase (Decrease) In Warehouse Credit
        Facilities ....................................           --            --            --            --
      Proceeds From Notes And Loans Payable ...........           --            --            --            --
      Repayment Of Notes And Loans Payable ............           --            --            --            --
      Proceeds From Issuance Of Old Cityscape
        Preferred Stock ...............................           --            --            --            --
      Net Proceeds From Issuance Of Old Cityscape
        Common Stock ..................................           --            --            --            --
      Purchase of Treasury Stock ......................           --            --            --            --
      Net Proceeds From Issuance Of Old Senior Notes ..           --            --            --            --            --
                                                          ------------    ----------    ----------    ----------    ----------
Net Cash Provided By (Used In) Financing Activities ...           --            --            --            --            --
                                                          ------------    ----------    ----------    ----------    ----------
Net Increase (Decrease) In Cash And Cash Equivalents ..         11,943        24,158          (890)        3,426         5,805
Cash And Cash Equivalents At The Beginning Of Period ..         14,862        26,805        50,962        50,072        53,498
                                                          ------------    ----------    ----------    ----------    ----------
Cash And Cash Equivalents At The End Of The Period ....         26,805        50,962        50,072        53,498        59,304
                                                          ------------    ----------    ----------    ----------    ----------

         EXHIBIT D TO DEBTORS' FIRST AMENDED JOINT DISCLOSURE STATEMENT
                 PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE


                              Liquidation Analysis

CHAPTER 7 LIQUIDATION ANALYSIS

     The "Best Interest Test" under Section 1129 of the Bankruptcy Code requires that each holder of impaired claims or impaired interests receive property with a value not less than the amount such holder would receive in a Chapter 7 liquidation. As indicated above, Cityscape and CSC believe that under the Plan, Holders of Impaired Claims or Impaired Interests will receive property with a value equal to or in excess of the value such Holders would receive in a liquidation of Cityscape and CSC under Chapter 7 of the Bankruptcy Code. The Chapter 7 Liquidation Analysis set forth herein demonstrates that the Plan satisfies the requirements of the "Best Interest Test."

     To estimate potential returns to Holders of Claims and Interests in a Chapter 7 liquidation, Cityscape and CSC determined, as might a Bankruptcy Court conducting such an analysis, the amount of liquidation proceeds that might be available for distribution and the allocation of such proceeds among the Classes of Claims and Interests based on their relative priority. Cityscape and CSC considered many factors and data, including actual sales and market data from Cityscape's and CSC's most recent sales of whole loans and residual interests, which are their two significant types of assets. Cityscape and CSC have assumed that the liquidation of all assets would be conducted in an orderly manner and, as such, the bids received for Cityscape's and CSC's significant assets would be, at most, materially no different from the bids Cityscape and CSC have received from sales and inquiries in recent months. The liquidation proceeds available to Cityscape and CSC for distribution to Holders of Claims against and Interests in Cityscape and CSC would consist of the net proceeds from the disposition of the assets of Cityscape and CSC, augmented by any other cash held and generated during the assumed holding period stated herein by Cityscape and CSC and after deducting the incremental expenses of operating the business pending disposition.

     In general, as to each entity, liquidation proceeds would be allocated in the following priority: (i) first, to the Claims of secured creditors to the extent of the value of their collateral; (ii) second, to the costs, fees and expenses of the liquidation, as well as other administrative expenses of Cityscape's and CSC's Chapter 7 cases, including tax liabilities; (iii) third, to the unpaid Administrative Claims of the Reorganization Cases; (iv) fourth, to Priority Tax Claims and other Claims entitled to priority in payment under the Bankruptcy Code; (v) fifth, to Unsecured Claims; (vi) sixth, to Holders of Old Cityscape Preferred Stock; and (vii) seventh, to Holders of Old Cityscape Common Stock. Cityscape's and CSC's liquidation costs in a Chapter 7 case would include the compensation of a bankruptcy trustee, as well as compensation of counsel and other professionals retained by such trustee, asset disposition expenses, applicable taxes, litigation costs, Claims arising from the operation of Cityscape and CSC during the pendency of the Chapter 7 cases and all unpaid Administrative Claims incurred by Cityscape and CSC during the Reorganization Cases that are allowed in the Chapter 7 case. The liquidation itself might trigger certain Priority Claims, such as Claims for severance pay, and would likely accelerate or, in the case of taxes, make it likely that the Internal Revenue Service would assert all of its claims as Priority Tax Claims rather than asserting them in due course as is expected to occur under the Reorganization Cases. These Priority Claims would be paid in full out of the net liquidation proceeds, after payment of secured Claims, Chapter 7 costs of administration and other Administrative Claims, and before the balance would be made available to pay Unsecured Claims or to make any distribution in respect of Interests.

     The following Chapter 7 liquidation analysis is provided solely to discuss the effects of a hypothetical Chapter 7 liquidation of Cityscape and CSC and is subject to the assumptions set forth herein. There can be no assurance that such assumptions would be accepted by a Bankruptcy Court. The Chapter 7 liquidation analysis has not been independently audited or verified.

     LIQUIDATION VALUE OF CITYSCAPE AND CSC

     The table below details the computation of Cityscape's and CSC's liquidation value and the estimated distributions to Holders of Impaired Claims and Impaired Interests in a Chapter 7 liquidation of Cityscape and CSC. This analysis is based upon a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of Cityscape and CSC. Accordingly, while the analyses that follow are necessarily presented with numerical specificity, there can be no assurance that the values assumed would be realized if Cityscape and CSC were in fact liquidated, nor can there be any assurance that a Bankruptcy Court would accept this analysis or concur with such assumptions in making its determinations under Section 1129(a) of the Bankruptcy Code. ACTUAL LIQUIDATION PROCEEDS COULD BE MATERIALLY LOWER OR HIGHER THAN THE AMOUNTS SET FORTH BELOW; NO REPRESENTATION OR WARRANTY CAN OR IS BEING MADE WITH RESPECT TO THE ACTUAL PROCEEDS THAT COULD BE RECEIVED IN A CHAPTER 7 LIQUIDATION OF CITYSCAPE AND CSC. THE LIQUIDATION VALUATIONS HAVE BEEN PREPARED SOLELY FOR PURPOSES OF ESTIMATING PROCEEDS AVAILABLE IN A CHAPTER 7 LIQUIDATION OF THE ESTATES AND DO NOT REPRESENT VALUES THAT MAY BE APPROPRIATE FOR ANY OTHER PURPOSE. NOTHING CONTAINED IN THESE VALUATIONS IS INTENDED OR MAY CONSTITUTE A CONCESSION OR ADMISSION OF CITYSCAPE AND CSC FOR ANY OTHER PURPOSE.

     ESTIMATED LIQUIDATION PROCEEDS

     Cityscape and CSC assume that under an orderly Chapter 7 liquidation scenario, zero value would be assigned to the mortgage servicing platform and that the loan servicing operation would cease. As such, Cityscape and CSC assume that the majority of the proceeds from liquidation will result from sales of their interest-only and residual mortgage securities (the "Residuals") as of the commencement of the liquidation. In determining the estimated proceeds from the sale of these, as well as other insignificant assets, Cityscape and CSC performed the following:

          (i) Estimated the value of all assets and related liabilities as of May 31, 1999, based on the most recent balance sheet information and by forecasting the effect of maintaining their current operations and recent performance through May 31, 1999; and

          (ii) Estimated the recovery on each individual class of assets based on current market data without taking into account the impact of Chapter 7 on the potential buyers' pricing strategies.

      NATURE AND TIMING OF THE LIQUIDATION PROCESS

     Under Section 704 of the Bankruptcy Code, a Chapter 7 trustee must, among other duties, collect and convert the property of the debtor's estate to cash and close the estate as expeditiously as is compatible with the best interests of the parties in interest. Solely for the purposes of this liquidation analysis, it is assumed that Cityscape's and CSC's Reorganization Cases would be converted to a Chapter 7 liquidation on May 31, 1999. Cityscape and CSC assumed dispositions of their assets in multiple transactions, rather than as an entirety or a piecemeal liquidation of Cityscape's and CSC's operating assets, during a five-month period ending October 31, 1999.

     ADDITIONAL LIABILITIES AND RESERVES

     Cityscape and CSC believe that there would be certain actual and contingent liabilities and expenses for which provision would be required in a Chapter 7 liquidation before distributions could be made to creditors in addition to the expenses that would be incurred in a Chapter 11 reorganization, including: (a) certain liabilities that are not dischargeable pursuant to the Bankruptcy Code;
(b) Administrative Claims including the fees of a trustee and of counsel and other professionals (including financial advisors and accountants) and other liabilities; and (c) certain administrative costs including the incremental expenses of marketing the assets and performing the procedures necessary to divest the remaining Residuals. Management believes that there is significant uncertainty as to the reliability of Cityscape's and CSC's estimates of the amounts related to the foregoing that have been assumed in the liquidation analysis.

     CONCLUSION

     In summary, Cityscape and CSC believe that a Chapter 7 liquidation of Cityscape and CSC would result in a diminution in the value to be realized by the Holders of Claims and Interests. As set forth in the table below, Cityscape's and CSC's management estimates that the total liquidation proceeds available for distribution, net of Chapter 7 expenses, would aggregate approximately $47.711 million. Cityscape and CSC believe that the Claims against and Interests in the Company other than Claims for Chapter 7 trustees' fees, professionals' fees and related expenses, Claims based upon the Old Senior Notes and Claims of general unsecured creditors would receive no value in a liquidation of Cityscape and CSC under Chapter 7 of the Bankruptcy Code. The Holders of the Old Senior Notes and general unsecured creditors are expected to receive recoveries under the Plan in excess of that shown in a Chapter 7 liquidation. The recovery for Cityscape's and CSC's creditors and equity security holders, in aggregate, would be less than the proposed distribution under the Plan. Consequently, Cityscape and CSC believe that the Plan will provide a substantially greater ultimate return to the Holders of Claims and Interests than would a Chapter 7 liquidation.

     The following table estimates Cityscape's and CSC's assets as of May 31, 1999, and the amount of recovery on each asset.

                              LIQUIDATION ANALYSIS
                          ESTIMATED AS OF MAY 31, 1999
                             (Dollars in thousands)

                                                                   ESTIMATED     ESTIMATED
                                                      BOOK        PERCENTAGE    LIQUIDATION
                                                     BALANCE       RECOVERY       VALUE
                                                   -----------   -----------    -----------
ASSETS AVAILABLE TO CREDITORS

Cash and Cash Equivalents (1) ..................   $    14,862         100.0%   $    14,862
Trading Securities .............................        33,403          50.0%        16,702
Mortgages Held for Sale ........................        17,100          80.0%        13,680
Investment in Discontinued Operations, Net .....        13,008          70.0%         9,106
Income Tax Receivable ..........................         1,361         100.0%         1,361
Other Assets (2) ...............................        17,980           0.0%          --
                                                   -----------   -----------    -----------
Total Assets Available to Creditors ............   $    97,714          57.0%   $    55,711
                                                   ===========   ===========    ===========

     Notes:

      (1) Does not include cash held in escrow. Assumes that cash held in escrow is netted against escrows payable.

      (2) Primarily includes prepaid expenses, prepaid insurance and foreclosure and interest advances in connection with mortgage loan securitizations. The Liquidation Analysis does not reflect the potential impact of a sale of the Debtors' servicer advances (I.E., claims against securitization trusts for reimbursement of advances made to such trusts by the Debtors as servicer) currently under negotiation with third parties. If such a transaction as currently being discussed were to occur, the Debtors would receive cash of approximately $17 to 18 million and record a net gain of approximately $9 to 10 million at the time of closing. Such possible sale would be in connection with a possible consensual resolution of the claims asserted by Harris Trust and Savings Bank, U.S. Bank National Association, Financial Security Assurance Inc. and Financial Guaranty Insurance Company discussed in greater detail in
            Section IV.B of the Disclosure Statement.

                 APPLICATION OF PROCEEDS TO CLAIMS AND INTERESTS
                          ESTIMATED AS OF MAY 31, 1999
                             (Dollars in thousands)

                                                ESTIMATED      PROCEEDS
                                                 AMOUNT      AVAILABLE TO    PERCENTAGE
                                                OF CLAIMS   SATISFY CLAIMS    RECOVERY
                                                ---------   --------------   ----------
TOTAL ESTIMATED LIQUIDATION PROCEEDS
  AVAILABLE FOR DISTRIBUTION ................        --     $       55,711         --

CHAPTER 7 EXPENSES
   Trustee's fees ...........................        --              1,700         --
   Operating costs ..........................        --              4,800         --
   Professional fees ........................        --              1,500         --
                                                ---------   --------------   ----------
Available to pay unsecured creditors ........        --     $       47,711         --
                                                =========   ==============   ==========
UNSECURED CREDITORS

Priority and Chapter 11 Administrative
 Claims (3) .................................      10,000           10,000       100.00%
Old Senior Notes (4) ........................     332,513           37,079        11.15%
General Unsecured Claims(5) .................       8,000              632          7.9%
Old Subordinated Debentures (6) .............     136,659             --            0.0%
INTERESTS
Old Cityscape Preferred Stock ...............        --               --            0.0%
Old Cityscape Common Stock ..................        --               --            0.0%
TOTAL CLAIMS ................................   $ 487,172             --           --
                                                =========   ==============   ==========

Notes:

(3) The Debtors are not currently in a position to determine the amount of chapter 11 Administrative Claims, Priority Tax Claims and other Priority Claims for which they will be liable as of the assumed date of liquidation. However, for the purpose of preparing this analysis, they have assumed that the aggregate amount of such Claims will not exceed $10,000,000.

(4) Includes $300,000,000 of principal on Old Senior Notes and $32,512,500 of accrued interest.

(5) Includes other unsecured claims including, but not limited to, lease rejection claims of approximately $5.8 million (assuming no leases are sold), all of which claims are assumed, for purposes of this analysis only, not to constitute "Senior Indebtedness" under the indenture governing the Old Subordinated Debentures.

(6) Includes $129,620,000 of principal on Old Subordinated Debentures and $7,038,720 of accrued interest.